Exhibit (at)

CONTRACT NO.:	MOPU-0035

CONTRACT TITLE:	INSTALLATION OF AUTOCLAVE
BRICK LINING AND TITANIUM
COMPONENTS

CONTRACTOR:	KOCH AUSTRALIA PTY LTD.
STANDARD TENDER & CONTRACT DOCUMENT
VOLUME 3
Lump Sum / Schedule of Rates Contract
(Major Expansion — Work Packages)

CONTRACT DOCUMENT
CONTENTS

1. INSTRUMENT OF AGREEMENT

2. CONTRACT DOCUMENT

3. OTHER DOCUMENTS FORMING PART OF THE AGREEMENT

FORMAL INSTRUMENT OF AGREEMENT
THIS AGREEMENT made the 27th day of July 2009, between Lihir Gold Limited                      of                      Level 7, Pacific Place, Cnr Champion Parade and Musgrave Streets, Port Moresby, PNG                      (“LGL”) of the one part                      and                      Koch Australia Pty Ltd                      of                      Suite 6, Level 1, 186 – 190 Church Street, Parramatta, NSW, 2124                      (“Contractor”) of the other part
WHEREAS LGL requires the following work should be undertaken:
the Installation of the fourth Autoclave’s Brick lining and Titanium components on Lihir Island

AND has accepted a tender by the Contractor to undertake and completion such work for the total contract price of:
                     Australian Dollars                      and also                      United States Dollars
The parties agree as follows:
1	In this agreement words and expressions shall, unless the context otherwise require, have the same meaning

2	The following documents shall be deemed to form and be read and construed as part of this agreement:
a)	Contract Documents Volumes 3A, 3B, and 3C as issued by LGL, during the tender, and amended in accordance with post tender / Pre-Award meetings and Contractor completed appendices

b)	Minutes of Post-Tender / Pre-Award Meetings including:
Minutes of Meeting 19th February, 2009
Minutes of Meeting 1st April, 2009
Minutes of Meeting 3rd June, 2009
Minutes of Meeting 9th and 10th June, 2009
c)	Contract Schedule dated 20th May, 2009

d)	Contractor’s Tender dated 26th June, 2009

e)	Contractor’s Quality Plans dated 24th February, 2009 (Koch) and 16th June, 2008 (York Forter)

f)	Contractor’s supplied drawing “Q-1270-C REV 1 REVISED”

g)	The Letter of Acceptance, dated 29th June, 2009.
3	In consideration of the agreements on the part of LGL in this agreement the Contractor will undertake and complete the work in conformity in all respects with the provisions of the contract and will perform, fulfil, comply with, submit to and observe all and singular the provisions, conditions, stipulations, and requirements and all matters and things expressed or shown in or reasonable to be inferred from the contract and which are to be performed, fulfilled, complied with, submitted to or observed by or on the part of the Contractor.

4	In consideration of the agreements on the part of the Contractor in this agreement LGL, will make payments to the contractor in accordance with the provisions of this agreement and will perform, fulfil, comply with, submit to and observe all and singular the provisions conditions stipulations and requirements and all matters and things expressed or shown in or reasonably to be inferred from the contract and which are to be performed, fulfilled, complied with, submitted to or observed by, or on the part of LGL.

5	If any party to this agreement consists of one or more persons or one or more corporations or two or more persons or two or more corporations this agreement shall bind such person or persons and such corporation or corporations or such persons or corporations (as the case may be) and their respective executors, administrators, successors and permitted assigns (in the case of the Contractor) and assigns (in the case of LGL) jointly and severally and the person or persons and or corporation or corporations included in the term ‘Contractor’ or the term ‘LGL’ in this agreement shall jointly be entitled to the benefit of this agreement and this agreement shall be read and construed accordingly.

6	This agreement shall take effect according to its tenor notwithstanding any prior agreement in conflict or at variance with it or any correspondence or documents relating to the subject matter of the contract which may have passed between the parties to the agreement prior to its execution.

7	The undersigned authorised representatives of each party have initialled each page of this document and each change appearing on the face thereof.

Initialled by (For and on behalf of the Contractor) and by (For and on behalf of LGL)
IN WITNESS WHEREOF the parties have executed this
Executed by the Contractor by its authorised representative
In the presence of:                                                                                 &n bsp;
Name of Witness:                                                                                 &n bsp;
Address of Witness:                                                                                 &n bsp;
Executed by LGL by its authorised representative:                                                                                 &n bsp;
In the presence of:                                                                                 &n bsp;
Name of Witness:                                                                                 &n bsp;
Address of Witness:                                                                                 &n bsp;

CONTRACT DOCUMENTS

VOLUME 3A

Section 1	General Project Details

Section 2	Conditions of Tendering

Section 3	Appendices to Conditions of Tendering

Section 4	General Conditions of Contract

Section 5	Appendices to General Conditions of Contract

Section 6	Special Conditions of Contract

Section 7	Appendices to Special Conditions of Contract

VOLUME 3B

Section 8	Scope of Work

Section 9	Tender Conditions of Particular Application

Section 10	Appendices to Tender Conditions of Particular Application

Section 11	Special Conditions of Particular Application

Section 12	Appendices to Special Conditions of Particular Application

Section 13	Technical Specifications

Section 14	General Specifications

Section 15	Total Project Program

VOLUME 3C

Contract Drawings

Reference Drawings

Other Reference Information

STANDARD TENDER & CONTRACT DOCUMENTS
VOLUME 3/A
Lump Sum / Schedule of Rates Contract — Major Expansion Work Packages
ISSUE ‘1’ October 2006 Version 3 September 2008

INDEX
VOLUME 3A

Section 1	General Project Details

Section 2	Conditions of Tendering

Section 3	Appendices to Conditions of Tendering

Section 4	General Conditions of Contract

Section 5	Appendices to General Conditions of Contract

Section 6	Special Conditions of Contract

Section 7	Appendices to Special Conditions of Contract

SECTION I — GENERAL PROJECT DETAILS
INDEX

1.1	Introduction
1.2	Description of the Total Project and Site
1.3	Access
1.4	Climate
1.5	Open Site Policy
1.6	Site Facilities
1.7	Total Project Program
1.8	Total Project Data

Section 1 General Project Details (Sample Only)
1.1	INTRODUCTION

1.1.1	Lihir Gold Limited (ARBN 069 803 998), a company incorporated in Papua New Guinea, of Level 7, Pacific Place, Port Moresby, Papua New Guinea (hereinafter referred to as “LGL”) is the owner and operator of the Lihir Mine located on Lihir Island (hereinafter referred to as the “Mine”) and is carrying out expansion work, generally described as the Million Ounce Project (hereinafter referred to as the “Total Project”).

1.1.2	To manage the Total Project, LGL will be entering into a number of Contracts (“Work Packages”), with various contractors, to carry out sections of the Total Project in individual Work Packages. It is essential for the successful completion of the Total Project that all Contractors work together with LGL as a team, and contribute positively to the resolution of problems and to the completion of the Total Project on time and on budget.

1.1.3	The conditions and procedures by which the Contracts will be managed are based on the following general principles:
a.	The Contractors awarded Work Packages shall be experienced and proficient in the specific Work Package field and shall therefore be conversant with the day-to-day problems encountered on a project of this size, and shall have made adequate allowance in their Tender Price to overcome such problems by efficient management, supervision, and co-ordination. Accordingly, only major issues will require resolution/ direction at the project management level.

b.	During the course of performing the Work, it is unlikely that idyllic work conditions will exist. The interface between related contracts, and ongoing mining operations, necessary changes to the Work, material deliveries, the terrain, and the prevailing weather conditions will all contribute to varying the programmed flow of work. The Contractor’s Tender shall recognize this and shall include the necessary flexibility, including alterations of resource levels and workforce relocations to optimize productivity and progress, in the Tender Price.

c.	This Work Package is an integral part of the Total Project. Therefore, it is essential that the Contract be completed in accordance with the Contract Schedule to ensure that the Total Project is completed in accordance with the Total Project Program. Accordingly, time is of the essence of this Contract.

d.	In order to ensure the resolution of issues as they occur, and to afford LGLLGL the opportunity to investigate alternative options, all matters involving extra payment will be subject to strict notification requirements which will be rigidly enforced as LGLLGL should not be required to pay for anything it has not had the opportunity to approve, avoid, or minimise.
1.2	DESCRIPTION OF THE TOTAL PROJECT AND SITE

1.2.1	To assist the Contractor in becoming familiar with the Total Project, this section contains a brief description of the Total Project and other general information. Some aspects of this information may change, or be inaccurate, therefore no reliance should be placed upon it. It is simply offered by way of general introduction.

1.2.2	The Mine is located on Lihir Island within the Lihir Island Group. The Lihir Island Group consists of four islands, of which Niolam Island (commonly known as Lihir Island) is the largest. Lihir Island is located at longitude 152°38’ E, latitude 3°07’ S, and approximately 700 kilometres North-East of the PNG capital of Port Moresby. The Mine is located approximately 50 metres above sea level. The temperature at the Mine ranges from +19°C to +35°C and the average precipitation is 4,800 millimetres per year.

3A Issue 1 October 2006 version 3	Section 1 Page No 1

Section 1 General Project Details (Sample Only)

Lihir Group Location map.

Niolam (Lihir) Island map.
1.2.3	Lihir Island is a volcanic sea mountain which rises steeply from sea level to about 600 metres above sea level. It is roughly 22 kilometres long from North to South, and 14.5 kilometres from East to West at its widest points. The Luise Caldera, in which all of the known ore deposits on Lihir Island are located, is on the east coast of the island, and both the Mine and Processing Plants are located there. An aircraft landing strip is located on the northern tip of the island, about 9.5 kilometres from the Mine.

1.3	ACCESS

1.3.1	Lihir Island is serviced daily by Air Niugini from Port Moresby.

1.3.2	LGL’s freight arrives at Putput harbour, adjacent to the process plant, on regularly scheduled shipping services from either Brisbane, Port Moresby or Lae. General freight for Lihir Island arrives at a small harbour located at the township of Londolovit.

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Section 1 General Project Details (Sample Only)
1.4	CLIMATE

1.4.1	Lihir Island experiences a high level of rainfall, averaging about 3,700 millimetres per year, and has an annual mean relative humidity of about 80%. The temperature generally varies between 20°C and 30°C (68°F and 86°F) with a recorded maximum of 34.7°C (94.5°F) and a recorded minimum of 19.3°C (66.7°F). Lihir Island is north of the area most affected by cyclones, which occur mainly in a belt from latitudes 10°S to 20°S. Natural vegetation on the island is mostly rain forest.

1.5	OPEN SITE POLICY

1.5.1	The construction of the Total Project will be carried out under an open site policy.

1.5.2	Workers who are represented by different trade unions and workers who are not represented by any trade union may be working along side each other or supplying, delivering, and/or removing materials to and from the site at the same time.

1.6	SITE FACILITIES

1.6.1	LGL may establish some facilities that can be utilised by Contractors on site, subject to the conditions nominated. The provision of all other services necessary for the execution of Work will be the responsibility of the Contractor. Refer to Section 6 “Special Conditions of Contract” for further details. Refer to Volume 3C for site service drawings.

1.7	TOTAL PROJECT PROGRAM

1.7.1	The Work described in this document is part of the Total Project. Completion of the Work described herein in accordance with the Contract Schedule is essential to the completion of the Total Project in accordance with the Total Project program.

1.7.2	LGL may identify to the Contractor certain milestone dates for the Work that are to be incorporated into the Contract Schedule (Refer to Section 9)

1.7.3	The Contractor’s attention is drawn to Clauses 2.5.4 (j), 2.11 and 4.2.4, with respect to the preparation of Tender and Contract Schedules.

1.8	TOTAL PROJECT DATA

1.8.1	The following information lists data relevant to the Total Project and which is referred to and referenced in the Contract.
a.	The Total Project will by managed by the owner and operator of Lihir Mine (or its appointed delegate):
Lihir Gold Limited.
Level 7, Pacific Place
Port Moresby,
Papua New Guinea
Mailing Address:
Lihir Gold Limited
Level 7, Pacific Place
Port Moresby,
Papua New Guinea

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Section 1 General Project Details (Sample Only)
Tel No. +675 321 7711
Fax No. +675 321 4705
b.	Construction of Contract:

Clause 4.5.1 This Agreement shall be construed and governed in accordance with the laws of Queensland, Australia.

c.	Currency:

Clause 2.4.1 The Contract currency shall be in Australian Dollars.

d.	Place for Payments:

Clause 4.2.6.9 Payments shall be made at Brisbane, Queensland, Australia.

e.	Units of Measurements:

Clause 4.5.1.3 The units of measurement are metric (SI).

3A Issue 1 October 2006 version 3	Section 1 Page No 4

SECTION 2 — CONDITIONS OF TENDERING
INDEX

2.1	Acceptance of Conditions of Tendering
2.2	Tender Documents
2.3	Tenderer to Inform Itself
2.4	Tender Price
2.5	Submission of Tender
2.6	Lodgement of Tender
2.7	Tender Validity Period
2.8	Informal Tenders
2.9	Additional Information
2.10	Post Tender Pre-award Meeting
2.11	Detailed Construction Schedule
2.12	Complementary Documents
2.13	Acceptance of Tender
2.14	Return of Tender Documents

Section 2 — Conditions of Tendering
2.1	ACCEPTANCE OF CONDITIONS OF TENDERING

2.1.1	The Tenderer, by submission of its Tender, unconditionally agrees, in consideration of LGL evaluating and considering its Tender, to be bound by the Conditions of Tendering set out herein.

2.2	TENDER DOCUMENTS

2.2.1	The Tender Documents shall be the entire contents of Volumes 3A, 3B and 3C hereof, and any schedules, addenda or other documents issued by LGL for the purpose of tendering.

2.3	TENDERER TO INFORM ITSELF

2.3.1	The Tenderer understands and acknowledges that it has, and in any event, that it is reasonable to deem that it has:
a.	examined carefully and acquired actual knowledge of the Tender Documents and any other information made available in writing by LGL to the Tenderer for the purpose of tendering;

b.	inspected the Site and its surroundings and as a result of careful examination, has satisfied itself as to any and all restrictions resulting from carrying out the Work on an operating mine site, the nature, extent and location of the Work, the formation and geology of the ground, the character, quality and quantity of the surface or sub-surface materials and structures to be encountered, the character of equipment and facilities needed preliminary to and during the prosecution of the Work, the availability of labour, water, power, communications, roads and means of transportation, disposal, handling and storage of materials, the general local conditions, including weather conditions, and all other matters or things which may affect the execution of the Work;

c.	examined all information and made all necessary inquiries relevant to the risks, contingencies and other circumstances having an effect or which could have an effect on its Tender, including making inquiries regarding all geotechnical information produced for exploration and/or mine development, and satisfied itself that it has examined sufficient information for the purpose of preparing its Tender;

d.	satisfied itself as to the correctness and sufficiency of its Tender and that its Tender Price covers the cost of complying with all the obligations of the Contract and of all matters and things necessary for the due and proper performance and completion of the Work described in the Tender Documents including any risks and contingent liabilities related thereto.
2.3.2	LGL will not bear the cost of any errors, misunderstandings or deficiencies of the Tenderer. Therefore, no claims will be accepted based on the assertion of the Tenderer that it was not aware of the provisions or conditions covered by the Tender Documents or had otherwise omitted to make some provision in its Tender Price.

2.3.3	Should any Tenderer find any discrepancies, inconsistencies, errors or omissions in the Tender Documents or should it be in doubt as to their meaning, it shall at once notify LGL in writing and LGL will explain or amend the Tender Documents. No explanation or amendment to the Tender Documents will be recognised, unless in the form of a written notice of explanation or addendum issued by LGL in the form set out in Tender Form Appendix 3/A or 3/B, respectively.

2.3.4	Verbal advice or information given or obtained in respect of this Tender shall not constitute a warranty or a statement to the Tenderer on which the Tenderer may rely and shall not be binding on LGL. LGL shall be bound only by written advice or written information furnished by LGL to the Tenderer.

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Section 2 — Conditions of Tendering
2.4	TENDER PRICE

2.4.1	The Tender Price submitted in accordance with these Conditions of Tendering shall be expressed in the currency stated in Clause 1.8 (Total Project Data).

2.4.2	The Tender Price shall be fixed in wage rates or allowances, material costs, transportation costs, primage, fees, taxes and all other costs or expenses of whatsoever kind, whether or not of the forgoing nature unless specifically provided for in Section 9. Where unit rates are tendered, a complete detailed breakdown showing all components that make up each rate shall be provided.

2.4.3	The Tender Price shall be expressed as either:
a.	a total lump sum, or

b.	a schedule of all-inclusive Tender Rates, extended by the provisional unit quantities to give an Estimated Total Cost, as nominated in Volume 3B, Section 9, Tender Conditions of Particular Application.

2.4.4	For Lump Sum contracts, the Tenderer shall provide a breakdown of its Tender Price in accordance with the items listed in Tender Form Appendix 10/A. Each item must be priced and the quantity, material and erection components for each item provided. No items shall be “included” or merged in other items. Tender Form Appendix 10/A is required for budget control and the assessment of Progress Claims, and therefore must accurately reflect the Tenderers estimate. If LGL considers that the Tenderer has ‘loaded’ Tender Form Appendix 10/A to artificially increase the value of the earliest items of Work to be executed, it may amend Tender Form Appendix 10/A as it thinks appropriate and such amended Tender Form Appendix 10/A shall be used for the assessment of Progress Claims. Any such amendment shall not be subject to dispute by the Tenderer / Contractor. The Tenderer shall add to Tender Form Appendix 10/A any additional item for which it requires payment and shall ensure the total of Tender Form Appendix 10/A equals the Tender Price.

2.4.5	For Unit Rate contracts, the Tenderer shall submit Tender Rates as required by Tender Form Appendix 10/A, which shall be used to pay the Contractor for the actual Work done. The Tender Rates shall be either Unit Rates covering the entire cost of performing identifiable units of Work (such as cubic meters of excavation) or shall be all-inclusive Hourly Hire Rates for personnel and equipment where units of Work cannot be readily identified, or may be a combination of both, depending upon the nature of Work required. Tender Form Appendix 10/A may, where appropriate, also include some items for which a Lump Sum is required. The Tenderer shall extend each Tender Rate in the Tender Form Appendix 10/A by the number of units estimated to be required to execute the provisional Scope of Work, if any, set out in the Tender Documents, and shall add to Tender Form Appendix 10/A any additional Tender Rate or Lump Sum item for which it will require payment. The extended Tender Rates, additional Tender Rates and Lump Sums shall then be totalled to give an Estimated Tender Price. The Estimated Tender Price will only be used for LGL budget purposes and to monitor the performance of the Tenderer if it is awarded the Contract. It shall not be taken to imply a guaranteed scope of work, a minimum or maximum price, or any other such thing of whatsoever nature. The extent of work to be performed will be solely determined by LGL during the course of the Contract.

2.4.6	Where plant and equipment Hourly Hire Rates are tendered on Tender Form Appendix 10/A, the rates shall exclude plant operators and shall only apply to the period which such plant and equipment actually executes work or is necessarily retained at the location of a specific item of work to perform periodic tasks necessary for the execution of the Work (Stand By). Labour Hourly Hire Rates tendered on Tender Form Appendix 10/A including plant operators, shall apply to the full hours, days or weeks that such labour is engaged in performing Work at the direction of LGL excluding public holidays,

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Section 2 — Conditions of Tendering
rostered leave periods and any non-working periods due to such things as sick leave, absenteeism or strikes.

2.5	SUBMISSION OF TENDER

2.5.1	The Tender shall be submitted on the form of Tender set out in Tender Form Appendix 3/C.

2.5.2	If the Tenderer is a natural person, the Tenderer shall sign the Tender, clearly indicating his/her full name together with his/her signature. If the Tenderer is a corporation or company, it shall affix its common seal, in the manner prescribed by its articles, by-laws or other constituting documents, or shall otherwise have the Tender formally executed.

2.5.3	Where the Tenderer is a corporation that is directly or indirectly a subsidiary of another corporation or is a corporation that is directly of indirectly related to another corporation, the Tenderer shall submit details of the relationship between the respective corporations on Tender Form Appendix 3/D. If the Tenderer’s Tender is accepted, the Tenderer shall, if requested in writing by LGL, lodge a document of guarantee, undertaking and substitution for the performance of the obligations and the discharge of the liabilities of the Contractor under the Contract in the form set out in Tender Form Appendix 3/E, duly executed by the corporation(s) nominated in the request in writing from LGL. For the purpose of this Clause:
a.	A Tenderer is a “subsidiary” of another corporation, where that corporation, directly or indirectly, owns more than 50% of the equity of the Tenderer; and

b.	A Tenderer is “related” to another corporation where the Tenderer, directly or indirectly, controls, is controlled by, or is under common control with, such other corporation, and for that purpose, “control” means control in fact.
2.5.4	The Tenderer, in addition, as part of its Tender, shall submit the Tender Forms and other’ information as set out hereunder:

Tenders shall not be accepted which do not include all of these Tender Forms or which contain Tender Forms which have not been properly completed and any such Tender may be excluded from the Tender evaluation process.

In the event that any Tenderer reproduces any of the Tender Forms for the purpose of submitting its Tender, such forms shall be deemed to be identical in every respect to the Tender Forms issued in the Tender Documents and no variation or omission on any such reproduced form shall effect or alter the terms, conditions or obligations of the Contract unless listed and priced on Tender Form Appendix 3/F.
a.	Departure from Tender Documents — Tender Form Appendix 3/F

A Tenderer must submit its Tender strictly in accordance with the Tender Documents, however, should the Tenderer, in addition to its conforming Tender, wish to submit alternative offers based on departures from the Tender Documents, it shall list the offered departures and the resultant variation to the conforming Tender Price for each departure. If the Tenderer has no departures from the Tender Documents, then it shall insert on Tender Form Appendix 3/F “no departures” and shall duly sign Tender Form Appendix 3/F in acknowledgment that its Tender strictly complies with the requirements of the Tender Documents. For design and construct Tenders, the submission and acceptance of design drawings shall not constitute acceptance or agreement to any departures from the requirements of the Tender Documents unless such departures are specifically listed in Tender Form Appendix 3/F and accepted by LGL.

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Section 2 — Conditions of Tendering
b.	Key Personnel — Tender Form Appendix 3/G

The Tenderer shall list the on-Site and head office management and supervision personnel to be engaged on the Work (Key Personnel) and shall attach thereto, the curriculum vitae thereof, which shall include the projects upon which they are currently engaged or, if not currently engaged, the projects upon which they were last engaged. The Tenderer shall also nominate on this Tender Form the position of persons on Site who will be authorised to act in all respects for and on behalf of the Tenderer / Contractor. At least one full-time position on Site must be nominated.

c.	List of Current Projects — Tender Form Appendix 3/H

The Tenderer shall list the ten largest projects currently being undertaken by the Tenderer. If the Tenderer has less than 10 current projects, the balance shall be made up of the most current completed projects. By submission of its Tender, the Tenderer unconditionally authorizes LGL to make whatever inquiries it wishes in relation to the Tenderer’s performance on these projects, and the accuracy of the information provided.

d.	Wages, Allowances and Employment Conditions — Tender Form Appendix 3/I

Notwithstanding that the Tender is a fixed price Tender, the Tenderer shall list the wages, allowances and employment conditions of the on-Site management, supervision and labour force to be engaged on the Work. This information shall be treated as confidential and shall not form part of the Contract.

e.	Tenderer’s Plant and Equipment — Tender Form Appendix 3/J

The Tenderer shall list the plant and equipment to be committed to the Contract on Tender Form Appendix 3/J, Sheet 1 of 2, and shall provide an Equipment Inspection Report for each item of plant and equipment, on Sheet 2 of 2. If awarded the Contract, the listed plant and equipment or plant and equipment of equal or better standard must be supplied.

f.	Work to be Subcontracted — Tender Form Appendix 3/K

The Tenderer shall list all sections of the Work to be executed by Subcontractors to the Tenderer. Approval to Subcontract any section of the Work will not be given unless nominated herein. Subject to the provisions of Clause 4.2.11 of the General Conditions of Contract, the Tenderer shall list, if known, the names of proposed Subcontractors.

Acceptance of a Tender shall not constitute acceptance of any Subcontractors listed on this Tender Form.

Tenderers intending to utilize Subcontractors for sections of the Work at an early stage of the Contract, should include requests for approval of these Subcontractors with all appropriate documentation (as required by Clause 4.2.11.2) with their Tender.

g.	Cash Flow Program — Tender Form Appendix 3/L

The Tenderer shall submit a detailed cumulative cash flow program, as per Tender Form Appendix 3/L. The total progress payments shall not exceed this cash flow program, adjusted for any variations in the Scope of Work.

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Section 2 — Conditions of Tendering
h.	Components of Tender Price — Tender Form Appendix 10/A (Volume 3B, Section 10)

For Lump Sum Tenders, the Tender Price (as shown on Tender Form Appendix 3/C) shall be broken into its constituent parts on Tender Form Appendix 10/A. (Refer to Clause 2.4.4).

For Unit Rate Tenders, the Tender Rates, additional Tender Rates or Lump Sum items shall be set out on Tender Form Appendix 10/A. and totalled to give an Estimated Total Cost (Refer to Clause 2.4.5)

i.	Schedule of Tender Rates for Variations & Dayworks — Tender Form Appendix 10/B, Sheets 1, 2 & 3. (Volume 3B, Section 10)

On Sheet 1, Tenderers shall submit all-inclusive Tender Rates for executing the units of Work.

On Sheet 2, Tenderers shall submit all-inclusive Hourly Hire Rates for labour, including plant operators. These Tender Rates shall include for all tools of trade and consumables.

On Sheet 3, Tenderers shall submit all-inclusive Hourly, Daily, weekly and monthly Hire Rates for Constructional Plant (excluding any operators cost). These Tender Rates shall include provision for all fuels, lubricants and consumables.

A detailed breakdown of each Tender Rate shall be attached showing clearly the derivation of each Tender Rate.

The above Tender Rates shall be applied to determine the value of Variations (additions and deductions) to the Contract and for valuing Dayworks. For Variations, the tendered Unit Rates shall take precedence over the tendered Hire Rates.

j.	Tender Schedule — Tender Form Appendix 10/C (Volume 3B, Section 10)

The Tenderer shall submit a Tender Schedule in bar chart form, similar to Tender Form Appendix 10/C, to show commencement and completion dates of all major activities of the Work, including the completion and milestone dates, if any, set out in section 9 (Tender Conditions of Particular Application). The Tenderer shall include in its Tender provision for loss of working time due to inclement weather. No variation to either the Contract Sum or the Contract Schedule will be allowed for inclement weather. The Tender Schedule shall assume award of the Contract seven (7) days after the closing date of Tenders. The purpose of the Tender Schedule is to demonstrate the Tenderer’s ability to properly program the Work and for LGL’s assistance in the evaluation of Tenders. The Tender Schedule shall not, however, form part of the Contract as a detailed Contract Schedule will be agreed upon in the post-tender pre-award period.

k.	Projected Construction Weekly Manpower — Tender Form Appendix 10/D (Volume 3B, Section 10)

The Tenderer shall show its projected weekly manpower requirements on Tender Form Appendix 10/D and shall note therein its preferred roster and leave periods. Acceptance of a Tender shall not constitute acceptance by LGL that the projected manpower is sufficient. It shall be the Contractor’s responsibility to provide whatever manpower is necessary to meet the requirements of the Contract.

Volume 3A Issue 1 October 2006 version 3	Section 2 Page No 5

Section 2 — Conditions of Tendering
l.	Quality Control Procedures

The Tenderer shall submit details of its quality management and quality control systems that it intends to implement on the Work. Such systems shall be subject to the approval of LGL and consistent with the complexity of Work.

m.	Safety and Environment

The Tenderer shall include in its Tender:
a.	Statements of its safety and environmental management policy, including any incentive/recognition programs;

b.	Details of its proposed program and resources to manage safety and environmental matters on Site;

c.	Statements of the safety and environmental protection practices employed as standard operating procedures; and

d.	Statements of safety and environmental protection record (including statistics for the past three (3) years) and expertise to carry out the Work safely and with due regard to protecting the environment. Any safety or environmental violations, charges, proceedings or orders issued against the Tenderer, any affiliate of the Tenderer, any Subcontractor or any of their respective directors, officers, employees, agents or consultants who will be engaged in the Work, shall be fully disclosed to LGL in these statements.
Safety and environmental record and practices are considered as factors in selecting contractors.

n.	Other Requirements

The Tenderer shall submit as part of its Tender, all other information (if any) as required by Volumes 3A, 3B and 3C of the Tender Documents.

The Tenderer shall submit with its Tender, a copy of the last audited Balance Sheet of the Tenderer and notes thereof. If this Balance Sheet is more than 7 months old, the Tenderer shall also submit an updated Balance Sheet authenticated by a consistent criteria review indicating if there have been variations thereof, made by the same auditor certifying the former Balance Sheet.
2.6	LODGMENT OF TENDER

2.6.1	Tenders shall be submitted in duplicate and enclosed in a sealed envelope marked with the description and number of the Work Package. The Tender shall be lodged in the Tender Box at, or sent by prepaid post and delivered to, the place named in the Invitation to tender, by the date and time for closing of Tenders nominated therein.

2.6.2	If advised in writing by LGL, tenders may be submitted via email to the specific Tender Email Address provided by LGL for the purpose of the tender. Upon sending of a Tender via email, the Tenderer shall contact the person nominated in section 9 for “INQUIRIES DURING TENDER PERIOD” via telephone and advise that the Tender has been sent.

2.7	TENDER VALIDITY PERIOD

The Tender shall remain valid for a period of sixty (60) calendar days from the expiration of the date of closing of Tenders.

Volume 3A Issue 1 October 2006 version 3	Section 2 Page No 6

Section 2 — Conditions of Tendering
2.8	INFORMAL TENDERS

2.8.1	Any Tender which does not comply with the requirements of or which contains provisions not required or allowed by the Tender Documents shall be considered an informal Tender and may be rejected.

2.8.2	Unless a departure or other commercial exception is accepted in writing by LGL (either through correspondence or at a post-tender briefing), it will have no affect under the contract and will not bind LGL despite being incorporated into the contract under the formal instrument of agreement.

2.9	ADDITIONAL INFORMATION

2.9.1	Notwithstanding any other requirements of the Tender Documents, LGL may require a Tenderer to submit additional information before any Tender is accepted. Should the Tenderer fail to submit any of the information required by the date and time stipulated by LGL, the Tender shall be considered an informal Tender and may be rejected.

2.10	POST TENDER PRE-AWARD MEETING

2.10.1	Following submission of Tenders, a Tenderer may be required to attend a post tender pre-award meeting at a place and time notified in writing by LGL. In addition to any other personnel the Tenderer may wish to be present, such meeting shall be attended by:
a.	A person with the authority to contractually bind the Tenderer;

b.	The principal person(s) who prepared the Tender;

c.	The person(s) who visited the Site; and

d.	The nominated Key Personnel.
A draft agenda for the post tender pre-award meeting is set out in Appendix 3/M.

2.11	DETAILED CONSTRUCTION SCHEDULE

2.11.1	Tenderers required to attend a post tender pre-award meeting shall prepare for presentation at the meeting, a detailed construction schedule, in critical path / precedence form, listing all activities, dependencies, resources and durations. The construction schedule shall take into account the necessary preliminary and concurrent work of others, the requirement for co-ordination of the Work with the work of others and the operation of the mine, the requirement to allow for loss of working time due to inclement weather, and for delays other than those caused by acts, omissions or defaults of LGL. The construction schedule shall also show the completion and milestone dates (Key Dates), if any, set out in section 9 (Tender Conditions of Particular Application).

2.11.2	If the Contract involves any LGL-supplied material or equipment, this shall be clearly shown on the construction schedule. The Tenderer shall confirm all delivery dates with LGL at the post tender pre-award meeting.

2.11.3	When approved, the construction schedule shall form part of the Contract and shall be considered the “Contract Schedule”.

2.11.4	Approval of the construction schedule shall not constitute acceptance by LGL that any activities, resources, durations or allowances are sufficient but shall establish the time performance obligations of the Contractor irrespective of the means necessary to achieve progress in accordance with the Contract Schedule.

2.12	COMPLEMENTARY DOCUMENTS

Volume 3A Issue 1 October 2006 version 3	Section 2 Page No 7

Section 2 — Conditions of Tendering
2.12.1	The Tender Documents are complementary and each shall be read in conjunction with one another to explain each other and subject to any clauses providing for order of precedence in case of inconsistencies, with the intention of making the whole package of Tender Documents consistent.

2.13	ACCEPTANCE OF TENDER

2.13.1	LGL shall not be bound to accept the lowest or any Tender.

2.13.2	A Tender shall not be deemed to have been accepted unless and until notice in writing of such acceptance is issued by LGL to the Tenderer in a form similar to that set out in Appendix 3/N or through the execution of a Formal Instrument of Agreement.

2.13.3	Tenders will not be opened in public or made public.

2.14	RETURN OF TENDER DOCUMENTS

2.14.1	All unsuccessful Tenderers shall return to LGL the Tender Documents issued to them.

Volume 3A Issue 1 October 2006 version 3	Section 2 Page No 8

SECTION 3
APPENDICES TO CONDITIONS OF TENDERING

3/A	Form of Notice of Explanation
3/B	Form of Addendum
3/C	Tender Form
3/D	Inter-Relationship of Corporations
3/E	Deed of Guarantee, Undertaking and Substitution
3/F	Departures from Tender Documents
3/G	Key Personnel
3/H	List of Current Projects
3/I	Wages, Allowances & Employment Conditions
3/J	Tenderer’s Plant and Equipment (2 sheets)
3/K	Work to be Subcontracted
3/L	Cash Flow Program
3/M	Agenda for Post Tender, Pre-award meeting (2 sheets)
3/N	Form of Letter of Acceptance

APPENDIX 3/A

To all Tenderers	Work Package	MOPU-0035
Koch Australia Pty Ltd, Koch Knight Division	Notice No	X
###-##-####A4	Date	12-June-2009

Tender For	Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island
Please be advised that the questions listed hereunder have been raised and such questions are hereby answered by the explanations listed. This notice shall be read in conjunction with and form part of the Tender Documents and shall be taken into consideration by all Tenderers in preparing their Tenders.
Question:
Explanation:
Question:
Explanation:
Question:
Explanation:
Question:
Explanation:
all questions discussed at 19 February preaward meeting and subsequent MOPU Terms and Conditions Negotiation Table meetings. See applicable meeting notes issued.
Special Terms and Conditions will be issued to document the agreement.

Signed	Engineering Manager
Please sign in acknowledgement of receipt and immediately send to LGL.
Name of Tendererer Koch Australia Pty Ltd, Koch Knight Division

Signed	(Tenderer)	Date 12-June-2009
BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA

APPENDIX 3/B

To all Tenderers	Work Package	MOPU-0035
Koch Australia Pty Ltd, Koch Knight Division	Addendum No	X
###-##-####A4	Date	12-Jun-2009

Tender For	Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island
Please be advised that the Tender Documents are hereby amended as detailed hereunder. This Addendum shall be read in conjunction with and form part of the Tender Documents and shall be taken into consideration by all Tenderers in preparing their Tenders.
Amendments:
all questions discussed at 19 February preaward meeting and subsequent MOPU Terms and Conditions Negotiation Table meetings. See applicable meeting notes issued. Special Terms and Conditions will be issued to document the agreement.

Signed	Engineering Manager
Please sign in acknowledgement of receipt and immediately and send to LGL.
Name of Tendererer Koch Australia Pty Ltd, Koch Knight Division
BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA

Signed	Date 12-Jun-09
MANAGING DIRECTOR, KOCH AUSTRALIA

APPENDIX 3/C

To all Tenderers	Work Package	MOPU-0035
Koch Australia Pty Ltd, Koch Knight Division	Addemdum No	X
###-##-####A4	Date	12-Jun-09

Tender For	Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island
I / We, the above referenced Tenderer do hereby tender to provide the materials and perform the Work required in accordance with the Tender Documents and the referenced Koch Australia proposal for the sum of:

	USD	AUD
York subcontract
Knignit services	$
(State amount in words and figures. The amount must include any provisional sums set out in Tender Form Appendix 10/A.)
Dated this 12TH Day of JUNE 2009

Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA

Signature of Witness:

Name of Witness:	BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA

Address of Witness:

Tenderer’s address for service of notices:	KOCH AUSTRALIA, PO BOX 1451, PARRAMATTA NSW 2124 AUS

Facsimile	Telephone

Email address

Tenderer’s Bank (Name)	Branch
If a Firm, the names and addresses of the individual members are:

1

2

3

4

APPENDIX 3/D

To all Tenderers	Work Package	MOPU-0035
Koch Australia Pty Ltd, Koch Knight Division	Addendum No	X
###-##-####A4	Date	12-Jun-09

Tender For	Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island

Affiliated Corporations	Form Of Relationship	Shares Held
KOCH CHEMICAL TECHNOLOGY GROUP	OWNS KOCH AUSTRALIA PTY LTD AND KOCH KNIGHT LLC	100%

BEROA GROUP	OWNS YORK FORTER AUSTRALASIA PTY LTD	100%
I/We the undersigned hereby declare that the above listed information is a full and accurate disclosure of the relationship between the Tenderer and other affiliated Corporations.

Dated this 12TH Day of JUNE 2009

Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA

Signature of Witness:

Name of Witness:	BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA

Address of Witness:

APPENDIX 3/E

To all Tenderers	Work Package	MOPU-0035
Koch Australia Pty Ltd, Koch Knight Division	Addendum No	X
###-##-####A4	Date	12-Jun-09

Tender For	Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island
Please note that this Guarantee is not required to be submitted as part of the Tender, but is to be submitted only if requested by LGL. This sheet included only to complete the attachment
In consideration of LGL awarding and entering into the above Contract, I / We the above referenced Guarantor hereby unconditionally guarantees that the above referenced Contractor will well and faithfully perform all its obligations and meet all of its liabilities under the above referenced Contract or in relation thereto.
In the event that the said Contractor fails to perform any of its obligations to the satisfaction of LGL or fails to meet any of its liabilities, and upon receipt of written notice thereof from LGL, I / We hereby undertake to perform such obligations and / or meet such liabilities in substitution of the said Contractor. This undertaking shall survive the bankruptcy, insolvency, winding-up, or other termination of the corporate existence of the Contractor, and shall not be released or limited by any amendment or variation to the Contract, but shall extend to all of the obligations of the Contractor to LGL from time to time.
Dated this _____ Day ______ of 200 ____

Signature and Seal of Guarantor

Signature of Witness:

Name of Witness:	BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA

Address of Witness:

Guarantor’s address for service of notices:

Facsimile	Telephone

Email address
Please note that this Guarantee is not required to be submitted as part of the Tender, but is to be submitted only if requested by LGL. This sheet included only to complete the attachment

APPENDIX 3/F

To all Tenderers	Work Package	MOPU-0035
Koch Australia Pty Ltd, Koch Knight Division	Addendum No	X
###-##-####A4	Date	12-Jun-09

Tender For	Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island
In addition to the conforming Tender submitted, the Tenderer offers the following variations to the Tender Price or Tender Rates for departures from the Tender Documents as listed hereunder. (If no departures are offered then insert “No Departures”.)

Item	Departure	Variation to Tender Price/Rate
		Addition	Deduction

PLEASE REFER TO THE NOTED KOCH AUSTRALIA OFFER LETTER
FOR DETAILS OF OUR PROPOSAL. THE FORTHCOMING SPECIAL CONDITIONS
SECTION 11, DEVELOPED FROM THE TERMS AND CONDITIONS NEGOTIATING TABLES
PREPARED OVER SEVERAL MEETINGS, WILL NOTE ALL VARIATIONS FROM THE
TENDER DOCUMENTS AS ISSUED.
Dated this 12TH Day of JUNE 2009

Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA

Signature of Witness:

Name of Witness:

BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA

Address of Witness:

APPENDIX 3/G

To all Tenderers	Work Package	MOPU-0035
Koch Knight Division, Koch Australia Pty Ltd	Notice No	X
###-##-####A4	Date	12-June-2009

Tender For	Autoclave Internal Equipment Installation
In the event of acceptance of our Tender the Contract would be managed and supervised by the personnel listed below (Curriculum Vitae to follow).

		Location	Time Allocated To	Proposed Dates
Name	Position	On/Off Site	Contract (%)	Start	Finish
	VP ENGINEERING & CONSTRUCTION, KOCH KNIGHT LLC
		offsite	5%	Oct-08	ONGOING
	BUSINESS DIRECTOR, KOCH AUSTRALIA KOCH KNIGHT DIVISION
		offsite	15%	Oct-08	ONGOING

	SITE SUPERVISORS (2 to 4)
		onsite	100%	Apr-10	Sep-11

	PROJECT MANAGER AUSTRALIA
		offsite	60%	Oct-08	Sep-11
		onsite	40%	Apr-10	Sep-11

	MANAGING DIRECTOR YORK-FORTER, SUBCONTRACTOR
		offsite	1%	Oct-08	Sep-11
		onsite	1%	Nov-10	Sep-11

TBD	PROJECT MANAGERS AND SUPERVISORS OF YORK-FORTER, SUBCONTRACTOR
		offsite	60%	Oct-08	Sep-11
		onsite	40%	Apr-10	Sep-11
Persons occupying the following positions on site will be fully authorised to act in all respects for and on behalf of the Tenderer / Contractor if the Tender is accepted.
Positions of authorisation (Please note, at least one full time on site position must be nominated)

Dated this 12TH Day of JUNE 2009

Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA

Signature of Witness:

Name of Witness:	BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA

Address of Witness:

APPENDIX 3/H

Tender For	Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island	Work Package MOPU-0035

Date 12-Jun-09

Tenderer	Koch Knight Division, Koch Australia Pty Ltd ###-##-####A4	Koch Knight Projects ordered, constructed or completed in 2008, 2009
The Tenderer shall list below the ten (10) largest contracts (by original contract value) which are currently being undertaken by the Tenderer. In the event that the Tenderer has less than ten (10) current contracts the balance should be made up of the most recently completed contracts irrespective of contract value.

	Approximate	Tenderers		Contact At Supervising Body		Current %	Start	Completion
Project	Project Value	Original Contract	Supervising Body	Name	Telephone	Complete	Date	Date

Dated this 12TH Day of JUNE 2009

Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA

Signature of Witness:

Name of Witness:

BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA

Address of Witness:

APPENDIX 3/I

To all Tenderers	Work Package	MOPU-0035	Work Package
Koch Knight Division, Koch Australia Pty Ltd	Notice No	X
###-##-####A4	Date	12-June-2009
Tender For     Autoclave Internal Equipment Installation
The Tenderer shall list below the wages, allowances and employment conditions to be paid to the Site Management, Supervision and labour force to be engaged in the Contract. This information shall be treated as confidential and is required solely to assist in evaluation of the Tenders and shall not form part of the subsequent Contract, Submit sufficient forms to cover all categories of employees.
RATES ARE IN US DOLLARS

1. Salaried Personnel — Position PROJECT MANAGER		Per Working Day
Per Travel, Standby Day
(a) Base Rate	X	Per Month

(b) Other Allowances (Specify)	X	Per Month

	X	Per Month

	X	Per Month

Total	X	Per Month

2. Wages Personnel — Position / Category

(a) Base Rate for hours	X	Per Hour

(b) Hourly Adjustedr Allowances (Specify)	X	Per Hour

	X	Per Hour

	X	Per Hour

Subtotal	X	Per Hour

(c) Other Hourly Payments (Specify)	X	Per Hour

	X	Per Hour

Total for hours	X	Per Week

(d) Adjustments for site working hours & roster	X	Per Week

(e) Weekly allowances (Specify)	X	Per Week

	X	Per Week

Subtotal	X	Per Week

(f) Total gross hourly wages for site working hours	X	Per Hour

Dated this 12TH Day of JUNE 2009

Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA

Signature of Witness:

Name of Witness:

BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA

Address of Witness:

APPENDIX 3/J Sheet 1 Of 2

To all Tenderers	Work Package MOPU-0035
Koch Knight Division, Koch Australia Pty Ltd	Notice No X
###-##-####A4	Date 12-June-2009
Tender For   Autoclave Internal Equipment Installation
The Tenderer shall list below the wages, allowances and employment conditions to be paid to the Site Management, Supervision and labour force to be engaged in the Contract. This information shall be treated as confidential and is required solely to assist in evaluation of the Tenders and shall not form part of the subsequent Contract. Submit sufficient forms to cover all categories of employees.
SUMMARY SHEET

Item	Plant & Equipment General			Proposed
No	Description	Model / Type	Age	Start Date	Finish Date
The exact equipment that will be used in construction cannot be determined
(eg - serial number, etc) this far ahead of the construction period. YFA hold an extensive list of equipment, maintained in excellent working order, on site or oncall for emergencies.
	Bricksaw	Clipper 18"	1 yr	Full Duration
	Bricksaw	Clipper 18"	1 yr	Full Duration
	Bricksaw	Clipper 14"	1 yr	Full Duration
	Distribution Boards			Full Duration
	Distribution Boards			Full Duration
	Festo Mixers	Protool MXP 1602 B	1 yr	Full Duration
	Festo Mixers	Protool MXP 1602 B	1 yr	Full Duration
	Festo Mixers			Full Duration
	Festo Mixers			Full Duration
	Hobart Mixers	Hobart D 300 T	3 yr	Full Duration
	Hobart Mixers			Full Duration
	Positive Air Helmets	RaKel 3M	1 yr	Full Duration
	415V Fan	Bluw Wizard	3 yr	Full Duration

Dated this 12TH Day of JUNE 2009
Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA
Signature of Witness:

Name of Witness: BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA
Address of Witness:

APPENDIX 3/J Sheet 2 Of 2
TENDERER’S PLANT & EQUIPMENT
EQUIPMENT INSPECTION REPORT

To all Tenderers	Work Package MOPU-0035	Work Package
Koch Knight Division, Koch Australia Pty Ltd	Notice No X
###-##-####A4	Date 12-June-2009
Tender For Autoclave Internal Equipment Installation
Note: All items must be completed

Sheet 1 Item No	General Description

SPECIFIC EQUIPMENT NEEDED FOR THIS CONSTRUCTION WILL BE SET WHEN START DATE IS SET

Unit	Attachment(s)

Make	Replacement Cost	F.O.B.

Model	Serial No	Engine

Hours	Expected Life

(Hours) (Years)

Ownership	Estimated Value

General Condition

Appearance

Undercarriage

Tires	Hydraulics

Dimensions	Length	Width	Height

Maintenance Log Book

Operating Test	Rating

Comments

Dated this 12TH Day of JUNE 2009

Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA
Signature of Witness:

Name of Witness:

BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA
Address of Witness:

APPENDIX 3/K

To all Tenderers	Work Package MOPU-0035
Koch Knight Division, Koch Australia Pty Ltd	Notice No X
###-##-####A4	Date 12-June-2009
Tender For    Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island
The Tenderer shall list below the sections of the Work to be executed by Subcontractors to the Tenderer and if known the names of the proposed Subcontractors.

Section Of The Work	Value	Proposed Subcontractor
BRICK LINING, TITANIUM INTERNALS INSTALLATION LABOUR
AUD
NOTE: Personnel from Koch Knight LLC USA will be seconded to Koch Australia for this work.

Dated this 12TH Day of JUNE 2009

Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA
Signature of Witness:

Name of Witness:

BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA
Address of Witness:

APPENDIX 3/L

Tender For Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island		Work Package MOPU-0035
Tenderer	Koch Knight Division, Koch Australia Pty Ltd ###-##-####A4	Date 12-Jun-09
The Tenderer shall show the anticipated cash flow in this Appendix. Items shall be those identified in Tender Form Appendix 10/A, Components Of Tender Price. (Attach additional sheets as required).

Week
Event	1	74	78	82	86	90	94	98	Totals USD	Totals AUD
PO
Begin Work
Progress
Progress
Progress
Progress										•
Progress
Complete
	From Koch proposal noted,
	Tenderer’s Proposed Terms of Payment now
Totals

Dated this 12TH Day of JUNE 2009

Signature of Tenderer:

MANAGING DIRECTOR, KOCH AUSTRALIA
Signature of Witness:

Name of Witness:

BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA
Address of Witness:

APPENDIX 3/M
AGENDA FOR POST-TENDER / PRE-AWARD MEETING
The following is an outline of the primary items which will be discussed at the Post-Tender / Pre-Award

1	Safety & Environment
Review of Tenderers Safety & Environment Systems
Discuss Training

2	Tender Form 3/A — Notice of Explanation
Inclusion of Form of Notice of Explanation in Tender Price

3	Tender Form 3/B — Addendum
Inclusion of Addendum in Tender Price

4	Tender Form 3/C — Tender Form
Confirmation of Tender Price

5	Tender Form 3/D — Interrelationship Of Corporation
Confirmation of full disclosure

6	Tender Form 3/E — Deed Of Guarantee, Undertaking & Substitution
Required / Not Required

7	Tender Form 3/F — Departures From Tender Documents
Details Discussion — Additional Information — Acceptance / rejection / further consideration

8	Tender Form 3/G — Key Personnel
Introduction. Confirmation of availability — Confirmation of Positions of Authorisation

9	Tender Form 3/H — List Of Current Projects
Update of Project Status / Progress. Discuss interference with / by other Projects

10	Tender Form 3/I — Wages Allowances & Employment Conditions
Confirm preference for local employees — Confirm working week and R & R provision-Transportation of personnel — Meals for personnel — Sanitary installations

11	Tender Form 3/J — Sheets 1 & 2 — Tenders Plant & Equipment
Adequacy / sufficiency of resources — Alternative resources — Current uncommitted resource-Transportation to Site of plant and equipment

12	Tender Form 3/K — Work To Be Subcontracted
Urgent approval required. Date required for submission of request and Approval

13	Tender Form 3/L — Cash Flow Program
Review against Tender Program. Confirm Tender Price

14	Tender Form 10/A — Components Of Tender Price
Accuracy of Tender break-up — Correctness of Rates—Adjustments /Additions required

15	Tender Form 10/B — Rates For Variations & Dayworks
Adequacy / correctness of rates. Confirmation of detailed break-up of each rate—Confirmation of work week and site hours. Adjustments /Additions required—Accepted / Rejected

Detailed Construction Schedule

Submission of Detailed Construction Schedule — Consideration of Activities, Dependencies,Resources, Durations, float / delay periods — Review of LGL supplied materials and equipment — Approval / Rejection as Contract Schedule — Discussion of Clause 4.2.4

17	Tender Form 10/D — Projected Manpower
Comparison to Tender Form 10/C — Accepted / Rejected

18	Quality Control Procedures
Review of Tenderers Quality Management System

19	Confirmation Of Site Inspection
Acknowledgement of Site Inspection and Adequacy of Inspection made — Acknowledgement that Tenderer has informed itself as required by Clause 2.3

20	Insurances
Confirmation of arrangement of insurances as per Section 6 — Confirmation of any LGL insurances and excesses

21	Financial Considerations
Confirm currency of Tender, inclusion of Holdback and Security

22	Tender Letter
Confirmation of rejection of any conditions in Tenderer’s submission or Post-Tender correspondence

23	Specification / Scope Of Work
Detailed discussion to determine understanding of Specifications — Confirmation of inclusion of all work in Scope Of Work — Alternative specification if any

24	Alternative Tender Submission
Detailed discussion of alternative tender submission (if any) — Acceptance / Rejection

25	Date For Re-submission Of Information
Summary of information to be re-submitted — Date for re-submission

APPENDIX 3/N
The following is an example of the form of the letter of acceptance.

To:	The Tenderer	Koch Australia Pty Ltd, Koch Knight Division
###-##-####A4
Re:	Tender For	Autoclave Internal Equipment Installation of Brick Lining and Titanium Walls, on Lihir Island
	Work Package	MOPU-0035

We are pleased to advise that LGL hereby accepts your Tender dated for

	a)	Fixed price lump sum of

	b)	Estimated total cost of
(Based on the Tendered unit rates)

The following documents have been incorporated into the Contract Documents and form part of the Contract:

	a)	Addenda & Notices Of Explanation (list)

	b)	Tender Documents as issued by LGL including: Volumes 3A, 3B & 3C

	c)	Minutes of Post-Tender / Pre-Award meeting and post tender correspondence (list)

	d)	Contract Schedule (attach)

	e)	Contractor’s Tender

Your attention is drawn to the following matters:

1	Pursuant to Clause 4.1.2 of the General Conditions Of Contract you are advised that the supervision of your Work will be the responsibility of:

	a)	Construction Manager

	b)	Engineering Manager

	c)	Area Manager

2	Pursuant to Clause 4.1.6 of the General Conditions Of Contract you are required to lodge Security in the sum of on or before .

3	Pursuant to Clause 4.1.7 of the General Conditions Of Contract you are requested to lodge evidence of the Insurances effected by you for the purposes of the Contract within thirty (30) days of work commencing.

4	Pursuant to Clause 4.2.3.1 of the General Conditions Of Contract you are requested to contact the Engineering Manager two (2) days prior to your mobilisation to Site to arrange a suitable time for a Pre-Start meeting.

5	Pursuant to Clause 4.1.4 of the General Conditions Of Contract you are required to commence Work on Site by .
We look forward to the successful performance of your Contract.
Yours faithfully,
LGL

SECTION 4 — GENERAL CONDITIONS OF CONTRACT
INDEX

4.1	Preliminaries

4.1.1	Introduction
4.1.2	Supervision of the Work
4.1.3	Contractor’s Superintendence
4.1.4	Commencement of the Work
4.1.5	Access to Site
4.1.6	Security
4.1.7	Inspection and Provision of Insurance Policies

4.2	Administration

4.2.1	Written Communications
4.2.2	Site Instructions
4.2.3	Site Meetings
4.2.4	Progress and Programming of the Work
4.2.5	Suspension of the Work
4.2.6	Progress Claims and Payments
4.2.7	Variations
4.2.8	Dayworks
4.2.9	Adjustments to the Schedule of Rates
4.2.10	Goods or Services Provided by LGL
4.2.11	Assignment and Sub-contracting
4.2.12	Practical Completion
4.2.13	Completion

4.3	Work Procedures

4.3.1	Setting Out of the Work
4.3.2	Materials, Workmanship and Quality Control
4.3.3	Compliance with Applicable Laws and Standards
4.3.4	Control of Contractor’s Employees and the Employees of Sub-contractors
4.3.5	Industrial Relations
4.3.6	Occupational Health and Safety
4.3.7	Protection of Persons, Property and Existing Services
4.3.8	Care of the Work
4.3.9	Cleaning Up
4.3.10	Environmental responsibilities

4.4	Liabilities

4.4.1	Defects
4.4.2	Royalties, Patents, Copyrights and Other Intellectual Property Rights
4.4.3	Accident or Injury to Employees
4.4.4	Property Damage and Public Risk
4.4.5	Taxes and Contributions
4.4.6	Survival of Indemnities

4.5	Legalities

4.5.1	Construction of The Contract
4.5.2	Evidence of The Contract
4.5.3	Documents
4.5.4	Default or Insolvency
4.5.5	LGL’s Right to Terminate the Contract
4.5.6	Disputes
4.5.7	Service of Documents
4.5.8	LGL’s Right to Audit

4.5.9	Definitions and Interpretations

Section 4 — General Conditions of Contract
4.1	PRELIMINARIES

4.1.1	Introduction

This section sets out the general terms and conditions, which are to regulate the performance of the Work, and the obligations and requirements of the various parties involved in the execution of the Work. These general terms and conditions set out the procedures to be followed by the various parties in relation to standard tasks or in the event of common occurrences and should be strictly followed to ensure the efficient administration of the Contract. The terms and conditions have been set out herein under headings and subheadings to assist in the practical use of the document. However, such headings do not form part of the General Conditions of Contract and cannot be used in the interpretation of the Contract. For example, conditions relating to liabilities are not restricted to those terms and conditions headed “4.4 LIABILITIES”.

4.1.2	Supervision of the Work

4.1.2.1	LGL shall generally supervise the Work. The purpose of this general supervision is to advise the Contractor of any observed deviations from the requirements of the Contract, to direct variations to the Work, to accept or reject Work or material, and to decide all questions which arise in the execution of the Work. Such general supervision shall not relieve the Contractor in any way from providing continuous superintendence for the detailed direction of the Work or from its obligation to complete the Work in accordance with the Contract.

4.1.2.2	The operational structure of LGL will be generally as shown in Appendix 5/A and general supervision of the Work will occur on three levels: Area Manager, Engineering Manager and Construction Manager, in accordance with the guidelines set out hereunder:
i)	Area Manager

The Area Manager shall be directly responsible for the day-to-day general supervision of the Work and will be the Contractor’s communication link with LGL. The role of the Area Manager will be such that to ensure positive progress he or she will assist, direct and, if appropriate, offer advice to the Contractor both verbally and in writing but shall do so with the benefit of immunity from causing any liability or additional costs as a result of his or her actions.

If the Contractor considers that any actions of the Area Manager could cause additional costs or create any liability, whether for negligence or otherwise, the Contractor shall ignore such actions and immediately seek directions from the Engineering Manager. By agreement to these conditions, the Contractor absolves the Area Manager and LGL from any such liability and accepts that such immunity is necessary for the effective day-to-day general supervision of the Work and that its rights are otherwise sufficiently protected by its access to the Engineering Manager for directions.

In cases where the Contractor may be performing Work in more than one area, different Area Managers may be nominated for each area.

ii)	Engineering Manager

The Engineering Manager shall be responsible for the technical and engineering supervision of the Work, shall deal with all matters relative to design, testing and approval of the Work, and shall decide all questions which arise in the execution of the Work which cannot be resolved by the Area Manager or which may involve any extra cost.

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All directions issued by the Engineering Manager shall be in writing in the form of Site Instructions and where practical, shall be issued to the Contractor via the Area Manager. The Contractor shall comply with all such directions.

iii)	Construction Manager

The Construction Manager shall be responsible for the overall supervision and co-ordination of the Total Project. In relation to this Contract, that responsibility will involve attendance at meetings and discussions with the Contractor on overall performance. If the Contractor believes that any action or direction by the Construction Manager constitutes a variation to the Contract, or will involve it in any additional costs, it shall obtain a Site Instruction from the Engineering Manager, prior to proceeding with the variation or complying with the direction.
The terms Area Manager, Engineering Manager and Construction Manager shall also include the duly and properly authorised (in writing) designate (s) of each.
4.1.3	Contractor’s Superintendence

4.1.3.1	Activities relating to the execution of the Work shall be directly supervised by the Contractor’s Key Personnel listed on Tender Form Appendix 3/G. Should the Contractor wish to substitute for any of these Key Personnel, such substitution shall be subject to the approval of LGL and shall be conditional upon the substituted Key Personnel being of equal experience and competence. The Contractor’s supervisory staff, such as foremen and leading hands, shall continuously superintend all Work (whether executed by Subcontractors or otherwise) to provide detailed direction of the Work at the location where Work is being executed.

4.1.3.2	It shall be the responsibility of the Contractor to effectively organize its own internal communications, therefore any direction given to any person supervising the Work on behalf of the Contractor shall be deemed to have been given to the Contractor and any matters within the knowledge of such persons, shall be deemed to be within the knowledge of the Contractor.

4.1.3.3	The Contractor’s Key Personnel shall be fluent in the English language.

4.1.4	Commencement of the Work

4.1.4.1	The Contractor shall commence Work on Site within seven (7) days of the date of issue of the Letter of Acceptance or within such extended period as may be nominated in the Letter of Acceptance.

4.1.5	Access to Site

4.1.5.1	LGL shall, on the date for the Contractor to commence Work on Site, give to the Contractor access to sufficient of the Site to enable it to commence Work and thereafter to execute the Work in accordance with the requirements of the Contract. As the Work is being carried out as part of an expansion to an operating mine, access will not be free and clear or unrestricted but will be subject to operating restrictions. At all times, operating requirements shall take precedence over access requirements for the Work.

4.1.5.2	Should any delay take place in giving the Contractor initial access to the Site to commence Work, the delay shall be deemed not to constitute a breach of contract but the Contract Schedule shall be amended to the extent necessary to overcome such delay. The objective of any such amendment shall be to maintain completion dates. Should any

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subsequent delay in providing ongoing access take place, the provisions of Clause 4.2.4 shall apply.

4.1.5.3	The Contractor shall not be entitled to unrestricted access or sole possession of any part of the Site as other contractors and persons will be carrying out work on the Site concurrently with the Contractor and in many instances in the same work area. The Contractor shall adopt all necessary measures to prevent and avoid conflicts.

4.1.6	Security

4.1.6.1	The Contractor shall provide security equal to of the Contract Sum for the purpose of ensuring the due and proper performance of the Contract and of satisfying the obligations of the Contractor under the Contract. LGL may recover all debts due and owing from the Contractor to LGL from the security if not otherwise paid by or recovered from the Contractor. The security shall be in the form of cash, bank cheque, irrevocable letter of credit or Unconditional Bank Guarantee in the form set out in Appendix 5/B.

4.1.6.2	The security shall be lodged by the Contractor with LGL within fourteen (14) days after the Date of Acceptance of Tender.

4.1.6.3	If the Contractor fails to provide the security within the time prescribed in Clause 4.1.6.2, LGL may terminate the Contract, pursuant to Clause 4.5.4.

4.1.7	Inspection and Provision of insurance Policies

4.1.7.1	Before commencing the Work and whenever requested in writing, at any time and from time to time thereafter, so to do by LGL, the Contractor shall produce evidence to the satisfaction and approval of LGL of the insurances effected and maintained by the Contractor and its Subcontractors for the purposes of this Contract.

4.1.7.2	The identity of the insurers and the form of the policies shall be subject to the approval of LGL.

4.1.7.3	If, after being requested in writing by LGL so to do, the Contractor fails to produce evidence of compliance with its insurance obligations under this Contract, LGL may effect and keep in force any such insurance and pay such premiums as may be necessary for that purpose, and the amount so paid shall be a debt due from the Contractor to LGL.

4.1.7.4	The Contractor shall, as soon as practicable, inform LGL in writing of the occurrence of any event that may give rise to a claim under a policy of insurance effected as required by this Contract. The Contractor shall ensure that LGL is kept fully informed of subsequent actions and developments concerning the claim.

4.1.7.5	The effecting of insurance as required by this Contract shall not in any way limit the liabilities or obligations of the Contractor under the Contract.

4.1.7.6	The insurance requirements of this Contract are set out in Section 6.

4.2	ADMINISTRATION

4.2.1	Written Communications

4.2.1.1	All written communications from the Contractor to LGL shall be addressed to the Engineering Manager and shall have a reference code on the top right-hand corner. This code shall be:

C/Work Package No./ Reference No.

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The reference No. can be any consecutive series of numbers provided that the same number is never used twice.

4.2.1.2	All written communications from LGL to the Contractor shall be similarly referenced but prefixed with the letter L, i.e. L/Work Package No./Reference No.

4.2.1.3	All communications shall be in the English language.

4.2.1.4	The Contractor shall treat all information relating to the business, operations, practices, policies, procedures, notes, memorandums, reports or logs of LGL as strictly confidential and shall only disclose this information to a third party upon receipt of prior written approval from LGL.

4.2.2	Site Instructions

4.2.2.1	Ail written directions and on Site communications (other than verbal communications by the Area Manager pursuant to Clause 4.1.2.2) shall be issued to the Contractor by Site Instructions as detailed in Appendix 5/C and in accordance with the Site Instruction Flow Chart Appendix 5/D.

4.2.2.2	All Site Instructions are issued subject to the condition that they are either:
i)	No cost variation to the Contract;

ii)	Issued with Quotation Price Request N° xx (work not to proceed until Contract Variation is issued); or

iii)	Issued with Dayworks sheet N° xx (work to proceed on Dayworks basis).
as indicated by the notation adjacent to the checked box.

4.2.2.3	The Contractor is required to sign the Site Instruction and return copy No. 4 to the Engineering Manager. By signing the Site Instruction, the Contractor agrees to the condition(s) as noted. In the event that any Site Instruction is inadvertently issued without any checked box it shall be deemed to be issued on the condition that it is a “No cost variation to the Contract”. If the Contractor does not agree with the conditions as noted, the Contractor shall immediately, and prior to taking any action in relation to the Site Instruction, arrange a meeting with the Engineering Manager to resolve the issue. If the Contractor fails to sign the Site Instruction but proceeds to comply with the Site Instruction, such action shall be deemed to constitute acceptance by the Contractor of the conditions. This deemed acceptance shall not affect LGL’s right to suspend payments due to the Contractor’s failure to sign the Site Instruction

4.2.2.4	Notwithstanding the issue of any Site Instruction, Quotation Price Request, Contract Variation or Dayworks Sheet, in the event that any such document is subsequently found to authorize additional Work which is already within the Scope of Work, the Contractor shall not be entitled to any adjustment to the Contract Sum.

4.2.3	Site Meetings

4.2.3.1	LGL shall convene a pre-start meeting with the Contractor to correspond with the Contractor’s mobilization to Site. The purpose of this meeting will be to introduce the Contractor’s Key Personnel to LGL’s on-site personnel and to discuss Site procedures and the Contract Schedule.

4.2.3.2	During the execution of the Work, LGL shall convene a weekly co-ordination meeting. Twenty-four (24) hours prior to this meeting, the Contractor shall submit its Progress

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Reports required by Clause 4.2.4 and any subsequent revisions to the Contract Schedule. A draft agenda for this meeting is set out in Appendix 5/E.

4.2.3.3	The Contractor shall be represented at site meetings, as may be convened by LGL, by the attendance of its Key Personnel and any other personnel requested to be in attendance by LGL.

4.2.3.4	The purpose of site meetings shall be to openly discuss all matters relative to the Work and the progress thereof. Minutes of the meetings shall be kept by LGL and issued to the Contractor as soon as possible thereafter. Should the Contractor not agree with the accuracy of the minutes, it shall notify LGL within forty-eight (48) hours of receipt thereof of any inaccuracy. Failure to so notify will be deemed acceptance by the Contractor of the minutes as a true and accurate record.

4.2.3.5	Notwithstanding the recording of such minutes, nothing which transpires at any meeting, shall constitute a direction or an agreement of any kind unless and until the Engineering Manager has issued a Site Instruction confirming such direction or agreement.

4.2.4	Progress and Programming of the Work

4.2.4.1	The Contractor shall proceed with the Work in accordance with the Contract Schedule.

4.2.4.2	If the Contractor is not achieving a rate of progress, which is in accordance with the Contract Schedule, LGL may proceed in accordance with Clause 4.5.4.

4.2.4.3	The Contractor shall submit Progress Reports in the format set out in Appendix 5/F (Sheets 1 to 3). The Progress Report (Appendix 5/F, Sheet 1) shall be submitted to and agreed with the Area Manager, at least every seven (7) days (and at least twenty-four (24) hours prior to the weekly coordination meeting). Appendix 5/F, Sheet 2 “Daily manpower” and Sheet 3 “Plant and Equipment Usage” shall be submitted to and agreed with the Area Manager each day.

4.2.4.4	If the Contractor’s weekly Progress Report shows any actual or predicted progress less than the progress required to maintain the Contract Schedule, then the Contractor shall, together with the Progress Report, submit a Revised Schedule showing the effect of the lack of progress and an Alternative Schedule showing how the lost time can be made up so that all Work can be completed in accordance with the Contract Schedule. If the Revised and/or Alternative schedules are relatively minor changes to the existing Contract Schedule they may, in the first instance, be marked up on a copy of the existing Contract Schedule in two distinctly different colours.

4.2.4.5	If the Contractor considers that any delay in progress since its last Progress Report has or will be caused by an act or omission on the part of LGL, it shall, together with the weekly Progress Report (Appendix 5/F, Sheet 1), submit a statement of facts upon which it bases such an assertion and a quotation for the extra costs, if any, of proceeding in accordance with the Alternative Schedule. The Contractor shall have no entitlement to any extra costs incurred more than seven (7) Days prior to submission of the statement of facts.

4.2.4.6	LGL shall direct the Contractor, by written Site Instruction, which schedule to follow and thereafter such schedule shall become the Contract Schedule. If the Contractor has submitted only a marked up copy of the existing Contract Schedule, it shall immediately produce a properly amended Contract Schedule to show either the Revised or Alternative form in accordance with the direction given by LGL.

4.2.4.7	In the event that LGL directs the Contractor to proceed with the Alternative Schedule and considers that the lack of progress was or would have been caused wholly or in part

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by an act or omission on the part of LGL, an appropriate Contract Variation shall be issued.

4.2.4.8	In the event that LGL directs the Contractor to proceed with the Revised Schedule and considers that the lack of progress was or would have been caused wholly or in part by an act or omission of LGL, no Contract Variation shall be issued at this time, however, the Site Instruction directing the use of the Revised Schedule shall record the extent to which LGL accepts responsibility for the delay. At Practical Completion, such Site Instructions shall be reviewed in accordance with the following principles:
i)	The period of delay for which LGL has accepted responsibility shall be totalled (and where partial responsibility has been accepted a corresponding portion of the period by which the completion date changed shall be used).

ii)	A credit period shall be determined for Variations and Dayworks by determining the percentage value of Contract Variations and Dayworks to the Contract Sum and applying this percentage to the Original Contract Period.

iii)	The actual period of overrun (if any) of the Date for Practical Completion shall be determined by calculating the difference between the Date for Practical Completion and the date upon which the Contractor first applied for Practical Completion pursuant to Clause 4.2.12.

iv)	The Reimbursable Period of delay (if any) shall be calculated by the following formula:

Reimbursable Period = the lesser of:
a)	actual period of overrun less credit period; or

b)	total period of delay for which LGL has accepted responsibility.
4.2.4.9	A Contract Variation shall be issued for the Contractor’s Actual Onsite Overhead Costs (as defined by Clause 4.5.9.1) for the Reimbursable Period calculated by ascertaining the average of the Contractor’s Actual Onsite Overheads at the time of each accepted delay and applying this to the Reimbursable Period.

4.2.4.10	It is specifically agreed that the amount of the Contract Variations issued pursuant to Clause 4.2.4.7 or 4.2.4.9 shall represent the Contractor’s total entitlement for the consequence of any delays for which LGL has accepted responsibility.

4.2.4.11	Where the Contract Schedule makes provisions for delays by the inclusion of “float periods”, the use of such float periods in amended Contract Schedules shall be subject to the approval of LGL.

4.2.4.12	Where two or more concurrent events cause delay, then the events, if any, caused by or which are the responsibility of the Contractor shall be regarded as the cause of delay for the purpose of Clauses 4.2.4.7 and 4.2.4.8.

4.2.4.13	Each issue of the Contractor’s amended Contract Schedule shall be appropriately marked with the date of issue and an issue identification number or letter and shall list the amendments made from the previous issue.

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4.2.4.14	The Contractor shall not be entitled to any additional payment for complying with the provisions of this Clause except as expressly set out herein, it being expressly agreed that such requirements form part of the Contractor’s offer to perform the Work for the Contract Sum and that any risks in relation thereto are accepted by the Contractor.

4.2.4.15	The Contractor shall only be entitled to recover the costs of delay or acceleration in accordance with the procedures set out in this clause 4.2.4.

4.2.5	Suspension of the Work

4.2.5.1	LGL may instruct the Contractor to suspend the progress of the whole or any part of the Work, for such time or times as LGL may think fit.

4.2.5.2	Should the Contractor wish to suspend the progress of the whole or any part of the Work, it shall, in writing, notify LGL and explain the reasons for the suspension. LGL shall thereupon, if it considers it necessary or reasonable so to do, grant permission for a suspension of the whole or any part of the Work for such time or times as it deems fit.

4.2.5.3	When the reason for the suspension no longer exists, LGL shall instruct the Contractor to recommence work on the whole or on any relevant part of the Work and the Contractor shall comply with such direction promptly.

4.2.5.4	The Contractor shall have no right to receive any additional payment by reason of any direction to suspend the progress of all or any part of the Work other than in accordance with the provisions of Clause 4.2.4.

4.2.5.5	The suspension of the progress of the whole or any part of the Work shall not affect the obligation of the Contractor to execute the Work.

4.2.6	Progress Claims and Payments

4.2.6.1	The Contractor shall only be entitled to claim by way of progress payments for Work executed (excluding materials not incorporated in the works) comprising:
i)	The Contract value of Work executed;

ii)	The value of Work executed pursuant to any issued Contract Variations; and

iii)	The value of Work executed pursuant to an issued Site Instruction authorising Work to proceed on a Dayworks basis and evidenced by Dayworks sheets signed by the Area Manager.
4.2.6.2	Once each month, the Contractor shall prepare and present to the Area Manager a Progress Claim in the form set out in Appendix 5/G (Sheets 1 to 4). The Area Manager shall then make an assessment of the value of Work done and completed and sign the appropriate sections of the Progress Claim forms noting any adjustments thereto.

4.2.6.3	Should the Area Manager make any adjustments to the Contractor’s Progress Claim, the Area Manager and the Contractor shall jointly review the adjustments so that the Contractor may accept or reject the adjustment. Such acceptance or rejection shall be noted on the appropriate section of the Progress Claim forms and shall be signed by one of the Contractor’s Key Personnel holding a position of authorization as noted in Tender Form Appendix 3/G

4.2.6.4	Should the Contractor not accept the adjustments, the matter shall be referred to the Engineering Manager who shall decide the extent or amount of Work for the purpose of the Progress Claim. In making this decision, the Engineering Manager shall not be under any obligation to measure or otherwise correctly determine the extent or amount of Work,

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but shall merely make an expedient decision to resolve the issue. The Engineering Manager’s decision shall be final and binding for the purpose of the Progress Claim and the Contractor shall not be entitled to claim any additional monies, including interest, as a consequence of the Engineering Manager’s decision.

4.2.6.5	As soon as the extent of Work has been agreed upon by the Area Manager and the Contractor, or decided by the Engineering Manager, the Contractor shall submit the Progress Claim to the Engineering Manager complete with any statutory required documents and the originals of any Dayworks sheets claimed for.

4.2.6.6	The Engineering Manager shall not accept and shall return to the Contractor any Progress Claim which is either not in the prescribed form, including cost codes, etc., not signed by the Area Manager (and Engineering Manager if required) or hot accompanied by the appropriate documentation.

4.2.6.7	The Engineering Manager shall determine the amount of the progress payment, which shall be the total gross value of the Work, executed in accordance with Clause 4.2.6.1 less:
i)	Any progress payments already made in respect of the Work for which the gross value was determined;

ii)	hold back on the Adjusted Contract Sum;

iii)	The amount of any payments which are overdue from the Contractor to any employees, agents, consultants, Subcontractors or Suppliers relating to the Work; and

iv)	Any other proper withholding or deduction (including debts due from the Contractor to LGL).
The Engineering Manager shall issue to the Contractor a copy of the Progress Claim showing the value certified and the adjustments (if any) made.

4.2.6.8	LGL shall pay the Contractor the net amount for payment to the Contractor shown on the Progress Claim within Thirty (30) days from the date of acceptance by the Engineering Manager of the Contractor’s Progress Claim.

4.2.6.9	All amounts due and payable to the Contractor shall be paid to the Contractor either by cheque at the place for payment nominated in Clause 1.8 (Total Project Data) or via electronic funds transfer into the Contractor’s nominated bank account,

4.2.6.10	If LGL shall be in default in making any payment, and if such default continues for seven (7) days after service of a notice in writing by the Contractor demanding such payment, then the Contractor shall be entitled to claim interest at the Contractor’s then current bank overdraft rate from seven (7) days after the date of such notice until payment is made.

4.2.6.11	The payment of monies shall not be taken as evidence against, or as an admission by, LGL that any Work or item of Work has been constructed or executed in accordance with the Contract, or of the value thereof, but shall be taken to be payment on account only.

4.2.6.12	By submission of each Progress Claim, the Contractor certifies that all employees, agents, consultants, Subcontractors and suppliers have been paid all amounts properly due to them relating to the Work and that the Contractor has notified LGL of all Claims of whatsoever nature that it may have against LGL arising out of circumstances occurring since submission of the Contractor’s previous Progress Claim. LGL shall not be liable to

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the Contractor for any Claim of whatsoever nature with respect to which it has not been so notified.

4.2.6.13	If at any time the Contractor has not done something which it is required to do under the Contract (such as complied with a Site Instruction, provided Progress Reports, submitted Quotation Price Request forms or produced documents) LGL may withhold payments until such obligations are complied with and the provisions of Clause 4.2.6.10 shall not apply.

4.2.7	Variations

4.2.7.1	The Contractor shall vary the Work as directed in writing by LGL and no Variation shall vitiate this Contract. If at any time during the progress of the Work, LGL determines that the form, quality or quantity of the Work should be varied, LGL may require the Contractor to:
i)	Increase, decrease or omit any part of the Work;

ii)	Change the character or quality of the Work;

iii)	Change the levels, lines, positions or dimensions of any part of the Work; or

iv)	Execute additional work.
4.2.7.2	The Contractor shall vary the Work only upon receipt of a Contract Variation or a Site Instruction authorising the Variation to proceed on a Dayworks basis.

4.2.7.3	If a Variation to the Work is required by LGL, the Contractor shall be issued with a Site Instruction as per Appendix 5/C (Site Instruction) together with either a Dayworks sheet or a Quotation Price Request. If the Site Instruction is issued with a Dayworks sheet, the requirements of Clause 4.2.8 shall be followed. If the Site Instruction is issued with a Quotation Price Request, the procedure to be followed shall be as set out in Clauses 4.2.7.4 to 4.2.7.6.

4.2.7.4	Quotation Price Requests will be issued as per Appendix 5/H (Sheets 1 and 2) and generally in accordance with the Quotation Price Request flow chart, Appendix 5/I.

4.2.7.5	Upon receipt of the Quotation Price Request, the Contractor shall price the Variation at the rates included in the Schedule of Rates for Variations and Dayworks (Tender Form Appendix 10/B sheet 1) to the extent that such rates are applicable. If no such rates are applicable, the Contractor shall set out the labour and plant components of each item of the Variation and extend the quantities at the unit labour and plant rates applicable to the class of labour or plant involved as set out in the Schedule of Rates for Variations and Dayworks (Tender Form Appendix 10/B sheets 2 and 3) and shall set out the material cost components of each item of the Variation plus any Additional, Reasonable and Valid Charge for Procurement and Delivery to the Site (refer to Clause 4.5.9.1) of such material. All items shall be totalled to arrive at the total fixed price lump sum quotation.

4.2.7.6	The Contractor shall present the completed Quotation Price Request to the Engineering Manager within forty eight (48) hours of its issue and provide whatever explanations or details as may be required in order to satisfy the Engineering Manager that the quoted price is correct and reasonable. If any adjustments are agreed upon, such adjustments shall be noted on the Quotation Price Request. Once satisfied of the correctness and reasonableness of the Quotation Price, the Engineering Manager shall approve the Quotation Price Request for issue of a Contract Variation as per appendix 5/J and generally in accordance with the Contract Variation flow chart appendix 5/K). The approval of the Engineering Manager shall be in principle only and will be subject to checking the quantities and rates in detail. Acceptance of the quotation will only be

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affected by the issue of a Contract Variation. The Contractor shall not proceed with the Variation until receipt by it of the Contract Variation.

4.2.7.7	If the Contractor and LGL do not agree upon the value of the Variation, LGL may have the Variation executed by others and if the Variation affects any of the Work not commenced or not completed, then that part of the Work or the remaining balance thereof, may also be deleted from the Contract at the full Contract value thereof and the Contractor shall not be entitled to claim any costs, loss or damage as a consequence of such deletion.

4.2.7.8	LGL may issue to the Contractor from time to time during the progress of the Work revised drawings or new details which may or may not involve Variations to the Work. All drawings and details will be issued to the Contractor by way of a Site Instruction. Should the Contractor come into possession of any revised drawings or new details without a Site Instruction, it shall immediately refer to the Engineering Manager for a Site Instruction.

4.2.7.9	Revised drawings or new details shall not form a part of the Contract nor shall they be used for execution of the Work unless accompanied by a Site Instruction authorising their use. If revised drawings or new details issued by LGL for the purpose of a Quotation Price Request affect any part of the Work in progress, the Contractor shall immediately refer to the Engineering Manager for directions.

4.2.7.10	Variations to the Work shall only be executed by the Contractor’s existing resources if such resources have the capacity to carry out the Variation, without impact on the Contract Schedule. In all other cases, the Contractor shall provide additional resources (the costs of which are included, or shall be deemed included, in the rates tendered by the Contractor in the Schedule of Rates for Variations and Dayworks — Appendix 10/B).

4.2.8	Dayworks

4.2.8.1	If the Engineering Manager issues a Site Instruction on the condition that a Variation is to proceed on a Dayworks basis, the Contractor shall immediately proceed with the Variation so directed and shall record the resources utilised on the first day, on the Dayworks sheets (Appendix 5/L) which are issued with the Site Instruction.

4.2.8.2	At the conclusion of the first days Work, the Contractor shall present to the Area Manager the completed Dayworks sheet for verification and approval, whereupon the Area Manager shall issue the Dayworks sheet for the following day’s Work. This procedure shall be repeated until completion of the Variation ordered.

4.2.8.3	Under no circumstances will the Area Manager verify or approve a Dayworks sheet other than an original Dayworks sheet issued for Dayworks on that day.

4.2.8.4	LGL shall not be liable to pay the cost of any Variation executed pursuant to a Site Instruction issued on the condition that the Variation is to proceed on a Dayworks basis, unless the Work is recorded, verified and approved as set out above.

4.2.8.5	Dayworks shall be priced as follows:
i)	LABOUR shall be priced at the unit labour rates for Variations and Dayworks (Tender Form Appendix 10/B sheet 2) applicable to the class of labour engaged on the Work (excluding superintendence and administration).

ii)	PLANT AND EQUIPMENT shall be priced at the unit plant and equipment rates for Variations and Dayworks (Tender Form Appendix 10/B sheet 3).

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iii)	MATERIAL shall be priced at the Contractor’s Actual Direct Cost plus any Additional Reasonable and Valid Charges for Procurement and Delivery (refer to Clause 4.5.9.1).
4.2.8.6	If the Schedule of Rates for Variations and Dayworks does not contain a rate necessary for pricing the Dayworks, a new rate shall be calculated based on the same method of calculation used to derive similar rates in the Schedule of Rates for Variations and Dayworks (Tender Form Appendix 10/B).

4.2.8.7	Dayworks shall only be executed by the Contractor’s existing resources if such resources have the capacity to carry out the Work, without impact on the Contract Schedule. In all other cases, the Contractor shall provide additional resources (the cost of which are included, or shall be deemed included, in the rates tendered by the Contractor in the Schedule of Rates for Variations and Dayworks — Appendix 10/B)

4.2.8.8	At the end of each Progress Claim period, when the extent of Dayworks for the period has been agreed upon, a Contract Variation shall be issued to adjust the Contract Sum by the value so agreed. This Contract Variation number shall be noted on subsequent Dayworks Progress Claims (Appendix 5/G, Sheet 4/4) but shall not be included in the Schedule of Variations (Appendix 5/G, Sheet 3/4).

4.2.9	Adjustments to the Schedule of Rates

4.2.9.1	If the Contract is a Schedule of Rates Contract, the quantities listed are provisional only and are estimates of the quantities of work required to execute the Work defined in the Original Scope of Work. Should the actual quantities required be different to the provisional quantities, the Contractor shall, as soon as the difference becomes apparent, but in any event, prior to including any additional quantities in a Progress Claim, submit a detailed quantity take off to the Engineering Manager who shall verify the quantities.

4.2.9.2	The amount payable to the Contractor for each item in the Schedule of Rates shall be determined by application of the Tender Rates to the actual quantity unless the actual quantity varies from the provisional quantity by more than in which case the following procedure shall apply:
i)	where the actual quantity is greater than of the provisional quantity, the rate applicable to the quantity in excess of the of the provisional quantity shall be adjusted to reflect any change in the Actual Direct Costs of carrying out that additional quantity; and

ii)	where the actual quantity is less than of the provisional quantity, the rate shall be adjusted to reflect any change in Actual Direct Costs of carrying out that quantity.
4.2.9.3	This Clause shall be read subject to the provisions of Clause 4.5.3 and shall not operate to defeat the intent and purpose of that Clause. All costs associated with the Original Scope of Work shall be deemed included in the Tender Rates, even if these costs are not described in any item description in the Schedule of Rates.

4.2.10	Goods or Services Provided by LGL

4.2.10.1	During the execution of Work, in addition to items specifically referred to in the Contract, various goods and services may be provided to the Contractor by LGL. The Contractor will be charged for such additional goods and services at LGL’s cost plus which shall be deducted from payments due to the Contractor as back charges or may be otherwise recovered as a debt due.

4.2.10.2	The provision of such goods and services shall be recorded on warehouse requisitions or agreed back charge forms.

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4.2.11	Assignment and Subcontracting

4.2.11.1	The Contractor shall not assign, mortgage, charge or encumber this Contract or any part hereof, or any benefit or monies or interest hereunder, without the written approval of LGL.

4.2.11.2	The Contractor shall not Subcontract any section of the Work without the written consent of LGL. Any request by the Contractor to Subcontract any section of the Work shall nominate the proposed Subcontractor and shall include Key Personnel, Current Projects, Wages and Employment Conditions, Plant and Equipment details and safety and environmental information for the Subcontractor in the same form as those submitted by the Contractor at time of Tender and shall state whether any such items are in addition to, or replace, those items nominated by the Contractor in its Tender.

4.2.11.3	Approval to Subcontract any section of the Work shall not alter, in any way, the Contractor’s obligations and/or liabilities under the Contract.

4.2.12	Practical Completion

4.2.12.1	The Contractor shall give the Engineering Manager fourteen (14) days notice in writing of the date upon which the Contractor anticipates that Practical Completion will be reached. At the commencement of the fourteen (14) day period, the Contractor shall arrange with the Area Manager and any technical advisers to the Area Manager (such as electrical and mechanical inspectors) a preliminary inspection of the Work. The purpose of this inspection will be to prepare a provisional list of items requiring attention prior to Practical Completion. The Area Manager may add to this list as any other items become apparent prior to the Contractor applying for Practical Completion.

4.2.12.2	The purpose of these provisional lists is to assist the Contractor, but they shall not substitute for the Contractor’s own quality control, nor shall they replace the Practical Completion inspection by the Engineering Manager from which additional items may result.

4.2.12.3	When the Contractor is of the opinion that Practical Completion has been reached, the Contractor shall request, in writing, the Engineering Manager to issue a Certificate of Practical Completion. Within fourteen (14) days of the receipt of the request, the Engineering Manager shall give to the Contractor a Certificate of Practical Completion as per Appendix 5/M, stating the date of Practical Completion, or shall give the Contractor, in writing, the reasons for not issuing the certificate and detailing any matter which the Contractor should attend to before re-applying to the Engineering Manager for the issue of a Certificate of Practical Completion in the same manner as the original application.

4.2.12.4	The issue of a Certificate of Practical Completion issued pursuant to this Clause, shall not constitute approval of any Work or other matter in respect of which it is issued, nor shall it be taken as an admission by LGL of the due performance of the Contract, or any part thereof, or of the accuracy of any Claim or demand made by the Contractor, or of additional or varied Work having been ordered by LGL, nor shall any such Certificate negate or prejudice any of the rights or remedies of LGL. Following the issue of the Certificate of Practical Completion, the Contractor shall be entitled to claim a Progress Payment pursuant to Clause 4.2.6 for the full value of Work executed, which payment shall not be subject to the hold back. LGL however may, at its absolute discretion, hold back an amount sufficient to cover the full costs of any minor defects or omissions existing at the stage of Practical Completion, until all such items are rectified. LGL may also, at its absolute discretion, allow a reduction in the amount of security held pursuant to Clause 4.1.6. However, LGL shall not be under any obligation to allow such reduction, as the intent of such security is that it should be held, in full, until Contract Completion.

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4.2.12.5	As the Work is part of the Total Project, it will be necessary for LGL to take over sections of the Work as they reach an appropriate stage of completion so that LGL and other contractors can execute other work in, upon, or associated with a section of the Work to achieve completion of the Total Project. Such takeover shall not constitute Practical Completion of any such section and shall not relieve the Contractor of any of its obligations under the Contract.

4.2.13	Completion

4.2.13.1	At the expiration of the Defects Liability Period, when all Work has been finally and satisfactorily executed, and the Contractor has fulfilled all its other obligations under the Contract, LGL shall issue to the Contractor a Final Certificate, as per Appendix 5/N.

4.2.13.2	The issue of the Final Certificate shall constitute conclusive evidence that all Work has been finally and satisfactorily executed by the Contractor except in so far as it is proven in any proceedings in a court of competent jurisdiction that the Final Certificate is in any particular erroneous by reason of:
i)	fraud, dishonesty or deliberate concealment, on the part of the Contractor or any of its Subcontractors, or of any of the employees or agents of the Contractor or its Subcontractors, relating to the Work or any part thereof, or to any matter dealt with in the Final Certificate; or

ii)	any defect, including any omission, in the Work or any part thereof which reasonable inspection at the time of the issue of the Final Certificate would not have disclosed; or

iii)	any accidental or erroneous inclusion or exclusion of any Work, materials, goods or figure in any computation, or an arithmetical error in any computation.
4.2.13.3	Following the issue of the Final Certificate, the Contractor shall be required to sign a Deed of Release as per appendix 5/0. Upon receipt of the Deed of Release, LGL shall return to the Contractor, the security or such part of it as LGL is then holding.

4.3	WORK PROCEDURES

4.3.1	Setting out of the Work

4.3.1.1	LGL shall supply the information necessary to enable the Contractor to set out the Work and, if appropriate, shall supply reference level and location marks. The Contractor shall set out the Work in accordance with the Contract and shall provide all instruments necessary for that purpose.

4.3.1.2	The Contractor shall keep in their true position all level and location marks supplied by LGL, and if disturbed, shall immediately reinstate same and notify LGL of the reinstatement prior to proceeding with any Work which could be affected by the reinstated level or location mark.

4.3.2	Materials, Workmanship and Quality Control

4.3.2.1	Materials used in the Work and the standards of workmanship shall be in conformity with the provisions of the Contract. In the absence of any such provision in the Contract in respect of any material or standard of workmanship, that material or standard of workmanship, as the case may be, shall be of a kind which is suitable for its purpose and is consistent with the nature and character of the Work.

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4.3.2.2	Unless otherwise specified in the Contract, any materials to be incorporated into the Work shall be new.

4.3.2.3	The Contractor shall, at its own cost, provide adequate storage and protection for all materials so as to preserve their quality and fitness for the Work.

4.3.2.4	The Contractor shall maintain a system of quality control acceptable to LGL and consistent with the complexity of the work undertaken. The system shall be maintained solely by the Contractor and shall not be delegated as part of any Subcontract, purchase agreement or otherwise.

4.3.2.5	LGL may, at any time before the issue of the Final Certificate, reject any part of the Work which is not in accordance with the Contract, and may direct its replacement, correction or removal (whether it has been the subject of a payment or not). Such rejection or direction shall be made or given as soon as practicable after the discovery by LGL of its non-compliance with the Contract. If LGL directs the Contractor to replace or correct any part of the Work, the Contractor shall commence the replacement or correction within five (5) Days after the receipt by it of the direction and shall complete the replacement or correction promptly and to the satisfaction of LGL without affecting the Contract Schedule. If LGL directs the Contractor to remove from the Site any material, which is not in accordance with the Contract, the Contractor shall do so promptly. All such replacements, corrections and removals shall be at the Contractor’s cost. If the Contractor fails to comply with any direction given by LGL pursuant to this Clause, LGL may carry out the replacement, correction or removal and the cost incurred shall be a debt due from the Contractor to LGL.

4.3.2.6	All costs, expense, loss or damage borne or incurred by LGL as a result of, or consequential upon the Contractor failing to carry out the Work or any part of the Work in accordance with the Contract shall be reimbursed or made good to LGL by the Contractor upon request and in default thereof may be recovered by LGL as a debt due from the Contractor to LGL.

4.3.3	Compliance with Applicable Laws and Standards

4.3.3.1	The Contractor shall comply with all Applicable Laws and shall give all notices and pay and bear all fees in connection therewith. The Contractor shall ensure that the Work complies with all relevant Standards.

4.3.3.2	If in the opinion of the Contractor, the provisions of any document forming part of the Contract are at variance with any Applicable Laws or Standards, the Contractor shall give written notice to LGL specifying the departure from such provisions which it considers necessary to comply with Applicable Laws and applying for instructions thereon.

4.3.3.3	When requesting the Certificate of Practical Completion or upon demand in writing made by LGL, the Contractor shall surrender to LGL all documents in its possession evidencing any approval required under Applicable Laws.

4.3.3.4	Where particular Standards are referred to in the Contract, the latest edition or supplement thereto in effect at the time of Invitation to Tender shall be the issue, unless a specific edition is referred to, which establishes the Contractor’s Original Scope of Work. The Contractor shall, however, be responsible for ensuring that all Work complies with any subsequent revised or replacement Standards.

4.3.4	Control of Contractor’s Employees and the Employees of Subcontractors

4.3.4.1	The Contractor shall employ and ensure that its Subcontractors employ, in connection with the Work, only such persons as are responsible, careful, skilled and experienced in their respective trades and jobs.

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4.3.4.2	LGL may object to and direct the Contractor to immediately remove or have removed from the Site or from any activity connected with the Work within such time as LGL directs, any person employed by the Contractor or by any Subcontractor to it, who refuses to comply with any requirement of the Contract, engages in misconduct or is incompetent or negligent in the performance of duties. The Contractor shall comply with such direction and any such person shall not be employed on the Site or on activities connected with the Work. The Contractor shall pay the cost of removing and replacing any such person. A direction issued pursuant to this Clause shall not be the subject of dispute or otherwise contested by the Contractor.

4.3.4.3	The Contractor shall, at all times, be responsible and liable for the actions of its employees and the employees of its Subcontractors and shall be responsible for the payment of any claims for damage or compensation as a consequence of the actions of such employees. In the event of the Contractors failure to pay such claims, LGL may, on behalf of the Contractor, pay such claims and recover the amount thereof as a debt due from the Contractor to LGL.

4.3.5	Industrial Relations

4.3.5.1	The Contractor shall be responsible for maintaining good industrial relations with its own employees while at the same time refraining from any action which could affect LGL and other contractors, subcontractors and tradespeople engaged on the Total Project.

4.3.5.2	The Contractor shall pay such wage rates, and observe and meet such terms and conditions of employment as shall apply by virtue of any Award, Collective or Industrial Agreement or Applicable Laws.

4.3.5.3	The Contractor shall immediately report to LGL any industrial dispute which has arisen or which may, in the opinion of the Contractor,.arise. If a dispute is developing with any of the Contractor’s employees or the employees of any of its Subcontractors or Suppliers, the Contractor shall consult with and pay regard to advice given by LGL, however, the Contractor shall have no claim against LGL as a consequence of any advice so given.

4.3.5.4	The Contractor shall provide all facilities not provided by LGL which are necessary to comply with any Award, Collective or Industrial Agreement or Applicable Laws and shall keep these facilities serviced and in excellent condition.

4.3.5.5	To the extent permitted by law, the following provisions shall apply. Neither the Contractor nor its Subcontractors or Suppliers shall enter into any agreement whatsoever with their employees to pay, provide or do anything not required by any Award, Collective or Industrial Agreement or Applicable Laws, without prior consultation and written approval of LGL. The Contractor shall not do anything to induce the employee of another contractor, subcontractor or LGL to leave his or her present employer. In the event that any such employee applies for an advertised position with the Contractor and is subsequently employed by the Contractor, such employee shall not be engaged upon the Work for a period of six (6) months from the date of their employment by the Contractor, unless otherwise approved in writing by LGL.

4.3.6	Occupational Health and Safety

4.3.6.1	LGL places and requires the Contractor to place the highest importance and priority on occupational health and safety during the performance of the Work. The Contractor shall be responsible for ensuring that all the Work is executed in a safe manner and that adequate safe working practices are at all times adopted to ensure that a safe and healthy work environment is maintained.

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4.3.6.2	Notwithstanding that the Contractor is required to comply with all Applicable Laws, the Contractor shall, in addition, comply with any LGL occupational health and safety policy, Mine safety requirements or other document as set out in Section 6 (LGL Safety Requirements). Should there be any difference between the requirements of Applicable Laws and the LGL Safety Requirements, the highest requirement shall be adopted.

4.3.6.3	LGL will conduct induction courses for all personnel commencing work on Site. The Contractor shall ensure that all its employees and those of its Subcontractors attend the induction course prior to commencing work on Site. The cost incurred by the Contractor due to the attendance of its employees shall be borne by the Contractor. LGL shall not charge for conducting the courses.

4.3.6.4	Without limiting the extent of the Contractor’s responsibility and liability for occupational health and safety, the Contractor shall:
a)	Before commencing any of the Work on the Site, publish at all work areas, rest areas and accommodation facilities all occupational health and safety regulations and LGL Safety Requirements;

b)	Establish, publish and distribute to all its employees its own occupational health and safety manual incorporating Applicable Laws, LGL Safety Requirements, policies and procedures, construction methods and incentive programs to encourage occupational health and safety;

c)	Ensure that its employees and the employees of its Subcontractors, before they begin and throughout their employment, are made aware of all occupational health and safety requirements and are notified that compliance therewith is a condition of their continued employment;

d)	Give adequate instructions on a regular basis to all its employees and the employees of its Subcontractors, in accident prevention and safe working practices;

e)	Provide all safety devices, equipment and apparel as are necessary to prevent accidents, injuries and fires, which devices and equipment shall include adequate life protection equipment, machinery guards, fire extinguishers, walkways, ladders, scaffolds and gang planks;

f)	Provide adequate facilities for safe and protected means of entrance and exit to the Work and for the proper inspection and maintenance of all safety devices, equipment and apparel; and

g)	Continuously inspect all Work, materials and Constructional Plant to discover and determine any conditions involving a risk of bodily harm to persons or a risk of damage to property and be solely responsible for discovery, determination and correction of any such conditions.
4.3.6.5	The Contractor shall, prior to commencing the Work, submit a written occupational health and safety program for the Work for LGL’s review and approval. Such review and approval shall not relieve the Contractor of its responsibility for occupational health and safety or its obligations to undertake any action that may be necessary or required to establish and maintain healthy and safe working conditions on the Site.

4.3.6.6	The Contractor shall coordinate its occupational health and safety procedures with LGL and all other contractors and subcontractors on Site. In recognition of the Contractor’s and LGL’s commitment to improving occupational health and safety without financial restraints, the Contractor unconditionally agrees to work with LGL and accept and carry

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out any direction of LGL relating to occupational health and safety without making any Claim.

4.3.6.7	The Contractor shall, at all times, have one of its employees on Site responsible for occupational health and safety who shall be nominated by the Contractor as its ‘Safety Officer’. The Contractor shall advise LGL in writing of the nominated Safety Officer and of any designate thereof during absence from the Site of the nominated Safety Officer.

4.3.6.8	The Contractor shall immediately report any accident or other occupational health and safety incident to LGL’s senior safety officer on Site and shall, within forty-eight (48) hours thereof, submit an accident/incident report in the form of Appendix 5/P.

4.3.6.9	In the event that any situation of whatsoever nature arises which could present a risk to the occupational health and safety of a worker, LGL shall have the absolute right to suspend the Work or any part thereof pursuant to Clause 4.2.5 at no cost to LGL, until the situation has been rectified.

4.3.6.10	The Contractor covenants, represents and warrants to LGL that:
i)	The Contractor is familiar with Applicable Laws relating to occupational health and safety, and that the Contractor’s activities will be conducted in compliance with all such Applicable Laws, so as not to give rise to any breach thereof or any non-compliance therewith by LGL or any of its directors, officers, employees, agents, consultants or related corporations;

ii)	All employees of the Contractor have been properly trained with respect to occupational health and safety concerns associated with the Contractor’s activities, and methods and systems for ensuring worker safety;

iii)	The Contractor will exercise due diligence in ensuring the protection and safety of workers and without limitation, the Contractor shall implement such systems and procedures, and provide all such equipment and facilities, necessary so as to ensure worker protection and safety;

iv)	The Contractor shall be fully responsible for acts or omissions of any Subcontractors and shall ensure that any Subcontractor complies with the provisions of this Clause 4.3.6 and any other provision of the Contract which relates to occupational health and safety matters as if such Subcontractor was the Contractor hereunder;
4.3.7	Protection of Persons, Property and Existing Services

4.3.7.1	The Contractor shall provide, erect and maintain all barricades, guards, fencing, temporary roadways, footpaths, bridges to excavations, signs and lighting and provide and maintain all watching and traffic flagging required by Applicable Laws or necessary for the protection of any person or property and shall remove the same when no longer required.

4.3.7.2	The Contractor shall avoid obstruction or damage to roadways, footpaths, drains, watercourses, public utility and other services on or adjacent to the Site, which are visible or the location of which can be ascertained by the Contractor from the appropriate authority or from LGL. The Contractor shall have any obstruction or damage, which it causes, rectified immediately at its own cost. In the event that the Contractor fails to have such rectification carried out, LGL may arrange for such rectification on behalf of the Contractor and recover the costs as a debt due from the Contractor to LGL.

4.3.7.3	The Contractor shall avoid interference with or damage to property on or adjacent to the Site and shall provide temporary protection for and shall pay the cost of any repair and

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reinstatement of all damage caused by the Contractor, its employees, agents or Subcontractors or the employees of any such agents or Subcontractors, either directly or indirectly. In the event of the Contractor’s failure to pay such costs, LGL may make payment on behalf of the Contractor and recover the costs as a debt due from the Contractor to LGL.

4.3.7.4	The Contractor shall prevent nuisance to and minimise the impact of its activities on the owners, tenants or occupiers of properties adjacent to the Site and to the public.

4.3.7.5	Should it be necessary for the execution of the Work or any Temporary Works, to alter, shutdown or otherwise affect any existing service, the Contractor shall advise the Engineering Manager of same forty-eight (48) hours prior to such alteration, shutdown or affect and shall co-ordinate same with the Engineering Manager to minimise the effect thereof.

4.3.8	Care of the Work

4.3.8.1	From the commencement of the Contract to the expiration of the Defects Liability Period the Contractor shall be solely liable for the care of the Work, the Temporary Works and all materials, Constructional Plant and other things that are brought on to the Site by or on behalf of the Contractor or any of its Subcontractors for the purpose of carrying out the Work or that are entrusted to it by LGL.

4.3.8.2	The Contractor shall at its own cost make good to the satisfaction of LGL any loss of or damage to the Work, the Temporary Works, materials, Constructional Plant and other things resulting from any cause whatsoever (save and except the Excepted Risks as defined in Clause 4.3.8.3) when such making good is necessary for the satisfactory completion of the Work. When so ordered by LGL any such loss or damage caused by any of the Excepted Risks shall be made good by the Contractor as a Variation to the Contract.

4.3.8.3	The Excepted Risks are:
i)	Any negligent act or omission of LGL or the employees, consultants or agents of LGL;

ii)	Any risk specifically excepted in the Contract;

iii)	War, invasion, act of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection or military or usurped power, martial law or confiscation by order of any Government or public authority.
4.3.9	Cleaning Up

4.3.9.1	The Contractor shall keep the Work clean and tidy as it proceeds and regularly remove from the Site rubbish and surplus material arising from the execution of the Work.

4.3.9.2	Within fourteen (14) days of the issue of the Certificate of Practical Completion, the Contractor shall remove all buildings, workshops, Temporary Works and Construction Plant which it may have constructed or brought on the Site for carrying out the Work.

4.3.9.3	If the Contractor fails to comply with any obligation imposed on it by this Clause, LGL may, without prejudice to any other rights or remedies, after giving notice in writing to the Contractor, carry out the work of cleaning and tidying up and remove all buildings, workshops, Temporary Works and Construction Plant to a point of storage and the costs

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incurred by LGL in carrying out such work and providing such storage may be recovered by LGL as a debt due to LGL by the Contractor.

4.3.10	Environmental Responsibilities

4.3.10.1	LGL places and requires the Contractor to place the highest importance and priority on environmental protection during the performance of the Work. The Contractor shall be responsible for ensuring that the Work is executed in an environmentally responsible manner and that adequate practices are at all times adopted to ensure that LGL’s environmental responsibilities are met with respect to carrying out the Work.

4.3.10.2	The Contractor shall ensure that its employees on Site are familiar with Applicable Laws relating to protection of the environment and shall ensure that all its employees and the employees of its Subcontractors comply with all such Applicable Laws.

4.3.10.3	The Contractor shall immediately report any environmental accident or incident to LGL’s senior safety officer on Site and shall, within forty-eight (48) hours thereof, submit an environmental accident/incident report in the form of Appendix 5/P.

4.3.10.4	In the event that any situation of whatsoever nature arises which could present a risk to the environment, LGL shall have the absolute right to suspend Work pursuant to Clause 4.2.5 at no cost to LGL, until the situation has been rectified.

4.3.10.5	The Contractor covenants, represents and warrants to LGL that:
i)	The Contractor is familiar with Applicable Laws relating to environmental protection, and that the Contractor’s activities will be conducted in compliance with all such Applicable Laws, so as not to give rise to any breach thereof or any non-compliance therewith by LGL or any of its directors, officers, employees, agents, consultants or related corporations;

ii)	All employees of the Contractor have been properly trained with respect to environmental concerns associated with the Contractor’s activities, and methods and systems for ensuring environmental protection;

iii)	The Contractor will exercise due diligence in ensuring environmental protection and, without limitation, the Contractor shall implement such systems and procedures, and provide all such equipment and facilities, necessary so as to ensure environmental protection; and

iv)	The Contractor shall be fully responsible for acts or omissions of any Subcontractors and shall ensure that each Subcontractor complies with the provisions of this Clause 4.3.10 and any other provision of the Contract which relates to environmental protection as if such Subcontractor was the Contractor hereunder.
4.3.11	General Contractor Warranties

4.3.11.1	The Contractor covenants, represents and warrants to LGL that:
i)	The Contractor has and will continue (for as long as it has any obligation or liability under this Contract) to have the requisite power and authority to enter into and perform its obligations and discharge its liabilities under this Contract;

ii)	The Contractor has taken all necessary action to authorise the execution, delivery and performance by it of this Contract;

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iii)	this Contract and the obligations created by it are binding obligations;

iv)	all consents necessary to be obtained by it in relation to the execution, delivery, performance, validity and enforceability of this Contract have been obtained or effected and are in full force and effect; and

v)	it will, and it will ensure that its employees, contractors and agents will, at all times:
(A)	be suitably qualified and experienced;

(B)	be appropriately licensed and authorised in accordance with Applicable Laws; and

(C)	obtain all necessary approvals and required government consents;

to perform the Work.
4.4	LIABILITIES

4.4.1	Defects

4.4.1.1	The Contractor shall, in addition to any liability which may exist under any Applicable Laws, be liable for the rectification of all omissions and defects in the Work listed on the Certificate of Practical Completion or becoming apparent during a Defects Liability Period of twelve (12) months which shall commence on the Date of Practical Completion. Such rectification shall include the making good, repair or replacement of any other works or property affected by the defect or rectification works.

4.4.1.2	The Contractor shall rectify any minor omissions and minor defects listed on the Certificate of Practical Completion within fourteen (14) days of the issue of the Certificate of Practical Completion.

4.4.1.3	Any omissions and defects which become apparent during the Defects Liability Period and which are due to any cause, including design, workmanship or materials for which the Contractor is responsible shall be rectified by the Contractor when directed to do so by LGL. At its discretion, LGL shall state the omissions or defects or in what respect the Work is otherwise defective, the making good, repair or replacement of any other works or property required and the date by which rectification shall be commenced and completed, but no such direction shall be given by LGL later than twenty-eight (28) days after the expiration of the Defects Liability Period.

4.4.1.4	If any rectification referred to in Clauses 4.4.1.2 or 4.4.1.3 is not commenced or completed within the time stipulated, LGL may carry out the rectification at the Contractor’s expense but without prejudice to any other rights that LGL may have against the Contractor in respect of the rectification. The cost incurred by LGL in so carrying out the rectification shall be a debt due from the Contractor to LGL. Notwithstanding the provisions of this Clause, the Contractor shall not be responsible for the effects of fair wear and tear during the Defects Liability Period.

4.4.1.5	If it becomes necessary for the Contractor to carry out any rectification, the provisions of this Contract relating to the Work shall apply to the rectification as if it were the Work and the Defects Liability Period for that part of the Work on which the rectification was executed shall commence on the day on which the rectification work is completed. LGL may approve a shorter Defects Liability Period in respect of any rectified work.

4.4.1.6	For the purposes of carrying out any rectification or making tests or inspecting the working records of the Work and taking notes there from, and subject to the approval and requirements of LGL, the Contractor shall have the right of entry in so far as it may be

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necessary for all or any of those purposes, at its own risk and cost and at all reasonable times, to the Site and the Work.

4.4.1.7	Any action taken by the Contractor for any of the purposes expressed in this Clause shall not disrupt or inconvenience the normal activities of the Mine.

4.4.2	Royalties, Patents, Copyrights and Other Intellectual Property Rights

4.4.2.1	Unless otherwise provided for in the Contract, all payments (whether or not accrued, due and payable at the date of the Contract) for royalties and patent rights, registered designs, trade marks or names, copyright and other protected rights and all fees then or thereafter to become payable for or in connection with any land (excluding mineral royalties), matter or thing used or required to be used in performance of the Contract or to be supplied under the Contract shall be included by the Contractor in the Contract sum and shall be paid by it to those to whom and at the time at which they become payable.

4.4.2.2	The Contractor shall indemnify LGL and its directors, officers, employees, agents and consultants against any action, suit, proceeding, claim or demand, in respect of all costs or expenses arising from, or incurred by reason of, any infringement or alleged infringement of letters patent, registered design, trade mark or name, copyright or other protected rights, in respect of any machine, equipment, work, material or thing, system or method of using, fixing of or working, or any arrangement used or fixed or supplied by the Contractor for the purposes of the Contract.

4.4.2.3	Title to, copyright in and other intellectual property rights in any documents, plans, specifications, designs, drawings, sketches, reports and materials produced for or in connection with the Works vests in LGL on creation and LGL grants to the Contractor an irrevocable royalty free, non-exclusive licence to use that material in connection with the supply of the Works.

4.4.3	Accident or Injury to Employees

4.4.3.1	The Contractor indemnifies LGL and its directors, officers, employees, agents and consultants, against liability for all loss or damage resulting from personal injury to or the death of (reduced to the extent of any contribution by LGL or its directors, officers, employees, agents and consultants) the Contractor or of any Subcontractor or any employee or agent of the Contractor or of any Subcontractor occurring during the currency of the Contract and arising out of or in connection with the execution of the Work under claims, demands, actions, suits or proceedings, including costs and expenses under Applicable Laws.

4.4.4	Property Damage and Public Risk

4.4.4.1	Subject to Clause 4.4.4.2, the Contractor indemnifies LGL and its directors, officers, employees, agents and consultants against all loss of or damage to property of LGL and its directors, officers, employees, agents and consultants, or any of them, and from and against any claim, demand, action, suit or proceeding that may be made or brought by any person against LGL and its directors, officers, employees, agents and consultants, or any of them, in respect of personal injury to or the death of any person or loss of or damage to any property arising out of or as a consequence of the construction or maintenance of the Work by the Contractor or its Subcontractors and also from any costs and expense that may be incurred in connection with any such claim, demand, action, suit or proceeding.

4.4.4.2	The Contractor shall not, under Clause 4.4.4.1, be rendered liable for or in respect of loss of or damage to property or personal injury to or death of any person resulting from any breach by LGL of any provision of the Contract or any negligent act or omission of LGL

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or for or in respect of any claims, demands, actions, suits or proceedings, costs and expenses whatsoever in respect thereof or in relation thereto.

4.4.5	Taxes and Contributions

4.4.5.1	The Contractor shall be solely responsible for and indemnifies LGL against claims or liability for the payment of all corporate taxes, statutory levies, payroll taxes and fringe benefit taxes related to or arising from performance of the Work. Further, the Contractor shall make all contributions to pension funds that may be required to be made on behalf of its employees or agents under any Applicable Laws, or any Award, or Collective or Industrial Agreement to which they are subject, and indemnifies LGL and its directors, officers, employees, agents and consultants against liability for all loss including claims, demands, actions, suits and proceedings, and the costs and expenses relating thereto, arising as a result of its failure to do so.

4.4.5.2	The Contractor indemnifies LGL and its directors, officers, employees, agents and consultants against liability for all loss including claims, demands, actions, suits and proceedings, and the costs and expenses relating thereto arising out of or caused by failure of the Subcontractor to fully and properly comply with these requirements.

4.4.5.3	Liability for Tax

In this clause:

“Tax” means any tax, levy, royalty, rate, duty, fee, impost, or other charge imposed by any governmental, semi-governmental, or other body authorised by law whether in PNG, Australia or elsewhere to impose such Tax. Without limiting the generality of the foregoing, Tax includes any withholding tax (including foreign Contractor withholding tax), goods and services tax, value added tax, petroleum resource rent tax, any tax respecting environmental effects including a carbon tax.

“Income Tax” means any tax of general application imposed on net income.

4.4.5.3	(a) The Contractor shall reimburse LGL for the amount of LGL’s liability for any Tax (excluding Income Tax) in respect of any supply made by the Contractor under this Contract.

4.4.5.3	(b) Any consideration to be paid or provided for a supply made under or in connection with this Contract is expressed inclusive of all Tax, other than GST, in force at the Commencement Date.

4.4.5.3	(c) Should LGL be required to withhold any amounts on account of any Tax (excluding income Tax), the corresponding withheld amount will be taken as a reduction in the consideration to be paid or provided.

4.4.5.4	GST

4.4.5.4	In this clause:

“Australian GST Law” has the meaning given to the term “GST Law” by the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

“Consideration” has the meaning given by the Australian GST Law or the PNG GST Law;

“Goods” has the meaning given to that term by the Australian GST Law or the PNG GST Law, as applicable;

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“GST” means GST as that term is defined by the Australian GST Law or the goods and services tax referred to in sections 6 and 8 of the PNG GST Law, as applicable;
“GST Amount” means, in relation to a Taxable Supply, the amount of GST payable in respect of that Taxable Supply under either the Australian GST Law of the PNG GST Law as the case may be;
“GST Group” has the meaning given by the Australian GST Law or the PNG GST Law (as applicable);
“Input Tax Credit” means an input tax credit as that term is defined in the Australian GST Law or a credit for input tax as that term is defined in the PNG GST Law, as applicable and a reference to an Input Tax Credit entitlement of a Party includes, as applicable:
(i) An input tax credit for an acquisition made by that Party but to which another member of the same GST Group is entitled; or
(ii) A credit for input tax for a supply which is made to that Party but which is deemed by the PNG GST Law to be made to the representative member or a group of companies;
“PNG GST Law” means the Goods and Services Tax Act 2003 (PNG);

“Recipient” has the meaning given to that term by the Australian GST Law or the PNG GST Law, as applicable;

“Tax Invoice” has the meaning given by the Australian GST Law or the PNG GST Law, as applicable; and

“Taxable Supply” means a taxable supply as that term is defined in the Australian GST Law (excluding the reference to section 84-5 of the A New Tax System (Goods and Services Act 1999 (Cth)) or a supply upon which goods and services tax is imposed by the PNG GST Law, as applicable.

4.4.5.4	(a) Any consideration to be paid or provided for a supply made under or in connection with this Contract, unless specifically described in this Contract as “GST inclusive”, does not include an amount on account of GST. LGL is zero rated for GST for supplies made in PNG.

4.4.5.4	(b) The Contractor will make all reasonable endeavours to ensure the supply of any Goods is GST-free under Australian GST Law. In this regard and where applicable to supply of equipment with the Works, the Contractor warrants that it will export any Goods within 60 days of the earlier of receiving any consideration for the supply or issuing an invoice for the supply and that it will hold sufficient documentary evidence to substantiate the export of the Goods within the 60 day timeframe.

4.4.5.4	(c) Despite any other provision in this Contract, if a party (“Supplier”) makes a supply under or in connection with this Contract on which GST is imposed to any extent (not being a supply the consideration for which is specifically described in this Contract as “GST inclusive”):
(i) The consideration payable or to be provided for that supply under this Contract is increased by, and the recipient of the supply (“Recipient”) must also pay to the Supplier, an amount equal to the GST payable by the Supplier on that supply;
(ii) The amount by which the GST exclusive consideration is increased must be paid to the Supplier by the Recipient at the same time as the GST exclusive consideration is payable or to be provided; and

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(iii) Notwithstanding any other provision of this Contract, the Recipient is not required to pay any amount unless it has received a valid tax invoice (or valid adjustment note) for that taxable supply.
4.4.5.5	Reimbursements

4.4.5.5	(a) If a payment to a party under this Contract is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment must be reduced by the amount of any input tax credit to which that party is entitled for that loss, cost or expense. That party is assumed to be entitled to a full input tax credit unless it proves, before the date on which the payment must be made, that its entitlement is otherwise.

4.4.5.6	Adjustment Events

4.4.5.6	(b) If, at any time, an adjustment event arises in respect of any supply made by a party under this Contract, a corresponding adjustment must be made between the parties. Payments to give effect to the adjustment must be made between the parties and the Supplier must issue a valid adjustment note in relation to the adjustment event.

4.4.5.7	No Merger

4.4.5.7	(a) This clause does not merge on completion or termination of this Contract.

4.4.6	Survival of Indemnities

4.4.6.1	All indemnities provided for under the Contract shall survive termination of the Contract.

4.5	LEGALITIES

4.5.1	Construction of the Contract

4.5.1.1	The Contract shall be governed by and construed with reference to the laws for the time being in force in the jurisdiction stated in Clause 1.8.(Total Project Data)

4.5.1.2	All prices and sums of money and all payments made under the Contract shall be in the currency stated in Clause 1.8 (Total Project Data) and payments shall be made at the place named therein.

4.5.1.3	All measurements of physical quantities shall be in the units stated in Clause 1.8 (Total Project Data).

4.5.1.4	If any provision of the Contract shall be determined to be void, illegal or unenforceable by a court of competent jurisdiction, such provision shall be separable and struck from the Contract and the validity and enforceability of the remaining provisions of the Contract shall not be effected thereby.

4.5.1.5	LGL may, at any time, deduct from any amount due or becoming due to the Contractor under this Contract all debts and amounts due from the Contractor to LGL whether under or in connection with this Contract or otherwise.

4.5.2	Evidence of the Contract

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4.5.2.1	Until the Formal Instrument of Agreement referred to in Clause 4.5.2.2 is executed by the parties, the agreement in writing between the Contractor and LGL for the execution of the Work, including the documents or the parts of the documents to which reference may properly be made in order to ascertain the rights and obligations of the parties in relation to the Work, shall constitute the Contract between them.

4.5.2.2	As soon as practicable after the Date of Acceptance of Tender, LGL shall prepare, in duplicate, a Formal Instrument of Agreement incorporating all Contract Documents.

4.5.2.3	Within fourteen (14) days after being requested in writing by LGL so to do, the Contractor shall execute both copies of the Formal Instrument of Agreement at the place and in the manner directed in writing by LGL and shall return both copies to LGL duly executed.

4.5.2.4	On receipt from the Contractor of the two copies of the Formal Instrument of Agreement duly executed by the Contractor, LGL shall, as soon as practicable, execute both copies of the Formal Instrument of Agreement and shall forward one of such copies to the Contractor.

4.5.2.5	If the Contractor fails to duly execute the Formal Instrument of Agreement within the time and in the form prescribed herein, LGL shall be entitled to treat such failure as a default under Clause 4.5.4 (Default or Insolvency).

4.5.2.6	The Formal Instrument of Agreement shall be in a form similar to that set out in Appendix 5/Q.

4.5.3	Documents

4.5.3.1	The documents, which constitute or evidence the Contract, shall be taken as mutually explanatory and, subject to any clauses providing for order of precedence in case of inconsistencies, anything contained in one but not in another shall be equally binding as if contained in all. The Engineering Manager shall explain any ambiguity, discrepancy or inconsistency, which is identified and is not covered by a clause providing for order of precedence in case of inconsistencies. If the Contractor finds any such ambiguity, discrepancy or inconsistency it shall immediately refer it in writing to the Engineering Manager.

4.5.3.2	Minor items not expressly mentioned in the Contract but which are necessary for the satisfactory completion of the Work shall be supplied and executed by the Contractor without adjustment to the Contract Sum.

4.5.3.3	The Contractor shall make allowance for slight variations in dimensions shown on drawings which may be caused by unavoidable inequalities in the sizes of materials.

4.5.3.4	Drawings made to larger scales and those showing details of particular parts of the Work shall be taken as correct in preference to those made to smaller scales and for more general purposes. Where any discrepancy exists between figured and scaled dimensions, the figured dimensions shall prevail.

4.5.3.5	LGL shall supply to the Contractor free-of-charge, all reasonable quantities of drawings or other written information as are necessary for the purposes of execution of the Work. If the Contractor shall require additional drawings or other written information, then the Contractor shall make such requests in writing. All such additional drawings or other written information supplied to the Contractor shall be deemed to be part of the Contract Documents. All documents supplied to the Contractor under this clause or otherwise shall be returned to LGL on demand in writing and shall not be used by the Contractor for any purpose other than execution of the Work.

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4.5.3.6	The Contractor shall supply to LGL free-of-charge, at least three (3) copies of such drawings or other written information as it is required by this Contract to supply. If the Engineering Manager considers that such drawings or other written information are suitable for use, the Contractor shall be given permission to use them accordingly and one copy shall be returned to it. Notwithstanding the grant of permission to use any such drawings or other written information, the Contractor shall be bound to carry out and complete the Work strictly in accordance with the Contract. Permission for the use of any such drawings or other written information shall not relieve the Contractor from the full responsibility for the correctness of such drawings or other written information except in so far as any error in or omission from any such drawings or other written information has been caused by an error in or omission from any document which LGL has issued or caused to be issued.

4.5.3.7	During the execution of the Work, the Contractor shall keep and maintain on Site, two (2) complete sets of drawings in print form progressively marked up to show all as constructed detail to the satisfaction of LGL. On completion of appropriate stages of the Work as determined from time to time by the Engineering Manager, one (1) set of drawings shall be handed to LGL. As a requirement of Practical Completion, the Contractor shall prepare and provide to LGL one (1) full set of as constructed drawings in electronic and hard copy format.

4.5.4	Default or Insolvency

4.5.4.1	If the Contractor defaults in the performance of its obligations under the Contract or refuses or neglects to comply with any direction given in writing in accordance with the Contract, LGL may issue to the Contractor a Show Cause Notice, in a similar form to Appendix 5/R, requiring the Contractor to show cause in writing why the powers hereinafter contained should not be exercised. Such notice shall specify the period (which shall not be less than three (3) days after service of notice) by which the Contractor is required to show cause as aforesaid. If the Contractor fails to show cause to the satisfaction of the Engineering Manager, why the powers hereinafter contained should not be exercised, LGL, without prejudice to any other rights or remedies that it may have against the Contractor, by notice in writing may:
i)	Take any part of the Work remaining to be completed wholly or partly out of the hands of the Contractor or of any person in whose hands or possession the Work or any part of it may be; or

ii)	terminate the Contract.
4.5.4.2	If LGL elects to exercise the power conferred on it by Clause 4.5.4.1, it may:
i)	Suspend progress payments;

ii)	Complete any part of the Work remaining to be completed and for that purpose may let a contract, or may employ persons to carry out the completion of the Work;

iii)	Take possession of, use, and permit other persons to use any materials, Constructional Plant, and other things, which are owned by the Contractor and are requisite and necessary for the purpose of completing the Work. The Contractor shall have no right to any compensation or allowance in respect thereof, other than the right to require LGL to ensure the maintenance in good working order of the Contractor’s Constructional Plant during the use thereof; and/or

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iv)	Require the Contractor to assign, within three (3) days, to LGL without payment, the benefit of any agreement for the supply of materials or for the execution of any part of the Work.
4.5.4.3	On completion of the Work, LGL shall determine the cost of the Work comprising payments to the Contractor and costs incurred by LGL in carrying out the completion of the Work. If the costs so determined are greater than the amount which would have been paid to the Contractor if the whole of the Work had been carried out by it, the Contractor shall pay LGL the difference between the two amounts and such sum shall be a debt due from the Contractor to LGL. Should the costs so determined be less than the amount which would have been paid to the Contractor, LGL shall pay to the Contractor whichever is the lesser amount of either the balance of the Contract value of that part of the Work actually executed by the Contractor but not paid or the amount by which the costs are determined to be less.

4.5.4.4	No action taken by LGL under this clause shall vitiate the Contract or operate to the prejudice of any other rights or remedies of LGL at law or in equity.

4.5.4.5	If the Contractor:
i)	being a person, commits an act of bankruptcy or presents against himself or herself or has presented against him or her a petition in bankruptcy or a sequestration order is made against him or her or he or she enters into any scheme of arrangement or any composition with his or her creditors or executes as a debtor a deed of arrangement or a deed of assignment; or

ii)	being a company, takes or has taken or instituted against it any action or proceeding whether voluntary or compulsory which has as an object or may result in the winding up of the company, other than a voluntary winding up by members for the purpose of reconstruction or amalgamation, or is placed under official management or enters into a compromise or other arrangement with its creditors or a controller is appointed or a receiver or receiver and manager is appointed to carry on its business for the benefit of its creditors or any of them

iii)	breaches a safety requirement or direction from LGL in relation to safety which is of a nature significant enough to justify termination
LGL may, by notice in writing, proceed as per Clause 4.5.4.1 (i) or (ii) above but without the requirement to issue a Show Cause Notice as detailed therein.

4.5.4.6	All remedies for any breach of, or default under, the Contract are cumulative and not exclusive, and a party may pursue and enforce any and all remedies available at law, in equity or under the Contract concurrently, consecutively or alternatively, unless the contrary is stated expressly in the Contract.

4.5.5	LGL’s Right to Terminate the Contract

4.5.5.1	LGL may, at its option, at any time and for any reason it may deem advisable, terminate the Contract, in which event the Contractor shall, having regard to any progress payments already made and any debts due from the Contractor to LGL, be entitled to receive payment and compensation as follows:
i)	FOR LUMP SUM ITEMS: The Engineering Manager shall determine the percentage completion of such items up to the time of the termination of the

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Contract and the Contractor shall be paid the percentage so determined of the value of the Lump Sum items.

ii)	FOR UNIT PRICE ITEMS: The Engineering Manager shall determine the number of items completed up to the time of the termination of the Contract and the Contractor shall be paid for the number of items so determined at the unit prices listed in the Contract.

iii)	DEMOBILIZATION: The Contractor shall be paid such an amount as in the opinion of the Engineering Manager will adequately compensate the Contractor for moving its employees, equipment, tools, supplies and materials off the Site.

iv)	ADDITIONAL COMPENSATION: The Contractor shall be paid an additional amount to compensate the Contractor for any inconvenience, loss or damage incurred by it due to the termination of the Contract. Such compensation shall be determined by the Engineering Manager but shall amount to not more than of the Contract value of Work which the Contractor executed in the period of sixty (60) Days prior to the date of the notice of termination of the Contract.
4.5.5.2	It is specifically agreed that the amounts determined pursuant to Clause 4.5.5.1 shall be the Contractor’s total entitlement for the consequences of any such termination.

4.5.6	Disputes

4.5.6.1	In case any dispute or difference shall arise between LGL and the Contractor, either during the progress of the Work or after termination, repudiation or breach of the Contract, as to the construction of the Contract or as to any matter or thing whatsoever arising thereunder or in connection therewith, then the aggrieved party shall give to the other notice in writing setting out in full the detailed particulars of the dispute or difference. Upon receipt or issue of the notice, LGL shall give written notice to the Contractor appointing a date, time and venue for a conciliation meeting to be held to discuss in detail the dispute or difference and may appoint such further time as may be necessary for the continuation thereof. The parties shall not be legally represented at the conciliation meeting but shall present in their own manner, with the assistance of witnesses and documentary evidence, the details of their respective cases.

4.5.6.2	If at the conclusion of the conciliation meeting the parties fail to resolve the dispute or difference, either party may give to the other within fourteen (14) days, a notice stating that at the expiration of thirty (30) days, it will proceed to have the dispute or difference referred to senior management representatives of both LGL and the Contractor who shall meet on a without prejudice basis to discuss the dispute and use their reasonable endeavours to resolve the dispute amicably and in the interests of both parties in reliance on this contract.. Each party is to meet its own costs of preparation and attendance at any dispute resolution process under clauses 4.5.6.1 or 4.5.6.2.

4.5.6.3	If at the conclusion of the meeting between senior executives or the expiration of 60 days whichever is the earlier, the parties fail to resolve the dispute or difference, either party may give to the other within fourteen (14) days, a notice stating that at the expiration of thirty (30) days, it will proceed to have the dispute or difference referred to a court of competent jurisdiction in the jurisdiction stated in Clause 1.8 (Total Project Data) and at the expiration thereof, but not before, may so proceed.

4.5.7	Service of Documents

4.5.7.1	Any notice, communication or other document shall be deemed to have been given or served if delivered in person, in the case of LGL, to the Engineering Manager and in the case of the Contractor, to a person occupying one of the positions of authorization set out

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in Tender Form Appendix 3/G, or if mailed by prepaid mail, in the case of LGL, to the address given for LGL in Clause 1.8 (Total Project Data) or in the case of the Contractor, to the address given for it in Tender Form Appendix 3/C (or at such substitute address as either party may, from time to time, direct in writing) or if sent by facsimile transmission, to the facsimile number at the party’s normal place of business. Any such notice shall be deemed to have been received, if delivered, or sent by facsimile, on the first business day following the date of delivery or transmission, and if mailed, on the tenth business day after the date of mailing.

4.5.7.2	Where any notice or other document requires an act or thing to be done or performed or allowed within the time or period specified in that notice or document, then the same shall be sent by certified or registered mail, served personally, or shall be sent by facsimile transmission.

4.5.8	LGL Right to Audit

4.5.8.1	LGL reserves at its discretion, the right to audit the Contractor’s books, records (including payroll and primary accounting records) and supporting documentation for any purpose, including the verification of any Claim made by the Contractor.

4.5.8.2	In the event that LGL applies to the Contractor to exercise its right under Clause 4.5.8.1, the provision of access to such books, records and supporting documentation shall be a condition precedent to the Contractor’s right to receive any further payments, return or release of security or to commence or proceed in accordance with Clause 4.5.6 whether such proceedings have commenced or not.

4.5.9	Definitions and Interpretations

4.5.9.1	In the Contract (as hereinafter defined) the following words and expressions shall have the meanings hereby assigned to them, except where the context otherwise requires:

“Actual Direct Costs” shall mean the actual monetary value paid by the Contractor as evidenced by both invoices and payment receipts or, with respect to depreciation, the actual percentage taken into account in the Contractor’s balance sheets.

“Actual Onsite Overhead Costs” shall mean for any given period, the actual direct cost to the Contractor of its:
•	Buildings on Site (based on cost of depreciation);

•	Senior Site representative (providing such person is not directly engaged in physical construction of the Work);

•	Clerical staff;

•	Services costs (such as telephone, fax, power and water);

•	Liability and Works Insurances, other than workers compensation;

•	Office furnishings and equipment (based on cost of depreciation); and

•	Office consumables at Site.
“Additional Reasonable And Valid Charges For Procurement And Delivery To The Site” shall mean the actual direct costs to the Contractor of ordering delivering and paying for goods. As a matter of convenience, this will be generally regarded as the invoiced delivery charges, plus of the invoiced cost of the goods unless actual cost records are provided or called for

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“Adjusted Contract Sum” means the Contract Sum as herein defined, adjusted by any additions or deductions which may be required to be made pursuant to the Contract including the addition or deduction of the value of Variations and Dayworks.
“Alternative Schedule” means an amended version of the current Contract Schedule which alters the logic and/or duration and resources of the current Contract Schedule, such that notwithstanding the delay, the same Contract completion date is achieved.
“Applicable Laws” means and includes all laws, by-laws, statutes and regulations and any conditions, orders or requirements of any governmental or other authority having jurisdiction over the Work or the execution of the Work.
“Area Manager” means the person or persons appointed in writing from time to time by LGL to occupy the position of Area Manager for the Contract.
“Award, Collective Or Industrial Agreement” means any law or agreement which sets out terms and conditions of employment applicable to the employees of the Contractor.
“Claim” means any assertion by the Contractor to be entitled to be paid any amount in addition to the Contract Sum
“Clause” means a clause of the Contract
“Contract” means the final and concluded agreement between LGL and the Contractor concerning the execution of the Work which is evidenced in accordance with Clause 4.5.2
“Contract Sum” means:
i)	Where payment is to be made on a Lump Sum basis, the sum which is stated in the Contract to be payable to the Contractor for the execution of the Work by the Contractor and the performance of the obligations of the Contractor under the Contract.

ii)	Where payment is to be made on a Schedule of Rates basis, the sum ascertained upon completion of the Work by calculating the products of the unit rates set out in the Schedule of Rates and the actual quantities of Work executed to complete the Original Scope of Work and adding to the sum thereof, the total of any amount properly payable for Work done in respect of Lump Sums, provisional sums, contingency sums, or other sums included in the Schedule of Rates for the Original Scope of Work.

iii)	Where payment is to be made on a part Lump Sum and part Schedule of Rates basis, the aggregate of the sums referred to in paragraphs i) and ii).
“Contractor” means the person who as party to the Contract is bound to execute the Work in accordance with the Contract, and includes that person’s heirs, executors, administrators and permitted assigns, and in the case of a corporate body, its successors and permitted assigns.
“Construction Manager” means the person appointed from time to time by LGL to occupy the Position of Construction Manager.
“Constructional Plant” means all plant, equipment, motor vehicles, appliances and things (including scaffolding, formwork and the like) of whatsoever nature used or in use in or about the execution of the Work, but does not include materials, plant, equipment or other things intended to form or forming part of the Work.

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“Contract Variation” OR “C.V.” means a written authorization from LGL to the Contractor in the form of Appendix 5/J to carry out a Variation
“Date for Practical Completion” means the date for Practical Completion shown on the Contract Schedule agreed upon prior to Award of the Contract or if not so shown, as otherwise set out in the Contract.
“Date of Acceptance of Tender” means the date, which appears upon the notice in writing of acceptance of the Contractor’s Tender, issued by LGL.
“Date of Practical Completion” means the date certified by the Engineering Manager on the Certificate of Practical Completion (Appendix 5/M) as the day upon which the Work reached the stage of Practical Completion
“Day” means a calendar day
“Dayworks” means extra Work carried out by the Contractor pursuant to a Site Instruction issued by LGL directing such extra Work to be carried out on a Dayworks basis pursuant to Clause 4.2.8.
“Daily Hire Rates” means rates of payment per day
“Defects Liability Period” means the period from Practical Completion during which the Contractor has an obligation under the Contract to rectify any defects in the Work which become apparent during that period.
“Engineering Manager” means the person appointed in writing from time to time by LGL to occupy the position of Engineering Manager for the Contract.
‘Hourly Hire Rates’ means rates of payment per hour.
“LGL” means the entity defined in section 1 as “LGL” and includes its successors and assigns.
“Lump Sum” means total amount, global sum and is deemed to be inclusive of all costs of whatsoever nature.
“Month” means calendar month.
“Original Contract Period” means the period from the Date of Acceptance of Tender to the Date for Practical Completion
“Original Scope Of Work” means the extent of the Work which is evident from or which can reasonably be inferred from the Contract.
“Person” includes a firm or corporation or unincorporated entity as well as an individual.
“Practical Completion” is that stage in the execution of the Work when:
i)	the Work is complete except for minor defects or omissions:
•	which do not prevent the Work from being reasonably capable of being used for its intended purpose;

•	in relation to which the Engineering Manager determines that the Contractor has reasonable grounds for not promptly rectifying them; and

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•	rectification of which will not damage the convenient use of the Work, and
ii)	those tests which are required by the Contract to be carried out and passed before the Work is handed over to LGL, have been carried out and passed; and

iii)	such documents and other information required under the Contract which, in the opinion of the Engineering Manager, are essential for the use, operation and maintenance of the Work, have been supplied.
“Progress Claim” means a claim for payment made by the Contractor in accordance with Clause 4.2.6
“Quotation Price Request” or “Q.P.R.” means a request for a quotation in the form of appendix 5/H issued by LGL via a Site Instruction and in accordance with Appendix 5/1.
“Revised Schedule” means an amended version of the current Contract Schedule, which shows the projected effect of a delay without otherwise altering the logic of the Schedule.
“Schedule of Rates” means a rate schedule included in the Contract which in respect of any section or item of the Work, shows the rate or respective rates of payment for the execution of that section of the Work and which may also include Lump Sums, provisional sums, contingency sums, other sums, quantities and prices.
“Scope of Work” means the total extent of the Work required.
“Site” means the lands and other places to be made available and any other lands and places made available to the Contractor by LGL for the execution of the Work.
“Standards” means the standards specified in the Contract for any part of the Work, or if no relevant standard is specified, the standard published by the International Standards Organization (ISO) or if no relevant ISO standard exists, the standard published by the standards organization for the country in which the Work is performed.
“Subcontractor” means any person or entity with which the Contractor has a contractual relationship which provides for that person or entity to perform part of the Work.
“Supplier” means any person or entity that provides material, plant or equipment to the Contractor for the Work.
“Temporary Works” means any work on the site (other than Constructional Plant) which is required for the execution of the Work but which does not form part of the Work to be handed over to LGL.
“Tender’ means the offer made by the Contractor.
“Tender Email Address” means a specific email address advised in writing by LGL during the tender process for submission of tenders
“Tender Documents” means all of the documents issued by LGL to the Contractor prior to the submission of the Contractor’s Tender.
“Tender Price” means the price tendered by the Contractor for performance of the Work or if no price is tendered, the Estimated Tender Price as defined in clause 2.4
“Tender Rates” means the rates tendered by the Contractor at time of Tender.

Volume 3A Issue 1 October 2006 version 3	Section 4 Page No 32

Section 4 — General Conditions of Contract
“Tender Schedule” means the schedule submitted by the Contractor at time of Tender in accordance with the requirements of Clause 2.5.4 (j)

“Total Project” means the project described in Clause 1.1.1.

“Unit Rates” means rates of payment for identifiable units of Work

“Variation” means a change in the Original Scope of Work and/or Contract Sum authorised by LGL by issue of a Contract Variation.

“Work” or “Works” means all of the deliverable obligations of the Contractor pursuant to the Contract and includes all management, supervision, labour, and materials necessary to achieve those obligations.

4.5.9.2	The Clause headings and sub-clause headings in these General Conditions of Contract shall not be deemed to be part thereof and shall not be used in the interpretation or construction thereof or of the Contract.

4.5.9.3	Words in the singular shall include the plural and words in the plural shall include the singular, according to the requirements of the context.

4.5.9.4	Words importing the masculine gender shall include the feminine gender or the neuter gender, as the case may require.

Volume 3A Issue 1 October 2006 version 3	Section 4 Page No 33

SECTION 5
APPENDICES TO GENERAL CONDITIONS OF CONTRACT

5/A	Organization Chart Construction Management
5/B	Form of Unconditional Bank Guarantee
5/C	Site Instruction
5/D	Project Control System — Site Instruction Flow Chart
5/E	Draft Agenda for Weekly Coordination Meeting
5/F	Resources and Progress Report (3 Sheets)
5/G	Progress Claim (4 Sheets)
5/H	Quotation Price Request (2 Sheets)
5/1	Project Control System — Quotation Price Request Flow Chart
5/J	Contract Variation
5/K	Project Control System — Contract Variation Flow Chart
5/L	Dayworks Sheet (2 Sheets)
5/M	Certificate of Practical Completion
5/N	Final Certificate
5/O	Deed of Release
5/P	Accident/ Incident Report
5/Q	Formal Instrument of Agreement (2 Sheets)
5/R	Show Cause Notice

APPENDIX 5/A

OPERATIONS - MINING / PROCESSING
EXECUTIVE GENERAL MANAGER
ADMINISTRATION
MILL SUPERINTENDENT
MINE SUPERINTENDENT
MINING ENGINEER
GEOLOGIST
MINE SURVEYOR
MOPU PROJECT CONSTRUCTION
PROJECT MANAGER
PRINCIPAL PROJECTS ENGINEER
DESIGN ENGINEERS
PROCUREMENT
CONSTRUCTION MANAGER
ENGINEERING MANAGER
ADMINISTRATION
FINANCE MANAGER
CONTRACTS MANAGER
AREA MANAGER
AREA MANAGER

APPENDIX 5/B
By                                                               Bank of
To: LGL
LGL of                                                               (the Obligee) has entered into a contract with,                                                               of                                                              (the Contractor) For the performance of certain works described as                                                               and referred to as work package                                                               associated with the construction of
WHEREAS the Contractor has agreed to provide security for the due and proper performance of the Contract
NOW THESE PRESENTS WITNESS that at the request of the Contractor and in consideration of the Obligee
(a)	notification has been received by the Surety from both the Obligee and Contractor that this

(b)	until payment has been made to the Obligee by the Surety in accordance with the term hereof, of
Should the Obligee desire payment to be made to it of the whole or any part of the Security Sum the Obligee
IN WITNESS WHEREOF the Surety has executed this Guarantee
Dated this                                          Day of                                          200
SIGNED for and on behalf of the Surety by its duly constituted attorneys:

in the presence of:

Name of Witness:

Address of Witness:

Surety’s address for service of notices:

Facsimile:                                          Telephone:
Email address:

APPENDIX 5/C

L — [Work Package No] — [Reference No ]

Contractor: Work Package:

Project: Date:

Subject:

The Contractor is hereby advised:

LGL INTERNAL USE ONLY
If the Site Instruction does not involve money, check the box No Cost Variation to the Contract
If the Site Instruction does involve money, the site instruction must be completed in as much detail as possible.

Area Manager’s Cost Estimate:

THIS SITE INSTRUCTION IS ISSUED ON THE CONDITION THAT IT IS (Check the appropriate box)
☐	No cost Variation to the Contract

☐	Issue with QPR No___ (work NOT to proceed until CV is issued)

☐	Issued with Dayworks Sheet No___ (work to proceed on Dayworks basis)

Signed	Signed

For & On Behalf Of LGL	For & On Behalf Of The Contractor

Date:	Date:

COPY — Engineering Manager, Area Manager, Contractor (Sign Copy & Return To Area Manager)

APPENDIX 5/E
The following is an outline of the primary items which will be discussed at the weekly co-ordination Meeting:
1.0	Safety & Security
1.1	Review of safety reports and statistics. Review of ongoing safety action plans and incentive programs.
2.0	Progress Reports
2.1	Submission of Contractor’s Weekly Progress Report (Appendix 5/F Sheet 1 Of 3)

2.2	If status of Weekly Progress Report shows any item behind schedule, submission of alternative and revised schedules as per Clause 4.2.4
3.0	Contract Schedule
3.1	Discussion and review of Contract Schedule
4.0 Quotation Price Requests
4.1	Submission and review of any outstanding QPR’s
5.0 Technical Review
5.1	Review of any technical problems
6.0 Interface Review
6.1	Review of any interface problems
7.0 Materials & Logistics
7.1	Review of any problems with materials or logistics
8.0 Quality Control
8.1	Review of Quality Plans and Reports. Review action required on NCR’s
9.0 Manpower & Accommodation
9.1	Review of existing and projected manpower. Review of accommodation requirements
10.0 General Business
10.1

10.2

10.3

APPENDIX 5/F Sheet 1 Of 3 I Work Package: C — [Work Package No] — [Reference No] Date: I Contractor For Period Ending: MEASURED AGAINST EXISTING APPROVED CONSTRUCTION PROGRAMME No DATED Construction Programme Actual Progress Forecast Progress Ahead (+) MMy Description %Complete Start | Finish | ‘ Start | Finish ™ start Finish • Weighted % Complete = (% Value of Contract Sum) x (% Complete) Signed Signed Date (Contractor’s Site Representative) (Area Manager)

APPENDIX 5/F Sheet 2 Of 3 Work Package: C — [Work Package No] - [Reference No] Contractor: Report For: Hours Worked & Classification Of Work name ID Total No Ori 9 inal Contract Davworks Hours Contract Variations c V No Payworks shee nq Totals 0 0 0 0 Signed Signed Contractor’s Site Representative) (Area Manager) Date: Date:

APPENDIX 5/F Sheet 3 Of 3 Work Package: C — [Work Package No] - [Reference No] Contractor: Report For: Hours Worked & Classification Of Work Description Of ID Total Plant/Equipment No I Origi nal Contract Dayworks Dayworks Hours ___Contract Variations C V N0 Dayworks sheet No Signed Signed Contractor’s Site Representative) (Area Manager) Date: Date:

APPENDIX 5/G SHEET 1 Of 4 C — [Work Package No] — [Progress Claim No] Work Package: Date: Contractor: For Period Endingj CUMULATIVE TOTAL OF CONTRACT WORK (As per attached details sheet 2 of 4) CUMULATIVE TOTAL OF CONTRACT VARIATIONS (As per attached details sheet 3 of 4) CUMULATIVE TOTAL OF DAYWORKS (As per attached details sheet 4 of 4) TOTAL VALUE OF PROGRESS CLAIM $0.00 THE CONTRACTOR HEREBY CERTIFIES THAT: 1 All employees, agents, consultants, Subcontractors and Suppliers have been paid all amounts properly due to them in 2 That it has notified LGL of all Claims and particulars thereof which it may have against LGL arising out of circumstances Signed Date: (For and on behalf of the Contractor) SCHEDULE OF ADJUSTMENTS TO CONTRACTORS PROGRESS CLAIM REASON FOR ADJUSTMENT I VALUE OF ADJUSTMENT Addition Deduction TOTAL ADJUSTMENTS NET ADJUSTMENT ACCEPTANCE OF ADJUSTMENTS BY THE CONTRACTOR: Signed Date: For and on behalf of the Contractor) APPROVAL BY ENGINEERING MANAGER TOTAL PROGRESS CLAIM VALUE APPROVED TOTAL PAYMENT VALUE CERTIFED LESS TOTAL PAYMENT VALUE PREVIOUSLY CERTIFIED LESS HOLD BACK OF 10% PAYMENT VALUE CERTIFIED FOR THIS PERIOD Signed Date: Engineering Manager) SCHEDULE OF DEBTS DUE FROM THE CONTRACTOR TO LGL Item Advice Reference Details Amount TOTAL DEBTS DUE TO BE DEDUCTED NET AMOUNT APPROVED GST 10% TOTAL VALUE THIS PAYMENT!

APPENDIX 5/G Sheet 2 Of 4 Work Package: C — [Work Package No] - [Reference No] Page No Date: Contractor: For Period Ending: AIM AREA MANAGER’S AREA MANAGER & ENGINEERING MANAGER’S UUINIKAUUK5U-AIM ASSESSMENT CONTRACTORS REVIEW DETERMINATION Contract I %or Qty 10/A Unit Value %or Qty Adjustment Accept Or Reject c|aim Item Code Work Description Vag|ue Rate Cl a|med complete To Claim Value Comments No Addition Deduction A/R Commenls TOTAL VALUE CLAIMED OR CONTRACT WORKS $ 0 $0 Total Assessment £0 Total Determination Signed Signed Sjgned Signed Contractor’s Representative Area Manager Contractor’s Representative Engineering Manager

APPENDIX 5/G Sheet 3 Of 4 Mark Package: C — [Work Package No] - [Reference No] Page No Date: Sontractor: For Period Ending: CONTRACTOT’S CLAIM AREA MANAGER’S ~~| AREA MANAGERS ENGINEERING MANAGERS CONTRACTORS CLAIM ASSESSMENT CONTRACTORS REVIEW DETERMINATION cv|totI Contract I %or Qty I 10/A I Unit Value %orQty I A d]ustment ~ Accept Or Reject No Code Work Description ^ ^ ^ C|ajmed J e ToC^ By Contractor value Comments ___^_^___^ Additon _Deduction A/R Comments _^^^___^_^^^^^^___TOT AL VALUE CLAIMbUhUU CON IRAQ I wUKK,y~ SO ‘ JO SO Total Assessment SO Total Determination Signed Signed Signed Signed Contractor’s Representative Area Manager Contractor’s Representative Engineering Manager

APPENDIX 5/G Sheet 4 Of 4 Work Package: C — [Work Package No] - [Reference No] Page No Date: Contractor: For Period Ending: nAuar/iB^,.. .».™ nor^.,.. a rr,i^l • : -’” Onginals of Dayworks Sheets for period from last dam to b 9 attached hereto j™, ~’™~ ‘.—.-.—. | AREA MANAGER’S ] ENGINEERING MANAGER’S DAYWORKS CLAIMEO PREVIOUS PERIODS ^ DAYWORKS CLAIMED FOR THIS PERIOD™” ASSESSMENT DETERMINATION Date ., Amount Date Work Description Cost Code Amounl Amount Comments Amount Comments No No Sheet No •otai Previous periods $0 TOTAL AMOUNT CLAIMED FOR DAYWORKS THIS PERIOD $0,00 $Q.QQ Total Assessment $ 0.00 Total Determination TOTAL PERVIOUS PERIODS $ 0 $ Q (Area Manager) $q (Engineering Manager) TOTAL VALUE TO DATE: $Q,OQ $Q,og $0.0(1 Signed Signed Signed Signed Contractor’s Representative Area Manager Area Manager Engineering Manager

APPENDIX 5/H Sheet 1 Of 2 L — [Work Package No] — Work Package: QPR No: Contractor: Date: You are hereby requested to provide a quotation for the following PRICE BREAKDOWN Item ___Description Unit Quantity Rate Amount TOTAL FIXED PRICE LUMP SUM QUOTATION — ~ If additional space is required, please use copies of sheet 2, and attach them to sheet 1 and bring forward the totals of each sheet 2 Signed ___Date (Contractor’s Representative) AGREED ADJUSTMENTS I Unit I Quantity I Rate I Amount TOTAL ADJUSTMENTS -REVISED QUOTATION -[ Signed Date i Contractor’s Representative) in acknowledgement of adjustment Signed Signed 3y Contractor upon receipt By LGL upon issue Date Date This Quotation shall provide for execution of the Work without impact on the Contract Schedule USE ONLY Approved for issue of Contract Variation Signed Date (Engineering Manager)

APPENDIX 5/H Sheet 2 Of 2 L — [Work Package No] — Work Package: QPR No: Contractor Date: PRICE BREAKDOWN Item Description Unit Quantity Rate Amount BALANCE CARRIED FORWARD TO SHEET 1 —

APPENDIX 5/1 ENGINEERING MANAGER (ORIGINATE) (File) N (EVALUATE) Copies ~S.CONT~S.CONT ~S.CONTAREA MANAGER Issue Contract Variation as Required (See Appendix 5/K) (File) Copies CONTRACTOR (Fiie) NOTE — THE QUOTATION PRICE REQUEST MUST BE ISSUED IN CONJUNCTION WITH A SITE INSTRUCTION

APPENDIX 5/J L — [Work Package No] - Work Package: CV No: Contractor: Date: The Contract Sum is hereby varied as follows: S.I. No Q.P.R. No Cost Code Additions Deductions HI P + + 1 1 + 41 1 1 p- 1 1 M 1 1 + + I l + »m — — -..-.. TOTALS - NET ADJUSTMENT — YOU ARE HEREBY AUTHORIZED TO PROCEED WITH THE WORK INSTRUCTED BY THE ABOVE LISTED SITE INSTRUCTIONS Signed Date Engineering Manager) CONTRACT RECONCILIATION (LGL use only) DETAILS AMOUNT Original Contract Sum — Total Adjustments for C.V.’s to Previous C.V. No Net Adjustment this C.V. — Total Adjustments for C.V.’s to date — REVISED CONTRACT SUM -

APPENDIX 5/K ENGINEERING MANAGER (ORIGINATOR OF CONTRACT VARIATIONS) ~S.CONT Copies ~S.CONTQUOTATION PRICE REQUEST RETURNED BY CONTRACTOR AREA MANAGER (See Appendix 5/1) (File) Copy CONTRACTOR (File) ACTION SITE INSTRUCTIONS NOTE • THE QUOTATION PRICE REQUEST MUST BE ISSUED IN CONJUNCTION WITH A SITE INSTRUCTION

APPENDIX 5/L Sheet 1 Site Instruction No o CD |f Dayworks Sheet No Previous Dayworks Sheet No Month Day Shift 3 O Please list alt Labour as per Tender Form Appendix 10/B used to perform the Work, If material has been supplied, attach a list of the material supplied and copies of the invoices for that material. Work Package Contractor CD «-•• Total Chargable Hours Badge No Name Classification Allocated Hours Rate Total Hours Total Costs Distribute Total Costs For This Sheet (Including Materials) Into The Respective Cost Codes. Total Labour Total Material ARVC (Clause 4.2.8.5) Total Costs Signed Signed Date Note: Dayworks Sheets will only be approved on the day after the Work s performed. (Contractors Site Representative) (Engineering Manager)

APPENDIX 5/L Sheet 2 Site Instruction No o CD «___% f •§• Dayworks Sheet No Previous Dayworks Sheet No Month Day Shift ^r o 3 2 Please list all Plant as per Tender Form Appendix 10/B used Work Package Contractor to perform the Work. 0 o 1° CD •-•• Total Chargable Hours Item No Plant Description Allocated Hours Unit Rate Quantity Total Costs — — ~~- — — - — — — — Distribute Total Costs For This Sheet Into The Respective Cost Codes. Total Costs $0.00 Signed Signed Date Note: Dayworks Sheets will only be approved on the day after the Work is performed. (Contractors Site Representative) (Engineering Manager)

APPENDIX 5/M L — [Work Package No] — Certificate No Work Package: Contractor: Pursuant to Clause 4.2.12 of the General Conditions Of Contract, the Work is certified as having The following minor omissions and / or minor defects currently exist in the Work and you are i Minor Omissions And / Or Defects No Description (ATTACH ADDITIONAL LIST AS REQUIRED) Your attention is also drawn to the following: a) Pursuant to Clause 4.3.3 of the General Conditions Of Contract you are required to b) Pursuant to Clause 4.3.9 of the General Conditions Of Contract you are required to c) Pursuant to Clause 4.5.3 of the General Conditions Of Contract you are instructed to NOTE — THIS CERTIFICATE MUST BE ISSUED IN CONJUNCTION WITH A SITE INSTRUCTION Issued this Day of 200 Signed Engineering Manager)

APPENDIX 5/N L — [Work Package No] — Certificate No Work Package: Contractor: Pursuant to Clause 4.2.13 of the General Conditions Of Contract it is hereby certified that the above Pursuant to Clause 4.1.6 of the General Conditions Of Contract the security presently held by LGL Details Of Security Is hereby returned and notice is hereby given to the surety’s that this or these Guarantees NOTE — THIS CERTIFICATE MUST BE ISSUED IN CONJUNCTION WITH A SITE INSTRUCTION ssued this Day of 200 Signed Name For and on behalf of LGL) n the presence of Mame of Witness Address of Witness

APPENDIX 5/O Contractor Work Package: To: LGL WITH RESPECT TO THE ABOVE REFERENCED CONTRACT (hereinafter called the and after deduction of backcharges and other adjustments, the net payment to us of: (Agreed Net Payment] hereby remises, releases and forever discharges LGL and the Owner as defined in the It is further agreed that for the consideration and Agreed Net Payment aforesaid, the i The Contractor shall indemnify and save harmless the Releases against and from any and all IN WITNESS WHEREOF we the said Contractor have executed these presents according to Dated this Day of 200 SIGNED for and on behalf of the Contractor by its duly constituted attorneys: n the presence of: ^Jame of Witness: Address of Witness:

APPENDIX 5/P

Contractor:	Work Package:
Project:	Date:

TO BE SUBMITTED WITHIN FOURTY EIGHT (48) HOURS

Date of Accident	Time
Exact location	

PERSONS INVOLVED

Name	Involvement

WITNESSES

Name	Address	Tel No

Sequence of events leading up to accident:

Detailed description of the accident:

Conclusions:

Recommendations:

When and by whom will the recommendations be carried out:

Signed (Contractor's Safety Officer)

Sample Only - Use Site Specific Form

APPENDIX 5/P Contractor: Work Package: Project; f^ J^*- Date: TO BE SUBMITTED WITHIN FOL^^^J-iGHT (48) HOURS e£ Date of Accident ^^f; Time Exact location <• -^ PERSONS INVOLVED ^^"^ Name Involvement * t- i <^J> | ~OjT — WITNESSES -^^l"^ Slame Address l ^^^ Tel No Details of injury to personnel and / or damage tp^cjPTprrifcnt and / or property: CL^ Sequence of events leading up to accident: £^^ ^s Detailed description of the accident: * K^ Conclusions: ^ ml <3 Recommendations: ^. N&^’ /Vhen and by whom will the recommendatrf^T t^ carried out: j^ 3 0*3 Signed (Contractor’s Safety Officer)

APPENDIX 5/Q THIS AGREEMENT made the day of 200 between of (‘LGL’) of the one part and of (‘Contractor’) of the other part WHEREAS LGL requires the following work should be undertaken: AND has accepted a tender by the Contractor to undertake and completion such work for the total contract price of: The parties agree as follows: 1 In this agreement words and expressions shall, unless the context otherwise require, have the same meaning 2 The following documents shall be deemed to form and be read and construed as part of this agreement: a) Addenda and Notices Of Explanation (list) b) Tender documents as issued by LGL including Volume 3A, 3B & 3C c) Minutes of Post-Tender/ Pre-Award Meeting and post-tender correspondence (list) d) Contract Schedule (attach) e) Contractor’s Tender 3 In consideration of the agreements on the part of LGL in this agreement the Contractor will undertake and 4 In consideration of the agreements on the part of the Contractor in this agreement LGL will make payments to 5 If any party to this agreement consists of one or more persons or one or more corporations or two or more 6 This agreement shall take effect according to its tenor notwithstanding any prior agreement in conflict or at 7 The undersigned authorised representatives of each party have initialled each page of this document and each Initialled by (For and on behalf of the Contractor) and by (For and on behalf of LGL) IN WITNESS WHEREOF the parties have executed this agreement the day and year first above written ixecuted by the Contractor by its authorised representative: n the presence of: Name of Witness: Address of Witness: ixecuted by LGL by its authorised representative: the presence of: Name of Witness: Address of Witness:

APPENDIX 5/R L — [Work Package No] — Work Package: Contractor: Address (From Contract for ‘Service of Notices”) NOTICE is hereby given pursuant to Clause 4.5.4 of the General Conditions Of Contract that you Defaults, Refusals, Neglects or Acts (Specify in details the defaults, refusals, neglects or acts.) (ATTACH ADDITIONAL LIST AS REQUIRED) •vJOTE — To be served personally on one of the person occupying the positions of authorisation on j site nominated in Tender Form 3/G to accept Service of Notices or sent by certified or registered mail or facsimile to the normal place of business of the Contractor or otherwise served in accordance with Clause 4.5.7 of the General Conditions Of Contract. Dated this Dayjrf 200 Signed Engineering Manager)

SECTION 6
SPECIAL CONDITIONS OF CONTRACT

6.1	Introduction
6.2	Country Specific Amendments and Additions to Section 4
6.3	Training and Localisation Policy
6.4	Freight, Duty and Taxes
6.5	Travel to Site
6.6	Accommodation and Messing
6.7	Power
6.8	Communications
6.9	Potable Water
6.10	Construction Water
6.11	On Site Facilities
6.12	Site Security
6.13	Hours of Work
6.14	LGL Safety Requirements
6.15	Vehicles
6.16	Insurance to be Arranged by LGL
6.17	Insurance to be Arranged by the Contractor

Section 6 — Special Conditions of Contract
6.1	INTRODUCTION

6.1.1	This Section sets out the Special Terms and Conditions of Contract, which are to regulate the performance of the Work, and the obligations and requirements of the various parties involved in the execution of the Work. These terms and conditions are of special application to the Contract and to the extent if any, that they may be inconsistent with the General Conditions of Contract, these terms and conditions shall take precedence over the General Conditions.

6.2	COUNTRY SPECIFIC AMENDMENTS AND ADDITIONS TO SECTION 4

6.2.1	In addition to the requirements of Clause 4.1.3.3, the Contractors workforce shall be sufficiently conversant in the English Language to understand the induction courses (Clause 4.3.6.3), the LGL Safety Requirements (Clause 4.3.6.2) and any instructions regarding industrial safety and health.

6.3	TRAINING AND LOCALISATION POLICY

6.3.1	LGL has a specific policy for the training and use of local persons, suppliers and organizations (the LGL Training and Localisation Policy). It is a requirement of this contract that the Contractor strictly complies with this policy (the costs of which are deemed included generally in the Contract Price or Contract Rates). A copy of the policy is included as Appendix 7/A.

6.3.2	Lihirian residents shall be given employment preference where they are suitably qualified.

6.4	FREIGHT, DUTY AND TAXES

6.4.1	As set out in General Condition 4.4.5.4(a), LGL is zero rated for GST in PNG and all Contractor invoices to LGL should reflect this. For the removal of doubt, LGL will not be responsible for the payment of GST on sub-contractor’s invoices as it is the responsibility of the Contractor to be registered for GST in PNG.

6.5	TRAVEL TO SITE

6.5.1	Travel to site shall only be permitted if LGL approve the Contractor’s Accommodation Request Form (see appendix 7/A).

6.5.2	The Contractor is responsible for all costs associated with transport of its personnel to Lihir.

6.6	ACCOMMODATION AND MESSING

6.6.1	LGL will provide accommodation and messing together with laundering facilities at Site (Site Accommodation).

6.6.2	Site Accommodation will be provided at no charge to the Contractor for the Contractor’s Projected Manpower as set out in Tender Form Appendix 10/D, and for any additional mandays required for Variations. The Contractor must provide the Site Accommodation to its employees and Subcontractors at no cost. Any additional accommodation that the Contractor requires shall be deducted from payments due to the Contractor as back charges or may be otherwise recovered as a debt due.

6.6.3	Accommodation will be available on both a single and share basis with detached ablution blocks. The single accommodation shall be limited to key personnel however, no guarantee on availability of single accommodation is given.

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Section 6 — Special Conditions of Contract
6.6.4	All occupants of the Site Accommodation must strictly comply with the LGL Camp Rules & Procedures. The Contractor shall ensure that all its employees including the employees of any of its Subcontractors are given a copy thereof and acknowledge receipt by signature, and that they are fully familiar with the provisions of these Rules & Procedures.

6.6.5	Any person who wilfully causes damage to any part of the Site Accommodation premises or its facilities or acts in a manner which interferes with the use or enjoyment of same by other residents, will have their Site Accommodation withdrawn without notice.

6.6.6	Advance booking must be made as part of travel arrangements. No one shall be provided camp accommodation without prior approval by LGL.

6.6.7	All persons shall be required to book into the accommodation through the camp manager in the camp office. The camp manager shall only allocate accommodation to those persons who have been approved by LGL.

6.6.8	All departing residents must book out through the camp office and obtain a departing resident’s clearance.

6.6.9	The Contractor hereby indemnifies and holds harmless LGL and its directors, officers, employees, agents and consultants from and against any and all claims, demands, debts, accounts, expenses, costs, liens, actions and proceedings of any and every kind whatsoever by any person arising from the accommodation of any person who whilst booked into LGL’s camp was an employee of the Contractor or an employee of any Subcontractor to the Contractor

6.7	POWER

6.7.1	The Contractor shall be provide all necessary construction power.

6.7.2	All temporary construction power distribution shall be in full compliance with all Applicable Laws

6.8	COMMUNICATIONS

6.8.1	Telephone and facsimile services are available in limited supply at the Mine for use by the Contractor. Contractors who use LGL facsimiles and telephones shall have all costs accrued, deducted from payments due or otherwise recovered as a debt due.

6.8.2	The Contractor shall provide, at its expense, any onsite H.F. / VHF / UHF. radio communications system it may require. Any such systems shall be properly licenced and operated in accordance with all Applicable laws.

6.9	POTABLE WATER

6.9.1	Limited potable water shall be available at the Site. Any other requirements and distribution of potable water shall be arranged and paid for by the Contractor.

6.10	CONSTRUCTION WATER

6.10.1	Limited construction water will be available to the Contractor from the Londolovit weir. The Contractor shall provide all equipment necessary to load and haul the water to its Work site.

6.11	ON SITE FACILITIES

6.11.1	The Contractor shall supply all necessary on site facilities, such as crib huts and construction offices. Such facilities shall be located as required by LGL.

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Section 6 — Special Conditions of Contract
6.11.2	LGL will establish and maintain ablution blocks on Site at various locations for the general use by any person.

6.12	SITE SECURITY

6.12.1	The Contractor shall be responsible for the security of the Work, including but not limited to materials, plant and tools whilst performing the Work.

6.12.2	No employee will be permitted to remove any materials (including scraps or waste), tools or other equipment from the Site, without the written authority of the Contractor’s Site representative.

6.12.3	The Contractor shall be bound to follow the directions of the general security regulations issued by LGL and any amendments to such security regulations as may be issued by LGL from time to time.

6.12.4	For the purpose of safeguarding property, LGL reserves the right to examine any package or container entering or leaving the Site.

6.12.5	The Contractor must provide LGL with a list of all proposed personnel prior to starting work for LGL’s review. LGL reserves the right to deny access to the Mine to any individual. This right is arbitrary and absolute.

6.12.6	LGL reserves the right to have any Contractor’s personnel excluded from the Site and the Work for any deemed or apparent breach of safety or security. LGLs’ interpretation of safety or security breeches will be arbitrary and absolute.

6.13	HOURS OF WORK

6.13.1	The Site will be available for the Work to be undertaken seven days per week, twenty-four hours per day. LGL will provide supervision seven days per week ten hours per day.

6.13.2	The Contractor shall work a roster schedule acceptable to LGL and indicate its preferred work schedule in its Tender submission — Appendix 10/D, Projected Construction Weekly Manpower.

6.13.3	The Contractor shall maintain work continuity during the period its employees are rostered off. This shall be shown on the Contractor’s work schedule.

6.13.4	The Contractor’s employees shall vacate the Site when not actively engaged in the Work.

6.13.5	The hours worked by all employees, other than staff and superintendents, shall be recorded on the daily manpower records (Appendix 5/F, Sheet 2 of 3).

6.14	LGL SAFETY REQUIREMENTS

6.14.1	The Contractor shall, at all times, have a first aid attendant on site who is properly trained in all matters of general first aid.

6.14.2	Should a medical situation require an evacuation from site, LGL will assist in making the appropriate arrangements, at the cost of the Contractor, for the evacuation of the employee.

6.14.3	If medical and first-aid facilities are made available to the Contractor’s employees, then, in consideration of the use of such facilities and the receipt of such services, the Contractor hereby agrees that it will release, defend, indemnify and hold harmless; LGL and its directors, officers, employees, agents and consultants from and against any and all claims, suits, demands and liabilities arising from the receipt of such

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Section 6 — Special Conditions of Contract
services by the Contractor’s employees or the use of such facilities by the Contractor’s employees.

6.14.4	In the event that Contractor’s personnel require the use of LGL’s on-site first aid facilities then the Contractor will be charged per person for each treatment received.

6.14.5	LGL will provide a safety indoctrination for all Contractor’s personnel. The safety indoctrination is mandatory and must be taken prior to the personnel starting work at site. The Contractor must provide a request for the course 48 hours in advance, detailing the number of persons attending.

6.14.6	The following Occupational Health and Safety manuals and/or documents shall be complied with:
•	LGL’s LihirSafe Policy

•	MOPU Specific Safety Management System (SMS)

•	LGL’s Environmental Management System

•	MOPU Specific Environmental Management System (copies available upon request).
6.15	VEHICLES

6.15.1	The restricted use of vehicles on the site will be enforced.

6.15.2	Only vehicles absolutely required will be allowed on the Mine.

6.15.3	The maximum speed of vehicles on site is 25 km per hour.

6.15.4	All equipment on the site shall be equipped with devices to produce an auditory signal when the vehicle is moving in reverse.

6.16	INSURANCE TO BE ARRANGED BY LGL

6.16.1	LGL shall maintain comprehensive general liability insurance on its own behalf and on behalf of the Contractor. LGL’s insurance in respect of the Contractor shall be secondary to the Contractor’s primary coverage for comprehensive general liability in an amount of not less than.

6.16.2	LGL will provide upon request, a summary of the coverage in place and a copy of the insurance certificate.

6.16.3	LGL shall be entitled at any time, and from time to time during the currency of the comprehensive general liability insurance policy, to arrange or agree to such alterations to the amount therein or any of the terms and conditions thereof, as LGL in its absolute discretion thinks fit.

6.16.4	The Contractor shall at all times observe and perform the appropriate procedures and requirements, specified or implied in relation to any claims made by the Contractor under the comprehensive general liability insurance policy.

6.16.5	The Contractor shall be responsible for the amount of the deductibles specified in the comprehensive general liability insurance policy and shall indemnify LGL and its directors, officers, employees, agents and consultants against all losses, claims and demands up to the amount of such deductibles.

6.16.6	The effecting and keeping in force of insurance by LGL in favour of the Contractor and Subcontractors shall not in any way limit the responsibilities, obligations and liabilities of the Contractor under the provisions of the Contract.

6.17	INSURANCE TO BE ARRANGED BY THE CONTRACTOR

Volume 3A Issue 1 October 2006 version 3	Section 6 Page No 4

Section 6 — Special Conditions of Contract
6.17.1	The Contractor shall, at its own expense, obtain and maintain in effect and cause its Subcontractors (including those at sub-tier levels) to take out and maintain in effect, for the duration of the Work, the following insurances:

6.17.1.1	Motor Vehicle Related Insurances

Motor Vehicle Third Party Insurance covering third party personal injuries liability for all motor vehicles, as required by the PNG Motor Vehicles (Third Party Insurance) Act;

Comprehensive Motor Vehicle Liability Insurance covering use of all motor vehicles used by the Contractor or its Subcontractors (whether or not owned by them) in connection with the execution of the Contract, with not less than the following limits:
a.	Death and Bodily Injury — the Kina equivalent of each person/occurrence;

b.	Property Damage.
6.17.1.2	Third Party Liability Insurance

Third Party Liability Insurance covering all operations of the Contractor in the performance of work on or off the Site, including contractual liability insurance covering the liability assumed in this Contract. This policy or policies shall provide combined single limits for all injuries or death to persons and damages per occurrence.

6.17.1.3	Workers’ Compensation and Occupational Health Insurances

Insurances covering any damage, expense, loss or liability suffered or incurred by any person employed by it or its Subcontractors during the performance of the Work, whether arising;
(a)	by virtue of the any Applicable Laws relating to workers’ or accident compensation or employers’ liability in any relevant jurisdiction where the Work is to be performed;

(b)	by virtue of the PNG Workers Compensation Act; or

(c)	at common law at least 0.

(d)	WETHA clause
Such insurance shall include the following special coverage extensions:
(a)	Employer’s Liability Insurance coverage with limits of not less than for any one occurrence attributable to a single source/each employee;

(b)	Such insurance shall indemnify and keep indemnified LGL as principal in respect of any claim made under any relevant workers or accident compensation legislation or at common law in Papua New Guinea and will include where non Papua New Guinea domiciled employees, contractors and agents are engaged in the provision of the Works in Papua New Guinea an additional WETHA Policy Extension.

(c)	LGL to be noted as Owner on the Workers’ Compensation Policy.
6.17.1.4	Contractor’s Plant and Equipment Insurance

Insurances covering all of the Contractor’s and/or its Subcontractor’s major plant and equipment which the Contractor or its Subcontractors intend to bring or bring onto the Site for the execution of the Work.

Volume 3A Issue 1 October 2006 version 3	Section 6 Page No 5

Section 6 — Special Conditions of Contract
6.17.1.5	Professional Liability

If the Contractor is providing any professional services, professional liability insurance with a limit of not less than inclusive for any one claim [and in the aggregate?] or such greater amount may be required by any applicable professional organization or licensing authority. Such insurance shall be continued in place for at least six years following completion of the Work

6.17.2	It is the Contractor’s responsibility and liability to ensure that any subcontractor they engage is fully insured in accordance with the conditions of this Contract.

6.17.3	The Contractor shall, and ensure that each of its Subcontractors shall comply with the requirements of the PNG Insurance Act which requires all insurance covering risks situated in Papua New Guinea to be arranged with PNG licenced insurers, unless an exemption is obtained.

6.17.4	Where, in accordance with the provisions of the Contact, insurances effected by the Contractor and its Subcontractors are effected in joint names, the Contractor must ensure that the insurance policies provide that all insurance agreements and endorsements (with the exception of limits of liability) operate as if there was a separate policy of insurance covering each party comprising the insured under each policy.

6.17.5	The Contractor must ensure that each insurance policy effected by it and its Subcontractors provides or contains an endorsement that:
(i)	the insurer waives all rights, remedies or relief to which it might become entitled by way of subrogation against any of the parties comprising the insured under each policy;

(ii)	failure by any insured under each policy to observe and fulfil the terms of the policy does not prejudice the insurance in regard to any other insured under that policy;

(iii)	the giving of notice of an occurrence by one insured shall constitute notice by each insured;

(iv)	it may not be cancelled or the protection afforded thereby substantially changed without 30 days prior written notice to LGL;

(v)	LGL and its subsidiaries, associated and affiliated companies and their respective officers, directors and employees are noted as named insureds; and

(vi)	the Contractor’s coverage is primary to any coverage LGL may elect to carry for its own account, or for the Contractor and its Subcontractors.
6.17.6	The Contractor shall be liable for all deductibles specified in insurances.

Volume 3A Issue 1 October 2006 version 3	Section 6 Page No 6

SECTION 7
Appendices to Special Conditions of Contract
INDEX
Appendix
7/A            Accommodation Request Form

LIHIR GOLD LIMITED Towns & Camps Administration
ACCOMMODATION REQUEST
•	Please complete all details and forward to LGL Cam Operations Department. Allow 5 and days for processing.

•	Accommodation is requested for the following person (one per person). Authorization of relevant Department Head must be obtained.
Personnel Details

Date:	/ /	Gender Male/Female

Given Name(s)		Last Name:

Company:		Point of Hire:

Position Title:		(If Lihirian, please state village)

Reason for Accommodation;

(Where applicable payment terms are excepted)
Type of Accommodation Requested

SINGLE:	SHARED:	HOTEL:

The following section must be completed in full by the request originator.

			1st Field	Room Allocation
	Permanent or Short	Roster Cycle eg.	Break Travel	(Camp Admin
Site Based:	Term	21/9, 21/12	Out Date	Only)
From:

To:
OFFICER RESPONSIBLE FOR VISITOR:
LGL Department Head Authorisation

Print Name:	Department:

Section:

Site Phone:	Trunk Radio:

Signature:	Contract/Cost Code:

LGL Camp Operations Authorisation

Print Name:	Date:	/ /

Signature:

NOTE:
•	This request does not guarantee accommodation until approved by Camp Operations. Do not proceed with travel arrangements until confirmation has been received as to availability.

•	Failure to compete R&R or final departure form will result in continued charging.

•	All new bookings (in and out) of camp will be carried out at both NCS Camp Offices. Accommodation will not be processed until all details are filled in.

STANDARD TENDER & CONTRACT DOCUMENTS
VOLUME 3/B
Lump Sum / Schedule of Rates Contract — Major Expansion Work Packages
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
October 2008

MILLION OUNCE PLANT UPGRADE
PROJECT
INSTALLATION OF AUTOCLAVE
INTERNAL EQUIPMENT
SECTION 8
SCOPE OF WORK

Revision	Date	Author	Approved By	Comments

OB	11/06/09	AD	IMcN	Removed Pyroflex installation from SoW
OA	14/10/08	IMcN		Initial Draft

SCOPE OF WORK	Section 8
WORK PACKAGE MOPU-0035	Page 2/11
INSTALLATION OF AUTOCLAVE INTERNAL EQUIPMENT

8.1 Introduction	3
8.2 Work Included	3
8.2.1 Work Summary	3
8.2.2 Battery Limits	3
8.2.3 General Requirements	3
8.2.4 Methodology	4
8.2.5 Temporary Works	4
8.2.6 Survey and Set Out	4
8.2.7 Quality Control & Testing	5
8.2.8 Refractory Lining	6
8.3 Work Not Included	9
8.4 Attachments	10
8.4.1 LGL Technical Specifications	10
8.4.2 Contract Drawings	10
8.4.3 Volume 3C	11

SCOPE OF WORK	Section 8
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INSTALLATION OF AUTOCLAVE INTERNAL EQUIPMENT
8.1	INTRODUCTION

The Work under this Contract consists of the supply of labour, supervision, transportation, materials, equipment, tools and supplies (except those items described in clause 8.3 “Work Not Included”) necessary for the complete installation of the Autoclave internal equipment for the MOPU project at LGL’s operation on Lihir island.

The internal equipment to be installed includes:
•	Refractory Lining

•	Cluster Blinds and Dip Pieces

•	Titanium Internals
8.2	WORK INCLUDED

8.2.1	Work Summary

The Contractor shall supply all labour, supervision, transportation, materials, plant, equipment, consumables and supplies necessary to perform the Works as set out in the Drawings, Specifications and this scope.

A summary description of the works by project facility is outlined below, with detailed requirements covered in Section 8.2.8 and 8.2.9:

Facility	Facility Name	Requirements
1343	Pressure Oxidation	Installation of the corrosion resistant membrane lining, refractory lining, cluster blinds, dip pieces, and titanium internal baffles and walls.
The Work includes, but is not limited to, installation, monitoring and testing of installation, and site clean-up.

8.2.2	Battery Limits

The physical limits of work for this package shall be defined by the following:
•	The internals of the new 44.8 m x 5.6 m autoclave shell.
8.2.3	General Requirements

All material, equipment and services to be furnished by the Contractor shall conform with the requirements of all statutory authorities having jurisdiction over the work, to the Specifications and Drawings, to the current local and international standards relevant to the work, and to all other relevant publications, which by this reference, shall form part of the contract.

At all times during The Works, the Contractor shall observe and adhere to the statutory limitations / restrictions under which the Mine licence operates.

At all times, the Contractor shall observe and respect LGL’s OH&S standards, and maintain and promote a high regard for safety. The Contractor shall prepare and implement Project specific safety and environmental management plans that covers all aspects of the Works.

All requirements of this Scope of Work shall be minimum requirements unless otherwise specifically stated.

Hazardous materials shall be stored, handled and used in such a manner that workers and the environment are protected. All hazardous waste resulting from the work shall be properly disposed of

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8.2.4	Methodology

Prior to commencement of the Works on Site, the Contractor shall prepare, for LGL review, construction methodologies for the various components of the Works. The works methodologies shall address the following as a minimum:
•	Undertaking of the Works within the constraints imposed by the available land footprint, available height clearances and the location of other existing infrastructure;

•	Management of access to Works area given identified accessibility constraints;

•	Specific job safety assessment (JSA) requirements;

•	Planned working hours / shifts;

•	Power and water requirements;
The Contractor shall not commence work on Site until the works methodologies have been approved by LGL.

8.2.5	Temporary Works

The Contractor shall establish any temporary offices, sheds, stores and working areas as may be required for the execution of the Works under the Contract within the area occupied by the Works or such other areas as may be shown on the Drawings or designated by LGL.

Any temporary construction which the Contractor requires for the performance of the Works, such as construction of haul roads, bridging of toe drains, additional access ramps to the Site of Works, equipment yards, etc, shall be to the approval of LGL and shall be performed at the Contractor’s expense. Prior to practical completion of the Contract, the Contractor shall remove all Temporary Works and reinstate affected areas to their original condition at its own expense, and to the complete satisfaction of LGL, unless otherwise directed by LGL.

8.2.6	Survey and Set Out

The Contractor shall be responsible for all survey and set out required for the Works and, unless otherwise approved by LGL, shall provide a licensed surveyor to perform all such work.

Unless otherwise advised, all coordinate and level information shall be related to the “Lihir Grid” which is a plane coordinate system in metres aligned on AMG North. The site position datum is PSM 12340 “UNIFORM 8” with the following characteristics:

Coordinates and
Parameter	RL to “Lihir Grid”	AMG Coordinates and RL
Easting	11 843.12	461 842.3
Northing	5 030.31	9 655 030.1
RL	18.50	18.60
The “Lihir Grid” bearing is AMG plane bearing at PSM12340.

LGL will provide details of any existing local benchmarks in the vicinity of the Site of Works. Where no such benchmarks are available the Contractor shall be responsible for transferring control to the Site from the nearest available benchmark or site position datum PSM 12340 as appropriate.

The site also uses a second level datum for the mine pit and general topographical survey. This mine datum is based on a level at PSM 12340 of RL1018.50 and conversion to the project level datum entails subtraction of 1000.000m. Certain survey / reference information may reflect the mine datum and should be converted to the project datum as required to support design and construction.

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8.2.7	Quality Control & Testing

8.2.7.1	Quality Plan

The Contractor shall prepare a Quality Plan for all Works to be carried out under the Contract, whether on Site or off Site. A controlled copy of the Quality Plan shall be provided to LGL prior to commencement of any Works.

The Contractor’s Quality Plan shall describe the application of the Contractor’s Quality System to the Contract and shall identify the Contractor’s proposed methods of assuring that the requirements of the Contract are met. In particular, the Quality Plan shall address the following:
•	Survey control;

•	Daily record keeping during the course of the Works;

•	Inspection and testing plans;

•	The requirements of each Hold Point for the Works, including information to be supplied at the Hold Point and the party responsible for approval to proceed;

•	Collection of information to facilitate preparation of as-constructed documentation.
No provision of the Quality Plan shall over-rule any requirement of the Contract.

8.2.7.2	Inspection, Testing and Daily Work Records

The Contractor shall maintain daily records during the execution of the works. As a minimum, the record shall include the following information:
•	Description / sketch of the work completed;

•	Details of any inspections or testing carried out;

•	Other pertinent observations such as weather constraints or other unusual outcomes.
All inspection reports, test records and daily work sheets shall be available for inspection by LGL within twenty-four (24) hours of completion of the inspection, test or days work. Copies of relevant information shall be supplied to LGL upon request.

8.2.7.3	Hold Points

For the purposes of this Contract, “Hold Points” shall mean those points beyond which the Work shall not proceed without review and release by LGL.

The Contractor shall agree the “Hold Points” with LGL prior to the work commencing and in accordance with the Manufacturer’s recommendations and procedures. The “Hold Points” shall form part of the Contractor’s schedule.

Unless otherwise directed by LGL, the Contractor shall give at least two (2) working days prior notice of each Hold Point and shall ensure that all relevant test and verification results are available for inspection by LGL at the time of the Hold Point.

The Contractor shall allow for one (1) working day at the Hold Point for LGL to attend the Site and inspect the work and documentation.

8.2.7.4	Non-Conformance

The Contractor shall promptly notify LGL of any product or service non-conformances. Such notification shall require submission of a non-conformance report which shall clearly identify the issue and indicate the proposed method of rectification for approval by LGL.

The Contractor shall use standard forms approved by LGL for all non-conformance reports.

8.2.7.5	Audits

LGL may carry out a Quality Audit of the Contractor’s Quality System at any time. Such audits

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INSTALLATION OF AUTOCLAVE INTERNAL EQUIPMENT
may include system or compliance audits and require access by LGL to the Contractor’s offices, factories or Site of Works.

Where LGL’s audit indicates non-conformance in a process or procedure, the Contractor shall submit a proposal for remedial action, for the approval of LGL.

Where LGL’s audit indicates a non-conformance in a test or measurement which would lead to a failure of a lot or batch to satisfy specified requirements for acceptance, then the Contractor shall either:
(i)	Accept LGL’s test or measurement, and submit a proposal for remedial action for the approval of LGL, or

(ii)	Carry out a repeat test or measurement which shall be used for determining acceptance or otherwise of the lot or batch. Any repeat test or measurement shall be at the Contractor’s cost, and shall be subject to a process audit by LGL.
8.2.7.6	As-Built Documentation

The Contractor shall provide LGL with a collated copy of all documentation developed during the course of the Works including as-built drawings / drawing mark-ups, daily work sheets, inspection reports, test records, photographs, information registers, calculations, hand sketches, software input files, computer models, documentation and compliance certificates from suppliers, MSDSs, etc.

As an absolute minimum, as-built drawings shall comprise a full set of the design drawings marked up in red with the following information:
•	Any changes to the designed general arrangement;

•	Any new information developed during the course of the Works including set out of works designed by the Contractor, survey levels and locations of underground construction, etc.
Where electronic information exists in a recognised standard format, the information shall be handed over electronically. All other information shall be handed over as suitably collated and bound hardcopies.

Practical Completion will not be awarded until a suitable as-built documentation package has been handed over to LGL.
8.2.8	Refractory Lining

8.2.8.1	General

The acid resistant refractory lining system is to be installed by this Contractor after completion of the corrosion resistant membrane lining.

The acid resistant refractory lining system shall be installed at the plant site.

8.2.8.2	Documents, Drawings, and Data

The following documents will be available from LGL:
•	an overall assembly drawing

•	detailed drawings

•	certificates of manufacturing materials (ISO or other), including all production tests conducted during manufacture and qualification of the products

•	other material records specified by applicable codes and/or standards
The Contractor shall provide the following documents and data to LGL:
•	As-Built drawings

SCOPE OF WORK	Section 8
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INSTALLATION OF AUTOCLAVE INTERNAL EQUIPMENT
•	Contractor’s quality control program

•	installation records as required by the applicable codes and/or standards and the liner manufacturer/supplier
All Contractor supplied documentation shall be identified with LGL’s name, LGL’s contract number, item number, and job location.

8.2.8.3	Materials and Installation

The Autoclave will be supplied and erected at the Site by others. The Contractor shall install the brick lining comprising ceramic paper, and acid resistant bricks, compartment divider walls and the titanium nozzle liners. The Contractor’s scope of supply shall include, but is not limited to the following:
•	install the brick lining as detailed on the manufacturer/supplier’s design drawings which will consist of a ceramic paper layer (if detailed as the Supplier as part of the lining system), backing mortar joint, backing course of brick, face course mortar joint, and face course of brick.

•	install the brick lining to the nozzles which nominally consists of a ceramic paper layer (if deemed required by the Supplier), mortars as detailed, polymer blocks or sleeve as detailed, and the titanium sleeve.

•	installation of titanium compartment divider walls and titanium nozzle liners as detailed on the drawings

•	all materials (not detailed in clause 8.3 as being supplied by others), equipment, manpower, supervision, transportation as required to complete the installation of the brick lining

•	post installation treatment and/or curing in accordance with the manufacturer/supplier’s recommendations and procedures

•	inspection, examinations, and testing
8.2.8.4	Brick Lining

The supplied bricks will be the supplier’s brick shapes required to suit the internal layout of the Autoclave. Straight through mortar joints from the face course brick through to the corrosion resistant membrane shall be minimised.

The bricks forming the chases for the compartment wall corbels and head baffles shall be saw cut and shall form an even surface within the chase. The Contractor shall install the chases and corbels in accordance with the supplier’s design drawings.

Special bricks shall be sued to line the Autoclave dished heads. The supplier will supply bricks such that the size and tapers provide a close fit lining minimising the mortar filled gap (ged gap) between brick and ceramic paper.

Specially shaped bricks shall be used for the nozzle openings so that the bricks form a compression ring around the nozzle opening for the nozzle necks. This is applicable to all courses.

Each baffle shall be built though the face course brick, which shall serve as a chase. The head baffles shall be constructed of brick using alternate header and stretcher courses keying the bricks in both horizontal directions.

8.2.8.5	Installation

8.2.8.5.1	General

All exposed membrane lined surfaces on which workers have to stand shall be protected from damage (gouges, punctures, scratches or nicks) and from contamination by particulates and impurities.

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INSTALLATION OF AUTOCLAVE INTERNAL EQUIPMENT
Any protective covering installed by the Contractor to prevent damage to the membrane lined surfaces shall remain intact until that area is ready for brick lining.

The Contractor shall repair the membrane lining at its cost where the repairs are required due to damage made by the Contractor during the installation of the brick lining.

8.2.8.5.2	Mortar

The mortar joints shall be in accordance with the Supplier’s design which will include the average design mortar joint thickness and maximum and minimum mortar joint thicknesses.

All mortar joints shall be full and tight with no air inclusions or voids. The bricks shall be buttered on three sides and pressed into place. Excess mortar shall be cleaned off with a trowel and mortar surface finished. During the work, LGL or its inspector will have the right to request the Contractor to remove random bricks to ensure that mortar coverage is complete on the brick backside.

The mortar mix, its application, and curing shall be made in strict accordance with the mortar manufacturer’s instructions. Mixed mortar life, as specified by the manufacturer, shall be strictly adhered to and not exceeded. Nothing shall be added to prepared mortar to extend its life beyond that specified by the manufacturer. Leftover mortar, not used within the prescribed hardening time, shall be discarded.

8.2.8.5.3	Bricks

Damaged, broken or chipped bricks shall not be installed. LGL and the Contractor shall establish guidelines regarding the acceptance of marginally damaged bricks.

Cutting of the bricks shall be done outside the Autoclave. The cuts shall be smooth and straight to provide a good bonding surface. The cuts shall be made with a brick cutting saw only. All residual water on the cut piece shall be wiped off with a clean dry rag.

To prevent air moisture condensation, which would impair mortar quality, no bricks shall be laid when the temperature is less than 3°C above the ambient air dew point at the location where the refractory lining is being installed.

The temperature of the brickwork must be maintained within the range of 10°C and 32°C until the mortar is set.

6.2.8.5.4	Nozzles

The nozzle necks shall be lined with special shaped polymer brick to suit the nozzle internal diameter.

The Contractor shall install the metallic nozzle sleeves. The sleeves shall be installed so that no voids exist between the sleeve and nozzle brick lining.

8.2.8.5.5	Compartment Walls

The Contractor shall install the compartment walls after the barrel, head, and nozzle bricks have been installed.

The Contractor shall install the compartment walls as detailed on the drawings.

8.2.8.5.6	Autoclave Internals

The Contractor shall install the Autoclave internals as detailed on the drawings.

8.2.8.6	Inspection and Testing

8.2.8.6.1	General

LGL’s Area Manager and inspector shall have access to the work during its preparation or progress. The Contractor shall provide facilities and access for this inspection.

Deficiencies found by LGL during lining installation shall be promptly reported to the Contractor

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INSTALLATION OF AUTOCLAVE INTERNAL EQUIPMENT
before the end on the day the deficiency is identified. Failure of LGL to identify deficiencies shall not relieve the Contractor from its responsibility to repair or replace any areas found to be deficient.

The Contractor shall satisfy LGL that the tests described have been performed according to the test method requirements, and that the test results meet or exceed the specification.

The Contractor shall notify LGL at least 3 days in advance of readiness of each agreed upon witness point.

Defective materials disclosed by testing shall be rejected and not used.

8.2.8.6.2	Mortar
Samples of mixed mortar shall be randomly taken once per day during installation of the brick lining. Sufficient material shall be taken to make three 2.54 cm right cylinders from each mix. Consistency in taking the samples is important. The samples shall be uniformly cured at 20°C for seven days or 20 °C for 24 hours and 60°C for 16 hours.

Following curing, the Contractor shall perform compressive strength in accordance with ASTM C579, method A and water adsorption tests in accordance with ASTM C413 on one of the cylinders from each batch. The compressive strength of the mortar samples shall be greater than 90% of the value specified by the supplier for that mortar type. If the sample fails the test, then the Contractor shall test a second sample. If the 2nd sample also fails, then LGL and the Contractor shall evaluate the impact of the failed sample and, at its discretion, LGL may require the affected brick lining affected by the sub-standard mortar, reinstalled at no cost to LGL.

Untested samples will be delivered by the Contractor to LGL clearly identifying the lot number, date manufactured, batch number, batch time/cure time, compressive strength, and water absorption as documented in the Contractor’s QA/QC documentation. LGL at its discretion and cost, may test additional cylinders to verify the Contractor’s QA/QC documentation.

8.2.8.6.3	Rejection

If the workmanship is not in accordance with the supplier’s design and specification, this scoe of work, or the Contractor’s QCP, then LGL will require repairs or alterations to rectify the defect.

If defects in the materials or workmanship are discovered after Practical Completion, they will be handled in accordance with the Defects Liability.

Any omission or failure on the part of LGL to disapprove or reject any work or materials shall not be construed as an acceptance of any defective work or materials.

8.3	WORK NOT INCLUDED

The following items are specifically excluded from the Contractor’s scope:
•	Supply and installation of the Autoclave shell

•	Supply of the corrosion resistant membrane lining materials

•	Installation of the corrosion resistant membrane lining

•	Supply of the refractory brick lining components including bricks, mortar, and ceramic paper if required

•	Supply of oxygen sparger blinds A & B; vent blind, and feed dip pipes as detailed on the drawings

•	Supply of the titanium internals as detailed on the drawings

•	Supply of power and water for construction purposes;

•	Supply of diesel fuel;

•	Provision of on-site accommodation and messing arrangements;

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•	Provision of bus transport from the accommodation village to the Work site at the start of the shift and return at the end of the shift.
8.4	ATTACHMENTS

All material, equipment, and services to be furnished by the Contractor shall conform with the requirements of all Applicable Laws, to the specification and relevant drawings, and to the latest edition of the relevant LGL Technical specifications, technical Association Standards, and all other relevant publications and regulations and they shall form part of this Contract.

The following information is attached as Volume 3C to the Contract Documentation and shall be read as part of this scope of work:

8.4.1	LGL Technical Specifications

The following LGL Technical Specifications shall be applicable to the Work:
•	General reference documentation:

Specification Number	Rev	Title
None Included
In the case of a conflict between the requirements of the Technical Specifications and those of the listed referenced Standards, the requirements of the most stringent specification shall prevail.

If there is a question as to whether any material, product, or system is in conformance with applicable Standards, then the Contractor shall pay the costs associated with any testing or certification to demonstrate conformance.

Any reference to “Engineer” or “Consultant” contained within the LGL Technical Specifications shall have the meaning of LGL.

The Technical Specifications are contained in Section 13.

8.4.2	Contract Drawings

The materials, equipment, and services furnished shall be in accordance with the drawings nominated as Contract Drawings, listed below. By this reference they shall form part of the Specification.

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8.4.3	Volume 3C

The drawings referred to in clause 8.4.2 form an attachment to this documentation and shall be referred to as Volume 3C.

TENDER CONDITIONS OF PARTICULAR APPLICATION WORK PACKAGE MOPU-0035 AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION	Section 9

9.1	Introduction

9.2	Contract Key Dates

9.3	Contract Currency

9.4	Components of Tender Price — Tender Form 10/A

9.5	Site Travel

9.6	Post Tender / Pre-Award Meeting

9.7	Enquiries During Tender Period

TENDER CONDITIONS OF PARTICULAR APPLICATION	Section 9
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AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
9.1	INTRODUCTION

This section sets out the Special Conditions of Particular application to the Tender that are of special application to the Work Package and to the extent, if any, that these Conditions may be inconsistent with the conditions of Tendering set out in Sections 2 and 3 of Volume IB, these conditions shall take precedence over those conditions.

9.2	CONTRACT KEY DATES

9.2.1	The following Contract Key Dates shall apply to this Contract:

Activity	Week	Contract Key Date
Contract Award	0	5 Dec 2008
Autoclave installed on-Site ready for installation of internal equipment	75	14 May 2009
Personnel mobilised to Site	75	14 May 2009
Corrosion Resistant Membrane Lining & Refractory Lining and all built-in equipment installation complete	85	22 July 2009
Curing & installation of miscellaneous equipment	88	12 August 2009
Demobilisation	88	12 August 2009
9.3	CONTRACT CURRENCY

The Tenderer shall price its Tender in its native currency, then in United States Dollars (USD) detailing the exchange rate it has assumed. The last line item on Tender form 10/A requests the Tenderer to nominate the cost of fixing the Tendered lump sums and rates into USD.

9.4	COMPONENTS OF TENDER PRICE TENDER FORM 10/A

9.4.1	This Contract shall be Lump Sum Contract in accordance with Clause 2.4, not subject to escalation during the Contract Period as extended by LGL. The Contractor shall submit lump sums for the units of Work set out in Appendix 10/A hereto and include any additional Lump Sum items for which it will require payment.

9.4.2	Mobilisation — Lump Sum

All costs associated with the following shall be included in the item in Tender Form 10/A referred to as “Mobilisation”:
a)	all transport of Contractor’s construction plant, small tools, consumable products and other temporary materials necessary to carry out the Work from the point of origin to the Site;

b)	all crating, packaging, and loading of materials, plant, etc., at their point of origin;

c)	all uncrating and unpacking, set-up and commissioning of all materials and plant, etc., on Site;

d)	all transport costs, wages, and salaries of personnel being mobilised to Site;

e)	all Contractor overheads applicable to items a to d shall be included in this item.
Demobilisation — Lump Sum

TENDER CONDITIONS OF PARTICULAR APPLICATION	Section 9
WORK PACKAGE MOPU-0035	Page 2 / 4
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION

All costs associated with the following shall be included in the item in Tender Form 10/A referred to as “Demobilisation:
a)	all dismantling, crating, packing on Site, and transport of Contractor’s construction plant, small tools, consumable products, and other temporary materials from the Site to the point of origin.

b)	All transport costs, wages, and salaries of personnel being demobilised from Site;

c)	All Contractor overheads applicable to items a and b shall be included in this item.
9.4.4	Insurance

The cost of the Contractor providing the insurance detailed in Volume 3A clause 6.17 shall be detailed on Tender form 10/A.

9.4.5	All Other Items — Lump Sums

All other items are self explanatory. The Contractor shall include all costs in each Lump Sum associated with the identifiable item of Work including transportation of permanent materials for inclusion into the Work from the point of origin to the Site, overheads, and profits.

9.5	SITE TRAVEL

Tenderers shall include an allowance for travel on Site, particularly from the nominated campsite to the Site of Work which could be a distance of up to 15 kilometres and could take up to one half hour travel time one way. LGL will provide bussing for Contractors’ personnel. Tenderer shall nominate the number of personnel to be transported at the beginning and end of each shift.

9.6	POST TENDER / PRE AWARD MEETING

Should LGL require the Tenderer to attend a Post Tender / Pre Award Meeting pursuant to Clause 2.10, the Tenderer shall make all adequate arrangements at its own cost, to attend the meeting. This meeting will be held in LGL’s Lihir Site Office or LGL’s Brisbane Office at the date and time nominated by LGL.

9.7	ENQUIRIES DURING TENDER PERIOD

All enquiries during the Tender Period should be made in writing to:

Contracts Engineer- Lihir MOPU Project

APPENDICES TO TENDER CONDITIONS OF PARTICULAR APPLICATION	Section 10
WORK PACKAGE MOPU-0035
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION

Appendix 10/A	Components of Tender Price

Appendix 10/B	Schedule of Rates (3 pages)

Appendix 10/C	Tender Schedule

Appendix 10/D	Projected Weekly Manpower

COMPONENTS OF TENDER PRICE — APPENDIX 10/A Work Package MOPU-0035 Submitted 16 June 2009 Tender For Autoclave Internal Equipment Installation, Lihir Island Tenderer Koch Australia Pty Ltd, Koch Knight Division Proposal Number: ###-##-#### A4 Rev 4.1 The total Tender Price as shown on the Tender Form (Appendix 3/C) shall be broken out into its constituent parts on this form Cost Provisional Unit Currency Total Total Item No Code Description Unit Quantity Rate Total Conversion (USD) (AUD) 1 Mobilisation LS Included Included 2 Demobilisation LS Included Included 3 Site Superintendence LS Included Included 4 Accommodation No 5,040 Man-Days Quantity Only Quantity Only 5 6 Project Insurance LS Included Included Surface Preparation of 7 Steel Substrate LS NOT INCLUDED Install Corrosion 8 Resistant Membrane LS NOT INCLUDED Install Refractory Lining including built-in items of 9 equity LS Install all other 10 items of equipment LS 11 Fee for fixing currency LS split currencies, none applicable NA NA The progress claim procedures must follow the above breakdown for consideration of payment by LGL. Progress Payment Schedule to be agreed, Koch Australia4 March offer proposes: Tenderer’s Proposed Terms of Payment now: with order; when brick installation begins when lining installation completes; via monthly billings as installation work proceeds. Progress Claims to follow LGL Procedures Signature of Tenderer: MANAGING DIRECTOR, KOCH AUSTRALIA Dated this 16TH DAY OF JUNE 2009 Signature of Witness: Name of Witness: BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA Address of Witness: Components of Tender Price — Appendix 10/A Page 1/6 |

Page 1/6

LGL MOPU PROJECT TENDER FOR: AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION SCHEDULE OF RATES WORK PACKAGE No: MOPU-0035 TENDER FORM 10/B TENDERER: Koch Australia Pty Ltd. Koch Knight Division SHEET 1 OF 3 ###-##-#### A4 Rev 4.1 16 June 2009 Tenderers shall submit all inclusive Unit Rates for units of Work listed hereunder. The value of any Variations and Dayworks ordered shall be determined by applying these rates to the units of Work executed. For further requirements, refer Vol I, Clauses 4.2.7 “Variations” and 4.2.8 “Dayworks”. The unit rates applicable thereto shall be inclusive of all labour bases on 84 hrs/week, materials, plant and equipment, transport and freight, accommodation, industrial overheads, small tools, and all “on-costs” (including site superintendents, site administration, head office administration, drafting costs and profit. Page 1 of 1 MATERIAL ERECT/LABOUR TOTAL TENDERED ITEM DESCRIPTION UNIT COST PER UNIT COST PER UNIT LUMP SUM USD, AUD 1 Site Holiday Shutdown LS 2 Demobilization in LS case of cancellation 3 Mobile Dust Each Prices good for order placed Collector — Negative before 1 Sept 2010 Air Unit (See Note A Below) 4 Environmental Each Prices good for order placed Control AC Unit (See before 1 Sept 2010 Note B Below) 5 6 7 NOTE A: Mobile Dust Collector: 1 Unit Required 8 NOTE B: Environmental Control AC Unit: 3 Units Required 9 10 11 12 13 14 15 16 17 18 19 20 TOTAL MOPU-0035 These rates shall provide for the execution of additional Works without impact on the Contract Construction Schedule. Signature of Witness Signature of Tenderer MANAGING DIRECTOR, Name of Witness BUSINESS DIRECTOR, KC KOCH KNIGHT DIVISION KOCH AUSTRALIA Dated this 16TH DAY OF JUNE 2009 Address of Witness

LGL MOPU PROJECT TENDER FOR: AUTOCLAVE INTERNAL EQUIPMENT INSTALATION SCHEDULE OF RATES WORK PACKAGE No: MOPU-0035 TENDER FORM 10/B SHEET 2 OF 3 TENDERER: Koch Australia Ptv Ltd. Koch Knight Division Submitted 16 June 2009 692-Ofl-5893 A4 Rev 4-1 Tenderers shall list hereunder all classes of Labour (including Leading Hands and Foremen) to be engaged on the Works (but excluding superintendents and administrative personnel). The hourly rates applicable thereto shall be based on 84 hrs/week and be inclusive of all costs including transport, accommodation, industrial overheads, small tools and all “on-costs” (including site superintendents, site administration, head office administration, overheads at Page 1 of 1 ITEM LABOUR DESCRIPTION TENDERED DAILY RATES 1 Average Daily Rates, 12 Hours Days — Day Work Only $2 Including Standard Safty Gear (PPE) and Small Tools $3 York Supervisor $4 York Lead Hand $5 York Bricklaver $6 York L/H Ref Asst $7 York Fork Driver $8 York Ref Asst $9 $10 Koch Knight Supervisortlnspector These rates shall provide for the execution of additional Works without impact on the Contract Construction Schedule. Signature of Tenderer Signature of Witness MANAGING DIRECTOR, KOCH AUSTRALIA Name of Witness BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA Dated this 16TH DAY OF JUNE 2009 Address of Witness

LGL MOPU PROJECT TEMDER FOR: AUTOCLAVE INTERNAL EQUIPMEDNT INSTALLATION SCHEDULE OF RATES WORK PACKAGE No: MOPU-0035 •“TENDER FORM 10/B SHEET 3.OF 3 TENDERER Koch-Austratla Pty Ltd. Koch Knight Division Submitted 16 June 2009 ###-##-#### A4 Rev 4-1 Tenderers shall list hereunder all items of Plant and Equipment to be utilised on the Works and the hourly rates applicable thereto inclusive of all costs including operators (if applicable), accomodation, transport, fuel, maintenance, consumables and all “on-costs” (including Company overheads, administration and profit). The rates shall be based upon operating hours worked only and exclude time for maintenance, standby (unless directed by LGL) and fuelling. Page 1 of 1 ITEM ITEM OF PLANT OR:EQUIPMENT YEAR MAKE MODEL. CAPACITY HOURLY RATE DAILY (10 HRS) WEEKLY (70 HRS) MONTHLY (250 HRS) HOURLY (OVER 250) EST FUEL CONSUMPTION (LITRES/HR) • Coast 1 Bricksaw 2008 Clipper 18"/14” 415V N/A 2 Bricksaw Blades 3 Festo Mixer 2008 Protool MXP 1602 N/A 4 HobartMixer 2006 Hobart D 300 T N/A 5 Brout Pump N/A 6 Distribution Board N/A 7 Air Blowers & Ducting Bluw Wizard N/A 8 Gravity Rollers N/A 9 Grinder 5” Air Power N/A 10 Grinding Cups 11 Site Container N/A 12 Materials Hoist N/A 13 Lights (each) N/A 14 Globes 15 Standard Safety Gear (PPE) each man Included in Daily Rates shown on Form 10BSH2 N/A 16 Small Tools N/A 17 Power Leads N/A 19 20 21 These rates shall provide for the execution of additional Works without impact on the Contract Construction Schedule. Signature of Tenderer: Signature of Witness managing director, koch australia Name of WItness BUSINESS DIRECTOR, KOCH KNIGHT DIVISION KOCH AUSTRALIA Dated this 16tHlSA* Of JUNE 2009 Address of Witness

[redacted]U PROJECT

[redacted]DER SCHEDULE - TENDER FORM 10/C
[redacted]d this 16TH DAY OF JUNE 2009

TENDER FOR: AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION

Page 1 of 1

Item	ACTIVITY	DATE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20
		Week No.	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20
		Week Beginning																				
	GENERAL																					
1	Contract Award																					
2	Prepare Safety Management Plan & Submit to LGL for review																					
3	Prepare Environment Protection Plan & Submit to LGL for review																					
4	Prepare Quality Control Plan and Submit to LGL for review																					
5	Mobilise Equipment / Materials / Supplies / Personnel to Site																					
	ON-SITE WORK																					
6	Set-up Site facilities																					
7	Take delivery of LGL supplied equipment and materials																					
8	Surface Preparation of Steel Substrate																					
9	Installation of Corrosion Resistant Membrane																					
10	Cure the Corrosion Resistant Membrane																					
11	Protect the Corrosion Resistant Membrane																					
12	Installation of the Refractory Lining																					
13	Installation of the Compartment Walls																					
14	Installation of the Autoclave Internals																					
15	Cure the Refractory Lining																					
16	Clean-up																					
17	Practical Completion																					
18	Demobilisation																					
	No. of On-Site Personnel - STAFF:																					
	No. of On-Site Personnel - DIRECT LABOUR:																					

Detailed Koch Knight schedule is attached to the 12 June offer, and a bar chart sent separately. This form left in place for direction to the Knight bar chart

The Tenderer shall incorporate all Contract Key Dates listed in Clause 9.2 "Contract Key Dates" in the Tender Schedule. If the Tenderer considers that insufficient activities are listed then it should insert additional items as it requires. Show Key Dates: ↓

Signature of Tenderer: ____________________

Signature of Witness: ____________________

Name of Witness: ____________________

Address of Witness: ____________________

UPROJECTPERSCHEDULE-TENDERFORM10/Cofthis16THDAYOFJUNE2009TENDERFOR:WORKPACKAGENo:TENDERERAUTOCLAVEIN TERNALEQUIPMENTINSTALLATIONMOPU-0035KochAustraliaPtyLtd.KochKnightDivision ###-##-####A4Rev41Page1of1loirACTIVITYWeekNo.12345GTftDtDJlIS13Id15IS1718192dWeekBeginingGENERAL’_[_ \"\ff|ITI”|]J’|"\\\JJ\j1~Y34Properte-QuartyyControlPlanandSubit|uLGLFora *Uflbtli^flEqui(mn]/LU^pjjih SL-pniiiD^;f^t-itm"*\MruhirONsiteWOrK67Seti-upstateIVfUtri-triH*,t’lX-L-,.i,nrl.flJ^n-J-prii-,irgr-r tnu^’iablurfKoPnpnttonofStMlSub«n uDetailedKochKnightscheduleisattachedtothe12Juneoffer,andabarchartsent—.—.-separately.Thisformleft inplacefordirectiontotheKnightbarchart’anHattatiofir rCnrtoiH)r.R«nt«nlMamtrt-wt0Cureln(CniffJtJqtrRtaiv’jilMflTTbrgng11Prgic^iHBCurrutitnfttntlftrtiVnmh farie2nitiBSlpCnrM11MHttacfcryLtrunrjITn«*fliT*l%DfllMCflmnnlilVftfi?W;tlh-T;;f;:::nnriltuwnflJiK r Ai|’g-^nvtl^cmahT!:CU^rhoflfl!ractoryu i:ng_..tt;;^nn^p•P?aa.cnlCompktwnT3ewhi[jiAl£nrtTTKo r orOrk-SifaPGiMnnnl-STAFFMa.0rCivSi10FijAftrsnc|.31RiECT\.ASQU*.ThtTenderershalfincorporateanCortfmdK ftyDateslisledinClause9.2“ContractKeyDates“intheTenderSchedule.IftheTendererconsidersthatInsufficien tactivitiesarelistedthenitshouldinsertadditionalitemsasitrequires.ShowKeyDates|SignatureofTendererSi gnatureofVUilnessNameoFWrtness;AddressofWitness

PROJECTED WEEKLY MANPOWER TENDER FOR: AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION APPENDIX 10D Submitted 16 June 2009 WORK PACKAGE # MOPU-0035 The Total Manpower levels for both STAFF and DIRECT LABOUR shown below must be the same as those listed on Tender Form 10/C (Tender Schedule) TENDERER: Koch Australia Ptv Ltd, Koch Knight Division ###-##-#### A4 Rev 4.1 ON A WEEKLY BASIS Total MANPOWER 1 2 3 4 5 6 7 8 9 10 11 1.2. 13 14 15 16 17 18 19 20 Manpower Staff 36 Max. 36 Max. 36 Max, 36 Max. 36 Max. 36 Max. 36 Max 33 Max 36 Max 36 Max 36 Max 36 Max 36 Max 36 Max 36 Max 36 Max 36 Max 36 Max 36 Max 36 Max. 36 Maximum Foreman Tradesmen Labourers Other (Tenderer to Nominate) Detailed Koch Knight schedule is attached to the 12 June 2009 offer, to be revised per LGL schedule to be updated. Site manpower and accommodation will be at maximum 36 people in the last 20 weeks of the contract, during brick lining installation. TOTAL MANPOWER 36 36 i 36 36 36 36 36 36. 36 36 36 36 : 36 36 36 36 36 36 36 36 MAXIMUM ACCOMMODATION Total Free Issue Accommodation Person-Days Number of Rooms Required at LGL Camp 36 36 36 36 36 36 36 36 36 36 36 36 36 36 36 36 36 36 36 36 5,040 Man-Days The work roster the Tenderer proposes to use as per Clause 9.4.4 is 12 hr days, 13 days per fortnight Signature of Witness: Signature of Tenderer Name of Witness BUSINESS DIRECTOR, KOCH MANAGING DIRECTOR, KOCH AUSTRALIA KNIGHT DIVISION KOCH AUSTRALIA Dated this 16TH DAY OF JUNE 2009 Address of Witness Page 6 of 6

SECTION 11 — SPECIAL CONDITIONS OF PARTICULAR APPLICATION
INDEX

11.1	Introduction

11.2	Advertising

11.3	Site Facilities

11.4	Personnel Instruction and Training

11.5	Handling of LGL Supplied Materials or Equipment

11.6	Project Reporting Requirements

11.7	Special Conditions

SPECIAL CONDITIONS OF PARTICULAR APPLICATION	Section 11
WORK PACKAGE MOPU-0035	Page 1 / 11
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
11.1	INTRODUCTION

11.1.1	This Section sets out the special terms and conditions of Contract which have particular application to this Contract and to the extent, if any, that they may be inconsistent with the General or Special Conditions of Contract, these terms and conditions shall take precedence.

11.2	ADVERTISING

11.2.1	The Contractor shall not in any manner advertise, publish or release for general information, any statement mentioning LGL or the MOPU Project, without first obtaining the written consent of LGL, including LGL’s approval of the material requested to be advertised, published, or released for general information. The Contractor shall use its best efforts to ensure that its employees, offices, agents, representatives, Subcontractors, vendors, and suppliers abide by this restriction.

11.3	SITE FACILITIES

11.3.1	The Contractor’s site facilities shall be kept clean and tidy and maintained in good conditions at all times during the Works.

11.3.2	The Contractor shall adhere to LGL’s environmental policy by ensuring that all hydrocarbon product storage areas within its site facilities are bunded and lined with HDPE liner.

11.4	PERSONNEL INSTRUCTION AND TRAINING

11.4.1	The Contractor’s employees and Subcontractors shall be adequately trained, instructed, tested, and certified in the operation of plant and equipment, or carrying out tasks, required by their class of work.

11.4.2	The Contractor shall issue to each operator a LGL site Operator’s Permit to operate specific mobile equipment upon satisfactory completion of an on-site test of competency. A copy of all permits shall be forwarded to LGL.

11.4.3	The Contractor shall implement an instruction and training program for all operators of plant and equipment on site. These programs shall be submitted to LGL for approval.

11.4.4	LGL may direct the Contractor to modify aspects of its instruction and training programs at any time during the Contract if, in its opinion, it does not adequately meet the requirements of safe operation of plant and equipment, or safe operating practices on the site.

11.4.5	The Contractor shall maintain a register on site of the induction, training, authorization, and licences that each employee and Subcontractor has received. The register shall be made available to LGL upon request.

11.4.6	The Contractor’s employees and Subcontractors shall adopt and actively participate in LGL’s Safety Management System.
Vol 3B, October 2008

SPECIAL CONDITIONS OF PARTICULAR APPLICATION	Section 11
WORK PACKAGE MOPU-0035	Page 2 / 11
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
11.5	HANDLING OF LGL SUPPLIED MATERIALS OR EQUIPMENT

11.5.1	The Contractor shall be fully responsible for any damage to LGL supplied materials or equipment caused by mishandling, improper storage, or failure to follow the manufacturer’s recommendations and/or accepted practices.

11.5.2	Any damage or loss to LGL supplied materials or equipment, resulting from the Contractor’s actions shall be the sole liability of the Contractor.

11.6	PROJECT REPORTING REQUIREMENTS

11.6.1	General

11.6.1.1	The Contractor shall prepare and submit to LGL daily, weekly, and monthly reports. All reports shall be in a format acceptable to LGL.

11.6.1.2	LGL may direct that additional information, forms, or reports be completed as deemed necessary and appropriate for the performance and control of the Works, and such information shall be provided by the Contractor at no additional cost to LGL.

11.6.1.3	All reports shall be signed by the Contractor upon submission, and by LGL as evidence of receipt only of the report, not necessarily acceptance of the details and accuracy of the report.

11.6.1.4	The Contractor shall provide3, on the request of LGL, monthly consumables usage figures for, but not limited to lubricants and chemicals used during the Works.

11.6.2	Daily Reports

11.6.2.1	The daily production report must be submitted to LGL at the time designated by the Area Manager. The report shall be an Excel spreadsheet and submitted to the Area Manager electronically.

11.6.2.2	The Contractor shall keep records of all reports both electronically and hard-copy.

11.6.2.3	The daily reports shall address, as a minimum, the following listed topics with regards to the previous twenty-four (24) hour period:
•	Any safety or industrial relations incidents involving the Contractor’s or Subcontractor’s employees.

•	All Works undertaken during the preceding twenty-four (24) hour period

•	Progress of the Works compared to the Schedule

•	Manpower on-site and hours worked

•	Details of any damage to the Contractor’s or LGL’s materials, plant, equipment or facilities

•	Mechanical availability of each item of the Contractor’s plant and equipment

•	Hours of work performed by each item of equipment and type of work it performed

•	Downtime hours of each item of plant and the cause of the downtime Status of any Variation aughorised by LGL
Vol 3B, October 2008

SPECIAL CONDITIONS OF PARTICULAR APPLICATION	Section 11
WORK PACKAGE MOPU-0035	Page 3 / 11
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
•	Any problem or potential problem area(a)

•	Any other activity or event that has or may impact on the timely and satisfactory performance and completion of the Contract
11.6.3	Weekly and Monthly Reports

11.6.3.1	Weekly and monthly reports shall include a summary of information supplied in daily reports and detailed status reports on the overall performance of the Works.

11.6.3.2	The reports shall be submitted within a time period following the end of the week or month as directed by the Area Manager.

11.7	SPECIAL CONDITIONS

11.7.1	Inspection and Provision of Insurance Policies

11.7.1.1	Amend clause 4.1.7.5 by adding the following words after the first paragraph. “For the avoidance of doubt, the parties agree that the Contractor’s liability is limited as provided in clause 11.7.24, and as otherwise provided in the Contract”.

11.7.2	Security

11.7.2.1	Delete existing Clause 4.1.6.1, and replace with “The Contractor shall provide two forms of security, each equal to of the Contract Sum for the purpose of ensuring the due and proper performance of the Contract and of satisfying the obligations of the Contractor under the Contract. LGL may recover all debts due and owing from the Contractor to LGL from the security if not otherwise paid by or recovered from the Contractor. The security shall be in the form of an Unconditional Bank Guarantee in the form as agreed between the Contractor and LGL, as detailed in Section 12.”

11.7.2.2	Amend Clause 4.1.6.2 by replacing the words “14 days” with “30 days”.

11.7.3	Progress Claims and Payments

11.7.3.1	Amend Clause 4.2.6.7, by deleting subclause ii), and subclause iii).

11.7.3.2	Amend clause 4.2.6.1, by adding the words “in accordance with the milestone payments detailed in clause 11.7.31”, to the end of clause 4.2.6.1.

11.7.3.3	Amend clause 4.2.6.10 by adding the following paragraph to the existing clause: “Contractor shall have the right to suspend performance of the Contract from seven (7) days of the date of such notice until payment is made. The Proposed Project Schedule shall be extended by the period of the suspension for non-payment.”

11.7.4	Variations

11.7.4.1	Amend clause 4.2.7.7 by replacing the existing words with the following wording:

“If the Contractor and LGL do not agree upon the value of the Variation, LGL may have the Variation executed by others. The work of the Contractor in this area will resume on completion of the Variation work. The Contractor provides no warranty for the Variation Work provided by others. The Contractor shall not be entitled to claim from LGL any cost or Contract Value for this Variation Work supplied by others.”
Vol 3B, October 2008

SPECIAL CONDITIONS OF PARTICULAR APPLICATION	Section 11
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AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
11.7.5	Goods or Services Provided by LGL

11.7.5.1	Delete clause 4.2.10 in its entirety.

11.7.6	Completion

11.7.6.1	New Special Conditions: Deed of Release Appendix 5/0 modified as agreed between parties on 10lh June, 2009 and as referenced in Section 12.

11.7.7	Materials, Workmanship, and Quality Control

11.7.7.1	Amend Clause 4.3.2.5 by adding after the words “5 days”, “(prior to issue of certificate of practical completion), or within 30 days (within DLP)”.

11.7.7.2	Amend clause 4.3.2.5 be deleting the last sentence, “If the Contractor fails to comply with any direction given by LGL pursuant to this Clause, LGL may carry out the replacement, correction or removal and the cost incurred shall be a debt due from the Contractor to LGL.”

11.7.7.3	Delete clause 4.3.2.6 in its entirety.

11.7.8	Occupational Health and Safety

11.7.8.1	Amend clause 4.3.6.4 by deleting the word “solely” from sub clause g).

11.7.8.2	Amend clause 4.3.6.6 by adding the word “reasonable” before the word “direction” in the last sentence.

11.7.9	Protection of Persons, Property and Existing Services

11.7.9.1	Delete clause 4.3.7.1 in its entirety, and replace with the following:

“Light sets will be provided by the contractor for use inside of the Autoclave. Power and associated cabling to the Contractors distribution box for such lighting equipment will be provided by LGL.”

11.7.10	Care of the Work

11.7.10.1	Amend clause 4.3.8.1 by deleting the words “expiration of the Defects Liability Period” and replacing with “issue of the Certificate of Practical Completion”.

11.7.10.2	Clause 4.3.8.2 is deleted and replaced with “The Contractor shall at its own cost make good to the satisfaction of LGL any loss of or damage to the Work, the temporary Works, materials and Constructional Plant resulting from the negligence of the Contractor, its employees, agents or Subcontractors (save and except the Excepted Risks as defined in clause 4.3.8.3) when such making good is necessary for the satisfactory completion of the Work. When so ordered by LGL any such loss or damage caused by any of the Excepted Risks shall be made good by the Contract as a Variation to the Contract”.

11.7.10.3	Amend clause 4.3.8.3 by adding new subclause iv) as follows:

“iv) Contractor and/or LGL will be excused from their respective obligations in the event and to the extent that their respective performance is delayed or prevented (a) by any circumstance (except financial) reasonably beyond their control or (b) by fire, explosion, breakdown of machinery or equipment, plant shutdown, strikes or other labour disputes, riots or other civil disturbances, or voluntary or involuntary compliance with any law, order, regulation, recommendation or request of any governmental authority.”
Vol 3B, October 2008

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AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
11.7.11	Environmental Responsibilities

11.7.11.1	Amend clause 4.3.10.5, subclause iv), by inserting the words “of its” before the words “Subcontractors and shall ensure...” and before the words “Subcontractors complies with the provisions...”.

11.7.12	General Contractor Warranties

11.7.12.1	Amend clause 4.3.11.1, subclause v)(C), by replacing clause with the following:

“(C) obtain all necessary government authorisations required for the Contractor and its subcontractors to carry on a business within PNG and all required PNG work permits and visas for its expatriate employees;”

11.7.13	Defects

11.7.13.1	Amend clause 4.4.1.3 by deleting the words, “But no such direction shall be given by LGL later than twenty-eight (28) days after the expiration of the Defects Liability Period.”

11.7.13.2	Amend clause 4.4.1.4 be replacing the clause with the following words:

“If any rectification referred to in Clauses 4.4.1.2 or 4.4.1.3 is not commenced or completed within 5days (prior to issue of certificate of practical completion), or within 30 days (within DLP), LGL may carry out the rectification at the Contractor’s expense but without prejudice to any other rights that LGL may have against the Contractor in respect of the rectification. The cost incurred by LGL in so carrying out the rectification shall be a debt due from the Contractor to LGL. Notwithstanding the provisions of this Clause, the Contractor shall not be responsible for the effects of fair wear and tear during the Defects Liability Period, nor will it be responsible for warranty on work carried out by others.”

11.7.13.3	Delete clause 4.4.1.5 in its entirety.

11.7.13.4	Amend clause 4.4.1.6 by deleting the words “or making tests”.

11.7.14	Royalties, Patents, Copyrights and Other Intellectual Property Rights

11.7.14.1	Delete clause 4.4.2.1 in its entirety.

11.7.14.2	Amend clause 4.4.2.2 by deleting the words “and its directors, officers, employees, agents and consultants”. Insert the following new paragraph:

“Additionally, this indemnification does not apply to any liability for infringement (i) of any method patent where the equipment is used with other apparatus for carrying out a process resulting in a combination of elements which is deemed to infringe a method patent or patent directed to a combination of elements, (ii) the equipment is modified by LGL without the prior written approval of the Contractor, or (iii) the equipment is used by LGL in a manner different than the use communicated to and understood by the Contractor at the time the equipment was sold to LGL (under a separate equipment supply purchase order) and such use constitutes infringement.”

11.7.14.3	Amend clause 4.4.2.3 to read:

“Title to, copyright in and other intellectual property rights in any documents, plans, specifications, designs, drawings, sketches, reports and materials produced for or in connection with the Works vests in the Contractor and the Contractor grants to LGL an irrevocable royalty free, non-exclusive licence to use that material in connection with the Works for the life of the LGL Mine.”
Vol 3B, October 2008

SPECIAL CONDITIONS OF PARTICULAR APPLICATION	Section 11
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AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
11.7.15	Accident or Injury to Employees and Property Damage and Public Risk

11.7.15.1	Delete clauses 4.4.3 and 4.4.4 in their entirety.

11.7.16	Construction of the Contract

11.7.16.1	Amend clause 4.5.1.5 by deleting the words “whether” and “or otherwise, then adding the following words at the end of the clause: “The parties agree that the U.N. Convention on Contracts for the International Sale of Goods (CISG) will not apply to this agreement.”

11.7.17	Documents

11.7.17.1	Amend clause 4.5.3.5 by adding the words “provided, however, that Contractor may retain one complete copy thereof in its legal archives in order to determine its rights and obligations hereunder.” to the last sentence.

11.7.18	LGL’s Right to Terminate the Contract

11.7.18.1	Replace Clause 4.5.5.1, sub clause i) with:

“i) FOR LUMP SUM ITEMS: The Engineering Manager and Contractor shall determine and agree the percentage completion of such items up to the time of the termination of the Contract and the Contractor shall be paid the percentage so determined of the value of the Lump Sum items.”

11.7.18.2	Replace Clause 4.5.5.1, sub clause ii) with:

“ii) FOR UNIT PRICE ITEMS: The Engineering Manager and Contractor shall determine and agree the number of items completed up to the time of the termination of the Contract and they Contractor shall be paid for the number of items so determined at the unit prices listed in the Contract.”

11.7.18.3	Replace clause 4.5.5.1, sub clause iii) with:

“iii) DEMOBILIZATION: The Contractor shall be paid to fully compensate the Contractor for moving its, employees, equipment, tools, supplies and materials off the Site.”

11.7.19	Disputes

11.7.19.1	Amend clause 4.5.6.3 by deleting the words “the jurisdiction stated in Clause 1.8 (total Project Data)” and replacing with the words “Brisbane, Queensland”

11.7.20	Definitions and Interpretations

11.7.20.1	Amend the definition of “Contractor” in clause 4.5.9.1 by deleting the words “that person’s heirs, executors, administrators and permitted assigns, and in the case of a corporate body, its successors and permitted assigns” and replacing with “its successors and permitted assigns.”

11.7.20.2	Amend the definition of “Practical Completion” in clause 4.5.9.1 by deleting the words “in the opinion of the Engineering Manager”.

11.7.20.3	Amend the definition of “Standards” in clause 4.5.9.1 by deleting the words “or if no relevant standard is specified, the standard published by the International Standards Organization (ISO) or if no relevant ISO standard exists, the standard published by
Vol 3B, October 2008

SPECIAL CONDITIONS OF PARTICULAR APPLICATION	Section 11
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AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
the standards organization for the country in which the Work is performed.” and replacing with the words “including the Contractor’s and Sub-contractors Quality plans.”.

11.7.21	Export Compliance

11.7.21.1	“LGL shall, to the extent that it is legally required to do so, comply with all applicable export and re-export control laws and regulations, including without limitation the Export Administration Regulations (15 C.F.R. Parts 730 et se.) maintained by the United States Department of Commerce and the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V) of the U.S. Treasury Department. Specifically, LGL shall not — directly or indirectly — sell, export, re-export, transfer, provide, divert, loan, lease, consign, or otherwise dispose of any goods, services, software, source code, or technology received in connection with this transaction and covered by this Agreement to any person, entity, or destination prohibited by the laws or regulations of the United States, without obtaining prior authorisation from the competent government authorities as required by those laws and regulations.”

11.7.22	Contractors Limited Warranty — Workmanship Guarantee
“The Contractor warrants to LGL that the Merchandise shall be of the quality specified or of the best of their respective kinds if no quality is specified, and shall conform to the specifications, drawings, samples, and other descriptions set out in the Contract Documents.
If, within 18 (eighteen) months from the date of completion of brick lining or 12 (twelve) months after date of commencement of autoclave operations (defined as the first introduction of oxygen to the autoclave when operating heat and pressure is achieved during initial start-up) whichever comes first, any services, material or equipment furnished by the Contractor proves to be defective in material or workmanship upon examination by the Contractor within 30 days of written advice by LGL, the Contractor will repair the equipment or supply replacement material or equipment. Should the Contractor fail to examine the material or workmanship within the 30 days of LGL’s written advice, it shall be deemed that the Contractor accepts that the material or workmanship in question is defective, and the Contractor shall repair the equipment or supply replacement material or equipment. Any replacement services, material or equipment will be warranted against defects in material or workmanship for the unexpired portion of the warranty applicable to the particular material or equipment. If the defect requires a change in the original design by the Contractor prior to repairing the defect, then a full 12 month warranty period shall apply to the particular material or workmanship that was redesigned. Warranty claims must be filed within the time period stated above.
If the Contractor is not the manufacturer of some or all of the Merchandise covered by the Purchase Order, The Contractor shall, in addition to the warranties and guarantees set out in the preceding paragraph, or in the alternative to the said warranties and guarantees, make necessary arrangements whereby the manufacturers involved will extend the same warranties and guarantees to LGL directly.
The Contractor will not be responsible for and assumes no liability for cost of material, transportation charges, labour costs or other related expenses by third parties in the replacement of defective material or equipment, without The Contractor’s prior written consent.
LGL’s remedies under this warranty are specifically limited to repair or replacement of the defective material or equipment and are exclusive of all other remedies. Should these remedies be found inadequate or to have failed of their essential purpose for any reason whatsoever, LGL agrees that return of the amounts received by the Contractor for said services, material or
Vol 3B, October 2008

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AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
equipment shall prevent the remedies from failing of their essential purpose and shall be considered by LGL as a fair and adequate remedy.
This warranty will be voided if (a) the material or equipment has not been stored, maintained or operated in accordance with accepted industrial practice or any specific instruction provided by the Contractor; (b) the material or equipment has been subjected to any accident, misapplication, abuse or misuse; (c) LGL has used, repaired or modified the material or equipment after discovery of the defect without the Contractor’s prior written consent; or (d) LGL refused to permit the Contractor to examine the material, equipment and operating data to determine the nature of the defect claimed.
THERE ARE NO OTHER GUARANTEES OR WARRANTIES EXPRESSED OR IMPLIED, EXCEPT AS PROVIDED HEREIN. THE CONTRACTOR EXTENDS NO IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE WITH RESPECT TO ANY MATERIAL OR EQUIPMENT PURCHASED FROM THE CONTRACTOR.”
11.7.23	Contractors Indemnification
“NOTHING IN THIS PARAGRAPH WILL LIMIT EITHER PARTY’S LIABILITY TO THIRD PARTIES FOR CLAIMS BROUGHT DIRECTLY AGAINST THE NEGLIGENT PARTY.
LGL will be solely responsible for and shall indemnify the Contractor against all liability, loss damage, cost or expenses, including attorneys’ fees, resulting from death, personal injury, loss of or physical damage to property caused solely by the acts of LGL its agents, subcontractors or employees.
The Contractor will be solely responsible for and shall indemnify LGL against all liability, loss damage, cost or expenses, including attorneys’ fees, resulting from death, personal injury, loss of or physical damage to property caused solely by the acts of the Contractor, its agents, subcontractors or employees.
All liability, losses, damages, costs or expenses resulting from death, personal injury, loss of or physical damage to property, caused by the joint or concurring acts of LGL and the Contractor, shall be borne by LGL and the Contractor to the extent each is determined negligent either by agreement of the parties or by a court of competent jurisdiction.”
11.7.24	Limitation of Liability

11.7.24.1	Limitation on LGL’s Liability
(a) The total liability of LGL arising out of or in connection with the Contract including a claim in tort, under statute, for rectification or frustration or like claim available under the law governing the Contract is limited to the Contract Sum as adjusted pursuant to the Contract.

(b)	The limitation of liability under clause 11.7.24.1 (a) shall not apply to:
(i)	loss arising through fraud or Wilful Misconduct by LGL;

(ii)	liability for infringement of any third party intellectual property rights;

(iii)	the extent that liability is otherwise limited by another provision of the Contract; and

(iv)	liability out of which by law LGL cannot contract.
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11.7.24.2	Limitation on the Contractor’s Liability
(a) Subject to clause 11.7.24.2(b), the Contractors liability to LGL (its related companies, associates, officers, agents, consultants, contractors or employees) arising out of or in connection with all claims of any kind, whether based on contract (including repudiation), indemnification, warranty, statute, tort, including negligence and strict liability, or any other cause or combination of causes whatsoever, for any loss, damage, cost or expense arising out of, or in connection with, or resulting from the Contractor’s Works under the Contract, or from the performance of any other work or services by the Contractor or supply of any goods, or any extension or expansion thereof (including remedial warranty efforts if applicable) (known as “Liability’) is limited in the aggregate to the total Contract Sum paid by LGL to the Contractor under the Contract, minus:
(i) any insurance payments paid by the Contractor’s insurers, or any letter of credit proceeds, bank guarantee proceeds, or bond proceeds received by LGL or on its behalf in relation to the Contractor’s liability; and
(ii) any amounts reasonably incurred by the Contractor towards rectification of the Works (known as the “Limitation”).
LGL undertakes to procure that any action is taken or claim made in relation to such Liability by LGL itself on behalf of its related companies, associates, officers, agents, consultants, contractors and employees, whose actions and/or claims so advanced by LGL, will be subject to such Limitation.
(b) In no event, whether based on contract (including repudiation), indemnification, warranty, statute, tort, including negligence (including negligent misrepresentation), strict liability, or any other cause or combination of causes, including any theories of concurrent liability arising from a duty of care by operation of law or otherwise, shall the Contractor, its employees or suppliers, be liable to LGL and/or its related companies, associates, officers, agents, consultants, contractors or employees for special, indirect, punitive, incidental or consequential loss or damages, loss of anticipated or actual profits, loss of anticipated or actual revenue, loss of contracts or interest, loss from interruption of business, loss of reputation, loss of goodwill, loss of use, labour costs, costs of substitute material, equipment or downtime costs or costs of a similar nature.
(c) Certain legislation, including the Trade Practices Act 1974 (Cth), may imply warranties or conditions or impose obligations which cannot be excluded, restricted or modified under the Contract except to a limited extent. This Contract must be read subject to those statutory provisions. If those statutory provisions apply, notwithstanding any other provision of this Contract, to the extent to which the Contractor is entitled at law to do so, the Contractor limits its liability in respect of any claim under those provisions to:
(i)	in the case of the Works, at the Contractor’s option:
(A)	the replacement of the Works or the supply of equivalent Works;

(B)	the repair of the Works;

(C)	the payment of the cost of replacing the Works or of acquiring equivalent Works; or

(D)	payment for having the Works repaired, and
(ii)	in the case of services, at the Contractor’s option:
(A)	the supply of the Works again; or
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AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
(B)	the payment of the cost of having the Works supplied again.
(d)	The limitation of liability under clause 11.7.24.2(a) shall not apply to:
(i)	loss arising through fraud or Wilful Misconduct by the Contractor;

(ii)	liability for infringement of any third party intellectual property rights;

(iii)	the extent that liability is otherwise limited by another provision of the Contract; and

(iv)	liability out of which by law the Contractor cannot contract.
11.7.24.3	General provisions
(a) Each party’s liability to any other party under the Contract (including any indemnity) is reduced proportionately to the extent that any act or omission or negligent or fraudulent act or omission or Wilful Misconduct by another party (including any independent third party) caused or contributed to the loss, damage, cost or expense for which the first party would otherwise be liable.
(b) For the purposes of this clause 11.7.24, “Wilful Misconduct” means in respect of any significant duty or obligation under or arising out of the Contract, an intentional, wanton or reckless act or omission of a party which is a breach of that duty or obligation but does not include any innocent act, omission, mistake or error of judgement, whether negligent or not, by a party acting in good faith.
(c) This clause 11.7.24 shall:
(i) prevail over any conflicting or inconsistent provisions of the Contract and any other agreement between LGL and the Contractor; and
(ii) apply notwithstanding the failure of any rectification work performed by the Contractor in accordance with its rectification obligations under the Contract.”
11.7.25	Travel to Site

11.7.25.1	Amend clause 6.5.2 by deleting the word “Lihir” and replacing with Cairns. LGL will arrange and pay for transportation from Cairns to Lihir Island and return to Cairns.

11.7.25.2	For MOPU-0063, this clause needs to be modified: Change title to “Contractor Travel”, delete 1st paragraph, 2nd paragraph — replace “Lihir” with the Work site, which is located at Melaka, Malaysia.

11.7.26	Power

11.7.26.1	Amend clause 6.7.1 by deleting the words “The Contractor shall be provide all necessary construction power.” and replace with the words “LGL will provide 3Phase 440-480V 100A power supply, wired directly to the Contractors panel box. Three connection points will be allowed. Local distribution from the panel boxes by the Contractor.”

11.7.27	Communications

11.7.27.1	Amend clause 6.8.1 by deleting the words “Telephone and facsimile services are available in limited supply at the Mine for use by the Contractor. Contractors who use LGL facsimiles and telephones shall have all costs accrued, deducted from
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SPECIAL CONDITIONS OF PARTICULAR APPLICATION	Section 11
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AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION
payments due or otherwise recovered as a debt due,” And replacing with the words “LGL to provide the Contractor with one(1) telephone line and one (1) facsimile line for the duration of the Works.”

11.7.28	Potable Water

11.7.28.1	Amend clause 6.9.1 by deleting the words “Limited potable water shall be available at the Site. Any other requirements and distribution of potable water shall be arranged and paid for by the Contractor.” and replacing with the words “LGL will supply the contractor with a minimum of 500 litres of Potable water per day. LGL will also provide Potable ice to fill the Contractors supplied containers. These containers to be filled with ice and potable water prior to leaving the camp each day.”

11.7.29	Construction Water

11.7.29.1	Amend clause 6.10.1 by deleting the words “Limited construction water will be available to the Contractor from the Londolovit weir. The Contractor shall provide all equipment necessary to load and haul the water to its Work site.” and replace with the words “LGL will provide a minimum of 500 litres of construction water per day. This water will be provided to 8 delivery points in the Work area.”

11.7.30	Insurance arranged by the Contractor

11.7.30.1	Delete clause 6.17.1.1 in its entirety.

11.7.30.2

11.7.30.3	Delete clause 6.17.1.5 in its entirety.

11.7.30.4	Delete clause 6.17.5, subclause (v).

11.7.31	Milestone Payments

11.7.31.1	Contract milestone payments to occur as follows:
Vol 3B, October 2008

APPENDICES TO SPECIAL CONDITIONS OF PARTICULAR APPLICATION	Section 12
WORK PACKAGE MOPU-0035
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION

Negotiated Deed of Release
Agreed Form of Bank Guarantee

APPENDIX 5/O

Contractor:	Work Package:

To: LGL
WITH RESPECT TO THE ABOVE REFERENCED CONTRACT (hereinafter called the “Contract”) KNOW ALL MEN BY THESE PRESENTS that we the above referenced Contractor (hereinafter called the “Contractor” which term includes successors and assigns) for and in consideration of the Adjusted Contract Sum in the amount of:
and after deduction of backcharges and other adjustments, the net payment to us of:

(Agreed Net Payment)

hereby remises, releases and forever discharges LGL and the Owner as defined in the Contract and their respective present and former directors, officers, agents, servants and employees, (all of which are hereinafter called the “Releases” which term includes successors and assigns,) of and from all actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, forfeitures, damages, claims and demands whatsoever in law or in equity which we, the said Contractor ever had, now have, or hereafter can, shall or might have, in connection with payment for the supply of labour, materials, services or equipment through the date hereof in connection with the Contract or other agreements, understandings or arrangements entered into in connection therewith.
It is further agreed that for the consideration and Agreed Net Payment aforesaid, the Contractor will not make any claim or commence or maintain any action or proceeding against any person or corporation or the Crown in which any claim could arise against the Releases or any of them for contribution or indemnity or any other relief over.
The Contractor shall indemnify and save harmless the Releases against and from any and all losses, costs and damages (including legal fees on a solicitor/ lawyer and client basis for full indemnification and disbursements) which the Releases or any of them may suffer or incur in connection with any breach of any of the foregoing agreements of the Contractor contained in this Release, any nonobservance by the Contractor of any of the provisions of this Release, or any claim that may be made by any Subcontractor, Supplier, employee or agent of the Contractor against the Releases or any of them in respect of any cause, matter or thing existing up to the date hereof arising out of or in respect of the Contract or other agreements, understandings or arrangements entered into in connection therewith, including without limitation, any claim for lien.
IN WITNESS WHEREOF we the said Contractor have executed these presents according to our proper rules and regulations

Dated this	Day of	200

SIGNED for and on behalf of the Contractor by its duly constituted attorneys:

In the presence of:

Name of Witness:

Address of Witness:

APPROVED FORM OF BANK GUARANTEE
(To be typed on Bank Letterhead)
To: Lihir Gold Limited (“the Company”)
In consideration of Lihir Gold Ltd. (“the Company” or “Lihir Gold Limited”) accepting this undertaking in satisfaction of the Company’s requirement for Koch Australia Pty Ltd., ( A.B.N. 70 080 357 366) (“the Contractor” or “Koch Australia”) to provide the Company with security for performance in relation to the Company’s contract no.                                           dated                                          (“the Contract”), JPMorgan Chase Bank, N.A., Australia (“the Bank”) hereby undertakes irrevocably and unconditionally to pay to the Company on demand in writing any sum or sums which may from time to time be demanded by the Company to an amount not exceeding                      (USD)                      (Net of and exclusive of GST) (“the Sum”) in the aggregate.
The Demand in writing should include the following:
1.	Statement by Lihir Gold Limited on their letterhead manually signed by a purported office of Lihir Gold Limited stating that “Koch Australia has failed to substantially meet it’s obligations under the terms of Lihir Gold Limited purchase order __________ dated , and this demand under Bank Guarantee No._________ is made in accordance with the terms of said purchase order.

2.	A copy of your dated prior written notice to Koch Australia stating that “Koch Australia is in material breach of it’s obligations under purchase order __________ dated __________, by failing to meet the obligations of the Contract described in said purchase order and Koch Australia has thirty (30) days to remedy the breach.”

3.	A copy of your letter to Koch Australia dated no less than thirty (30) days after the date of the notice in paragraph 2 above stating “under purchase order ________ dated ________, Koch Australia has failed to respond within the thirty (30) day period and Lihir Gold Limited plans to call the demand payment under this bank guarantee as Koch Australia has refused or failed to take the necessary steps to remedy the breach.”
The Bank’s liability hereunder will not be impaired or discharged by any alterations which may be made in the terms of the Contract or by any extension of time or other forbearance on the part of either the Company of the Contractor to the other.
This undertaking will continue in force either until notification in writing has been received by the Bank from the Company that this undertaking is no longer required by the Company of until payment to the Company by the Bank of the whole of the Sum or the balance thereof remaining after any part payment or payments, until this guarantee is returned to the Bank or the end of the performance period but, in no event, this guarantee will expire no later than___                    .
Notwithstanding anything herein before contained, the Bank reserves the right to terminate this undertaking at any time upon payment to the Company of the Sum or the balance thereof remaining after any part payment or payments or such lesser amount as the Company may require.
On expiry or when no longer required, please return this document for cancellation to The Manager, JPMorgan Chase Bank, N.A., Trade Services, Level 33, 259 George Street, Sydney, NSW, 2000, Australia.
This (BG #__________) undertaking will become effective from the (date).

TECHNICAL SPECIFICATIONS	Section 13
WORK PACKAGE MOPU-0035
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION

This Section Not Used

GENERAL SPECIFICATIONS	Section 14
WORK PACKAGE MOPU-0035
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION

This Section Not Used

TOTAL PROJECT PROGRAM	Section 15
WORK PACKAGE MOPU-0035
AUTOCLAVE INTERNAL EQUIPMENT INSTALLATION

A summary program is available upon request

OTHER DOCUMENTS FORMING PART OF THE AGREEMENT

1.	Koch’s Quality plans

2.	Koch’s Proposal

3.	Minutes of Meetings

4.	Contract Schedule

5.	Koch Drawing “Q-1270-C Rev 1 Revised”

Koch’s Quality Plans

Koch Quality Plan — Project Quality Plan — Lihir Autoclave No. 4 dated 24th February, 2009
York Forter Quality Plan — YFA-039 dated 16th June, 2008

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O. Box 30070 / East Canton, Ohio 44730 / Phone: (330)488-1651 / Fax: (330) 488-1656

REVISION: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 1 of 10
TITLE
Project Quality Plan — Liher Autoclave No. 4
MOPU-0035 and MOPU-1010
Document Originator:

Kevin Brooks	2/24/2009

NAME	DATE

VP Engineering and Construction *TITLE

President	Date: 3/5/09

Engineering Manager	Date: MAR-5-09

Project Manager	Date: MAR-5-09

Revision History;
A      Initial Submitted to Lihir
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no A to alter this specification in any way unless it has been approved in writing the Quality Technical Manager.

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O Box 30070 / East Canton, Ohio 44730 / Phone: (330)488-1651 / Fax: (330) 488-1656

REVISION: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 2 of 10
TITLE
Project Quality Plan — Lihir Autoclave No. 4
MOPU-0035 and MOPU-1010
1.0	General -
1.1	These quality plans were prepared specifically for the project named in the title block. Customer requirements as defined in documents submitted and Koch Knight general practice and procedures form the core of the plan.
2.0	Responsibility and Authority
2.1	Koch Knight management believes that quality is a leading method of differentiating competitors in the marketplace. That’s why the management team at Koch Knight is actively involved in evaluating and defining the quality plans and practices employed to meet customer needs.

2.2	This “Quality Plan” is authored by the Process Improvement Manager and approved by the President and other key operations managers as defined on the cover page of this document. The president and other top management participate in a review of this and other components of the quality system at the bi-annual management review. This participation includes a review and analysis of results related to the goals and objectives contained in the plans.

2.3	Koch Knight designates personnel responsible for:
2.3.1	Management, including management of the Quality System.

2.3.2	Operations that effect product and service quality

2.3.3	Inspection, testing and verification activities that prove processes are in control and meet specified requirements.
2.4	All assigned personnel are properly trained to carry out required tasks properly.

2.5	Bach department that is responsible for work that effects product or service quality is responsible and authorized to control actions that directly or indirectly determine customer satisfaction.

2.6	All employees have the authority and the responsibility to stop work processes when the employee identifies a problem that could affect product or service quality.
3.0	Responsibilities for the Quality System:
3.1	President — Koch Knight LLC

The President of Koch Knight is responsible for setting policy, goals and objectives for the
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no circumstances in any person allowed to alter this specification in any way unless it has been approved in writing by the Quality Assurance Supervisor and or the Technical Manager.

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O. Box 30070 / East Canton, Ohio 44730 / Phone: (330) 488-1651 / Fax: (330) 488-1656

Revision: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 3 of 10
TITLE
Project Quality Plan — Lihir Autoclave No. 4
MOPU-0035 and MOPU-1010
quality system at Koch Knight. The President will schedule and attend the Management Review where these goals are established and reviewed on a bi-annual basis.

3.2	Business Director

Business Directors are responsible for ensuring products and services provided meet the contractual needs and requirements of the customer. This includes a review of all contracts prior to acceptance. In addition the manager is required to prepare and document the service and support requirements for products as necessary, provide input design requirements, and prepare product literature.

3.3	Engineering Manager

The manager in charge of Design and Development is responsible to ensure that all appropriate steps required to design a quality product which meets customer specifications are performed as necessary. This includes design reviews, verification tests, design-input analysis to customer requirements, regulatory requirement analysis, design change review and documentation, and qualification tests, all where applicable. This manager is responsible for generating, issuing and maintaining all appropriate documentation regarding the coordination and operation of the design and development function. This manager ensures that design activities are properly staffed with appropriately trained personnel. The design system is maintained to ensure that all requirements are understood, those that can be implemented are, and that the design output is measured to ensure that this in fact occurs.

3.4	Plant Manager

The plant manger is in charge of manufacturing operations and is responsible for performing all necessary tasks and preparations to commence production of released products. The manager is responsible for ensuring that all required equipment is available and properly maintained, that personnel are trained as required prior to performing tasks which affect quality and that all required documents used in production are current and understood by all related personnel. Since the Plant Manager is responsible for producing products that meet customer requirements, he has full authority and responsibility to stop production of unacceptable materials. In conjunction with requirements for continual improvement, he is responsible for gathering quality data, analyzing, and taking corrective action as required.

3.5	Contract Administrator

The Contract Administrator is responsible for contract and purchase order review and
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no circumstances is any person allowed to alter this specification in any way unless it has been approved in writing by the Quality Assurance Supervisor and or the Technical Manager.

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O. Box 30070 / East Canton, Ohio 44730 / Phone: (330)488-1651 / Fax: (330) 488-1656

Recision: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 4 of 10
TITLE
Project Quality Plan — Lihir Autoclave No. 4
MOPU-0035 and MOPU-1010
acceptance.The administrator ensures that contract requirements are adequately defined and documented and that we can meet the contractual requirements of the order. This will include working with the Manufacturing Scheduler/Planning personnel to define the commitment for delivery.

3.6	Construction Manager

The Construction Manager is responsible for documenting and implementing a system to ensure proper installation and support of all products. These installations may be conducted in-house or at a job site, by Koch Knight employees or by sub-contracted installers anywhere in the world. The Construction Manager will implement control procedures for the receipt, storage, and return of materials. The Construction Manager is responsible to ensure Koch Knight and customer safety procedures and practices are observed at all times during an install, in-house or at a job site. The manager will insure that all required documents and reports are completed to demonstrate the safe, efficient completion of a quality installation project. The manager is responsible for reviewing the training needs of personnel, and providing training required to ensure personnel performing all tasks are appropriately trained.

3.7	Senior Project Manager

The Senior Project Manager is responsible for monitoring the process during each step of the design, manufacturing, inspection, delivery and installation of the product. The Senior Project Manager is responsible for understanding all aspects of the supply requirement and coordinating all aspects to the efficient processing of products and services to the customer. This thorough understanding of the project, and real time understanding of each facet within the scope of supply, should make the Project Manager the primary customer contact during the performance of a contract.

3.8	Logistics Manager

The Procurement/Logistics Manager is responsible for the shipment of materials per documented procedures and customer contract. The Procurement/Logistics Manager will have primary responsibility of the shipment from the production site to the customers designated delivery point or point of entry. The Procurement/Logistics Manager is responsible for selecting carriers and methods of packaging when not otherwise specified by the customer.

3.9	Procurement Manager and Buyer

Purchasing personnel are responsible for documenting and implementing a system to ensure the
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no circumstances is any person allowed to alter this specification in any way unless it has been approved in writing by the Quality Assurance Supervisor and or the Technical Manager.

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O. Box 30070 / East Canton, Ohio 44730 / Phone: (330)488-1651 / Fax:(330) 488-1656

REVISION: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 5 of 10
TITLE
Project Quality Plan — Lihir Autoclave No. 4
MOPU-0035 and MOPU-1010
purchasing of quality materials from quality suppliers. This system includes supplier selection, purchase order generation and placement, change control, specification agreement with the supplier, data acquisition and reporting, and delivery coordination.

3.10	Process Improvement Manager

The Process Improvement Manager is the site representative and is responsible for the overall quality system. This includes controlling, documenting and implementing systems affecting quality of products, services and philosophies of customer satisfaction and continual improvement. The manager is responsible for resolving differences between customer requirements and products intended for delivery. The manager is also responsible for ensuring that customer required documents such as certificates are processed per request. Additional Quality System responsibilities of the manager include establishing, implementing, and maintaining quality procedures relevant to the quality functions. Manager internal quality audit functions. Investigate, resolve and implement preventive actions in answer to quality problems within manufacturing. Report quality indicators to upper management through management review and other appropriate means. Support and promote the supplier quality process in conjunction with purchasing goals and objectives. The Process Improvement Manager and all quality managers and technicians have the authority and responsibility to stop shipment of products that have a probability of being defective or not meeting specified requirements.

3.11	Shipping and Receiving Supervisor

The manager in charge of receiving is responsible for receipt inspection, handling, and control of all products and materials supplied to the company. This responsibility includes the proper identification and storage of materials used in production of manufactured products. The manager is responsible to select and maintain storage, handling and packaging controls to prevent damage and deterioration of all materials and products. As manager of shipping this supervisor is responsible for appropriate handling, packaging and shipment of products to meet customer requirements and preclude damage or deterioration in transit.

3.12	Manufacturing Scheduling/Planning Manager

The Manufacturing Scheduling/Planing Manager is responsible for order scheduling and material and control functions to ensure materials and products are available to meet forecasted product demands and customer delivery requirements.
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no circumstances is any person allowed to alter this specification in any way unless it has been approved in writing by the Quality Assurance Supervisor and or the Technical Manager.

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O. Box 30070 7 East Canton, Ohio 44730 / Phone: (330) 488-1651 / Fax: (330) 488-1656

REVISION: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 6 of 10
TITLE
Project Quality Plan — Lihir Autoclave No. 4
MOPU-0035 and MOPU-1010
4.0	Procedures
4.1	The following procedures are relevant to the work required and are attached to the Quality Plan

4.1.1 Purchasing	P0740-10
4.1.2 Control of Nonconforming Product	P0830-10
4.1.3 Corrective Action Process	P0850-10
4.1.4 Construction & Preparation of Steel Shell for Sheet Linings	TL-111D
4.1.5 Application of PYROFLEX® Sheet Lining	TL-117B
4.1.6 Acid Proof Brick Laying Procedure	B-100A
5.0	Test Methods
5.1	The customer has specified ASTM test methods to be used for testing of product. Koch Knight’s own Inspection and Test Plans also use ASTM methods as a basis and most methods specified are utilized by Koch Knight. Below are the methods specified and the Koch Knight methods that are derivatives from the specified ASTM methods specified. Where Koch Knight methods are called out, the method is also attached as requested.
5.1.1	Brick Testing

5.1.1.1 Acid Solubility	WI-950 (Based ASTM C-279)
5.1.1.2 Brick Drawing and Physical Inspection	WI-234
5.1.1.3 Moisture Determination of Clay Mixtures	WI-980
5.1.1.4 Bend Test	WI-211
5.1.1.5 Chemical Analysis of Soda Lime	ASTM C-169
5.1.1.6 Sulfur in Ash from Coal	ASTM D-5016
5.1.1.7 Apparent Porosity	ASTM C-20
5.1.1.8 Liquid Absorption	ASTM C-20
5.1.1.9 Bulk Density	ASTM C-20
5.1.1.10 Modulus of Rupture	ASTM C-133
5.1.1.11 Dimensions, Squareness and Warp	ASTM C-134
The following brick testing will be conducted outside Koch Knight laboratories at a third party testing facility.

5.1.1.12 Modulus of Elasticity	ASTM C-885
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no circumstances is any person allowed to alter this specification in any way unless it has been approved in writing by the Quality Assurance Supervisor and or the Technical Manager.

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O. Box 30070 / East Canton, Ohio 44730 /Phone: (330)488-1651 / Fax: (330) 488-1656

REVISION: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 7 of 10
TITLE
Project Quality Plan — Lihir Autoclave No. 4
MOPU-0035 MOPU-1010

5.1.1.13 Thermal Conductivity	ASTM C-1113
5.1.1.14 Thermal Expansion Coefficient	ASTM E-228
5.1.1.15 Crushing Strength	ASTM C-133
5.1.2	Silicate and Litharge Mortars

5.1.2.1 Bond Strength	ASTM C-321
5.1.2.2 Absorption	ASTM C-20*
5.1.2.3 Working Life	ASTM C-414
5.1.2.4 Shrinkage	ASTM C-531
5.1.2.5 Compressive Strength	ASTM C-579
5.1.2.6 Flexural Strength	ASTM C-580
The following mortar testing will be conducted outside Koch Knight laboratories at a third party testing facility

5.1.2.7 Coefficient of Thermal Expansion	ASTM E-228
5.1.2.8 Modulus of Elasticity	ASTM C-580
5.1.3	Pyroflex® 500 Membrane

5.1.3.1 Softening Point	WI-960 (Based on ASTM D-36)
5.1.3.2 Slump Test	WI-960
5.1.3.3 Sheet Weights and Measurements	WI-960
5.1.3.4 Bulk Density	WI-960
5.1.3.5 Weight loss during cook off (Proprietary)	WI-700
6.0	Inspection and Test Plans
6.1	Inspection and Test Plans (ITP’s) shall be prepared and submitted for all products manufactured at Koch Knight, as well as Sub-contract Suppliers.
7.0	Field Installation Audits
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no circumstances is any person allowed to alter this specification in any way unless it has been approved in writing by the Quality Assurance Supervisor and or the Technical Manager.

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O. Box 30070 / East Canton, Ohio 44730 / Phone: (330)488-1651 / Fax: (330) 488-1656

REVISION: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 8 of 10
TITLE
Project Quality Plan — Lihir Autoclave No. 4
MOPU-0035 and MOPU-1010

All lining installation shall be performed by experienced and competent personnel in a safe, quality oriented and productive manner. Koch Knight trained personnel will perform all PYROFLEX DUPLY Lining installations per Koch Knight Bulletin TL- 117B APPLICATION OF PYROFLEX SHEET LINING. Koch Knight has sub-contracted the brick installation to York Linings Inc. under the direct supervision of a Koch Knight site superintendent. Site installation is part of the subject order scope of supply and Field Inspection Checklists (FIC’s) are part of the requirements of the project. In addition to the required FIC’s, daily and periodic audits and checklists will be utilized to ensure a quality installation.
7.1	Field Inspection Checklists
7.1.1	Electrostatic test of PYROFLEX membrane

7.1.2	Daily Quality Control Checklist for PYROFLEX and DUPLY membranes

7.1.3	Daily Quality Control Inspection Report for Acid-Proof Brick Installation

7.1.4	Site curing process
7.2	Additional daily or periodic audits
7.2.1	Project Daily Production Report

7.2.2	Vessel Lining Quality Assurance Inspection Report

7.2.3	Visual inspection of PYROFLEX for uniform thickness, smoothness and no air pockets

7.2.4	Visual inspection of DUPLY for uniform coverage and tap test for bonding

7.2.5	Mortar samples taken per batch to ensure adequate set-up and workability

7.2.6	Visual and/or dimensional inspection of brick installation to ensure the lining is pockets drawings and specifications, including checking for:
7.2.6.1	Adequate stagger of mortar joints

7.2.6.2	High-low between consecutive brick faces

7.2.6.3	Levelness of brick courses

7.2.6.4	Mortar joint thickness

7.2.6.5	Proper cut brick sizes

7.2.6.6	Properly culled brick with excessive chips or nicks
2.0	Supplier Audits
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no circumstances is any person allowed to alter this specification in any way unless it has been approved in writing by the Quality Assurance Supervisor and or the Technical Manager.

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O. Box 30070 / East Canton, Ohio 44730 / Phone: (330)488-1651 / Fax: (330) 488-1656

REVISION: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 9 of 10
TITLE
Project Quality Plan — Lihir Autoclave No. 4
MOPU-0035 and MOPU-1010
8.1	Within one month from the date of award of contract, internal audits will be performed on all procedures noted in paragraph 4.0 of this document. An exception to this commitment will be made for those procedures that had already been audited within one month prior to that date. In all cases these procedures will be audited every six months until the contract is complete.

8.2	Sub-contract suppliers used in the performance of this contract will all have quality system that conform to the requirements of AS/NZS ISO 9000 or the equivalent. All sub-contract suppliers will be subject to audits per the existing audit plan. Each primary sub-contractor (steel vessel fabricators, installation services for example) will be audited one month prior to beginning fabrication or providing service.
9.0	Sub-contract Suppliers
9.1	It is the intention of Koch Knight LLC to obtain the services of a few key sub-contract suppliers. Koch Knight will approve the quality and inspection and testing plans of all sub-contract suppliers. The following products have been identified as those to be supplied by sub-contractors.
9.1.1 Titanium fabrication

9.1.2 Installation services
9.2	Koch Knight will perform periodic in-process site inspections for all sub-contract supplied items to verify all supplied items and services are in accordance with the project drawings and specifications. These inspections will include site visits to the sub-contractor fabrication facilities as deemed necessary. In-process inspection checks shall include the following.
9.2.1	Visual inspection

9.2.2	Dimensional checks

9.2.3	Progress monitoring

9.2.4	Sub-contractor quality control records including dimensional, material certification and NDE

9.2.5
9.3	If the Koch Knight inspector or designate identifies a fabricated item or installation service that does not meet specification, he will describe the nonconformance in “Section 1 — Originator” of the “Nonconforming Material Report” and turn it into the Project Manager for review and
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no circumstances is any person allowed to alter this specification in any way unless it has been approved in writing by the Quality Assurance Supervisor and or the Technical Manager.

KOCH KNIGHT LLC
385 Orchardview Dr. / P.O. Box 30070 / East Canton, Ohio 44730 / Phone: (330)488-1651 / Fax: (330) 488-1656

REVISION: A	East Canton, Ohio
DATE: 24 February 2009	General Procedures	Page 10 of 10
TITLE
Project Quality Plan — Lihir Autoclave No. 4
MOPU-0035 and MOPU-1010
disposition. If necessary, photographs will be attached for clarity. In his absence the Engineering Manager or Construction Manager may decide the disposition of item.

The Project Manager or his designate will determine product disposition based on the total effects of the nonconformity and document the decision on the “Nonconforming Material Report” in “Section 2- Disposition”. If it is determined that the product will meet customer requirements and application the customer will be contacted and told of the nonconformance and provided a copy of the report. The customer will have final say if the nonconforming item is acceptable. This acceptance must be in writing and the release included with nonconformance disposition paperwork. The item can then be acceptance stamped and fabrication or installation may proceed.
This Specification shall pertain to the Operation and Manufacturing process of at Koch Knight LLC East Canton, Oh. Under no circumstances is any person allowed to alter this specification in any way unless it has been approved in writing by the Quality Assurance Supervisor and or the Technical Manager.

York Forter Australasia Pty Ltd	Projecrt Quality Plan YFA-039 Rev. 1 16/06/08 S.Speers
Project Quality Plan
For

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 16/06/08 S.Speers
PROJECT QUALITY PLAN

York Porter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 16/06/08 S.Speers

P.Q.P SUMMARY PAGE

PROJECT:	JOB No:

LOCATION: DRAWING No:
CLIENT:
CLIENT CONTACT:	PHONE:
VFA SITE CONTACT:	PHONE:
BRIEF DESCRIPTION OF PROJECT

SUPPLIER	PRODUCT	CERTIFICATE REQUIRED

SUBCONTRACTOR	WORK SUBCONTRACTED	Q.A BY	Q.A BY YFA
SUBCONT

CHECKLISTS	QUALIFICATIONS
1. I.T.P
2. SITE ESTABLISHMENT	TRADES CERTIFICATE
3. MATERIALS RECIEPT	CONFINED SPACE
4. DEMOLITION	FORK LIFT LICENCE
5. PROTECTIVE LINING	MATERIAL HOIST
6. INSTALL INSULATION	TRUCK / BUS LICENCE
7. INSTALL BRICKWORK	OTHER
8. INSTALL CASTABLE	SITE SPECIFIC INDUCTION
9. INSTALL GUNNING MATERIAL 10. DAILY INSPECTIONS	ACCREDITATION OF NOZZLEMAN
11. FINAL INSPECTION
12. TIME SHEETS

TESTING
SITE SAFETY PLAN	YES/NO	MORTAR SAMPLES
ENVIROMENTAL CHECKLIST	YES/NO	BRICK TESTING
PROJECT QUALITY AUDIT	YES/NO

APPROVED BY:

DATE:
ACCEPTANCE CRITERIA

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 16/06/08 S.Speers
PROJECT QUALITY PLAN
SECTION 1
ACCEPTANCE OF PROJECT QUALITY PLAN

COMPANY:

ACCEPTED BY:

PRINT NAME:

POSITION:

DATE:

YORK FORTER AUSTRALASIA
ACCEPTED BY:
PRINT NAME:
DATE:
COMPLETION OF CONTRACT

COMPANY:	POSITION:

NAME:	DATE:

SIGNATURE:	YFA REP:

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 16/06/08 S.Speers

SCOPE OF PROJECT QUALITY PLAN
THIS PROJECT QUALITY PLAN HAS BEEN DEVELOPED BY:
YORK FORTER AUSTRALASIA PTY LTD
TO DEFINE THE QUALITY ASSURANCE PROCEDURES WHICH APPLY TO THE PROJECT NAMED BELOW:
This project quality plan comprises general instructions and specific technical procedures for project staff to follow, in accordance with YORK FORTER AUSTRALASIA ISO 9001 quality management system.
THE FOLLOWING DOCUMENTS ARE INCLUDED IN THIS PROJECT QUALITY PLAN:

SECTION 1.	TITLE, ACCEPTANCE, CONTENTS

SECTION 2.	PROJECT MANAGEMENT STRUCTURE AND QUALITY ASSURANCE RESPONSIBILITIES

SECTION 3.	PROJECT QUALITY ASSURANCE PROCEDURES

SECTION 4.	PROJECT QUALITY ASSURANCE DOCUMENTATION

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 16/06/08 S.Speers
SECTION 2
PROJECT MANAGEMENT STRUCTURE AND
QUALITY ASSURANCE RESPONSIBILITIES
2.1 BRIEF DESCRIPTION OF PROJECT:
2.2 QUALITY MANAGEMENT
ALL ASPECTS OF QUALITY MANAGEMENT ON THIS PROJECT ARE UNDERTAKEN IN CONFORMANCE WITH THE GUIDELINES LAID DOWN IN THE COMPANY’S QUALITY ASSURANCE MANUAL.
THE QUALITY ASSURANCE SYSTEM REQUIRED FOR THIS CONTRACT IS THAT OF:
ISO 9001

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 16/06/08 S.Speers
QUALITY POLICY STATEMENT
YORK FORTER AUSTRALASIA Pty Ltd (YFA) was formed in 1974 and is now established as one of the leading Independant Refractory Engineering Installation Companies in the Australasian region. With a reputation for providing a first class and reliable service, the company is able to undertake new construction, repair and maintenance contracts for a wide range of industrial applications. These contracts can range from supplying skilled, specialist labour through to the management of complete projects involving the initial supply of components right through to the completion of the total installation. No matter how large or small the task, YFA has the expertise and flexibility to meet the challenge.
The Management of YFA will ensure that quality is everybody’s aim throughout the organisation and that each employee has the proper understanding of the importance of the Quality System. The organisational goal of the company is to provide continual Training, Occupational Health and Safety Awareness and Refractory Installation Quality to ensure our success and sustained growth within the Refractory Installation Industry, both nationally and internationally.
Employing a permanent workforce of skilled and un-skilled installation personnel, YFA is able to provide the specialist labour necessary for the skilful installation of refractory, insulation, acid and wear resistant materials for all industrial applications. This Quality Manual outlines how YFA meets the Quality requirements of ISO 9001:2000 which is applicable to all of our in house and site operations. It is the policy of YFA to provide the customer with products which conform to all aspects of accepted standards of workmanship and contractually specified requirements. In order to meet these objectives, we have implemented a quality system which meets the requirements of ISO 9001:2000. These objectives shall be reviewed by YFA Management at regular intervals to ensure corporate goals and customer expectations are being achieved.
Managing Director
YORK FORTER AUSTRALASIA Pty Limited
May 2008

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 16/06/08 S.Speers
Site Organisational Chart

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
3. RESPONSIBILITIES
The principal responsibilities of project staff are outlined below. Responsibilities and authorities are defined in more detail in YORK FORTER AUSTRALASIA’S quality system procedures, which are referred to below.
3.1 MANAGING DIRECTOR
The Managing Director is responsible for setting up and general co-ordination of projects, including:
*	compiling the Project Quality Plan, with assistance from the Site Manager:
*	Project Review
*	Determining and implementing corrective actions and preventive actions.
3.2 SITE SAFETY/ ENVIRONMENTAL OFFICER
The site safety officer is responsible for overseeing continual housekeeping at the work face and preparing toolbox meeting agenda’s.
The safety officer (or nominated relief) shall work closely with the contracts administrator refractory and mechanical personnel alike and shall be present every working day shift, To attend safety/ environmental meetings when required.
3.3 PROJECT MANAGER
The project manager is responsible for overall management of the project and the compliance with the contract including time, cost, quality, safety and industrial matters. He is responsible for:
*	implementing the Project Quality Plan;
*	construction programming and precommencement activities;
*	selecting plant and equipment with suitable capability for the job;
*	preparation of subcontract documentation;
*	all testing, inspection and review necessary to demonstrate of the work with contract requirements;
*	maintaining a non conformance reporting system, including authority to restrict further work pending disposition of nonconformance;
3.4 SITE SUPERVISOR
The site supervisor is responsible to the site manager for site control of direct labour and plant, site liaison with subcontractors, in-process inspection, co-ordinating testing and receipt of incoming goods.

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
3.5 DIRECT LABOUR
Each Tradesman, Trades assistant, operator is responsible for the satisfactory performance of his/ her assigned tasks under the direction of the site supervisor or the site manager.
3.6 QUALITY ASSURANCE/QUALITY CONTROL MANAGER
Quality Assurance/Quality Control manager is responsible to the site manager for final inspection of constructed work in accordance with the inspection and test plan for the project, to verify conformance with contract requirements of;
*	Rubber linings;
*	Epoxies;
*	Brickwork;
*	Insulation materials;
*	Mortar mixing;
*	Castables and gunning materials.
The QA Manager is independent of other productive project activities which may cause conflict with the proper discharge of their responsibility for objective verification of conformance.
The site manager for the project is responsible for preparing a vessel release certificate.
3.7 FIRST AID ATTENDANTS.
During the execution of works at the                                          YORK FORTER AUSTRALASIA will have a designated first aider available on every working shift. A first aid box shall be supplied by YORK FORTER AUSTRALASIA and maintained at the work face. All accidents, first aid treatments and near misses are to be reported immediately to the site supervisor.
YORK FORTER AUSTRALASIA emergency contact numbers are as follows;
Project Manager
Site Supervisor
Safety Officer
QA Officer
All other relevant emergency contact numbers will be posted in crib sheds and YORK FORTER AUSTRALASIA site office.
3.8 SUPPLIERS AND SUBCONTRACTORS

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
Suppliers and subcontractors are required to meet purchasing / subcontract quality requirements as specified by YORK FORTER AUSTRALASIA.
PROJECT QUALITY ASSURANCE PROCEDURES
SECTION 3
THE COMPANY PROCEDURES LISTED BELOW AND OUTLINED IN THE PROJECT QUALITY PLAN ARE FOLLOWED FOR THIS PROJECT.
Q
QP1: Document And Data Control
QP2: Tenders And Receipt Of Orders
QP3: Provision And Allocation Of Labour Hired Equipment
QP4: Approved Suppliers And Subcontractors
QP5: Purchasing
QP6: Identification And Traceability
QP7: Monitoring, Measurement, Improvement
QP8: Customer Satisfaction / Dissatisfaction
QP9: Control Of Maintenance And Service
QP10: Control Of Measuring Devices
QP11: Internal Quality Audits
QP12: Inspection And Testing
QP13: Control Of Non Conformities
QP14: Delivery, Preservation And Handling
QP15: Control Of Critical Records
QP16: Resource Management

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
1. PROJECT DOCUMENT CONTROL (see QP1)
All copies of the Project Quality Plan for each project shall be controlled and issued by the Managing Director.
Where subcontractors’ procedures and/or inspection/test plans are submitted to YORK FORTER AUSTRALASIA, they shall be treated as controlled documents, as part of the Project Quality Plan.
The Site Manager shall issue relevant extracts from the Project Quality Plan to the Site Supervisor, Quality Inspectors and subcontractors as controlled copies.
The Site Supervisor shall issue relevant ITP Checklists and work instructions to direct labour personnel as required and shall be responsible for updating such documents if revised pages are issued to him by the Site Manager.
All documents shall be issued in protective binders.
The Site Manager shall issue design plans to the Site Supervisor, and relevant extracts to subcontractors, as controlled copies.
The Site Manager shall check that Standards held by YORK FORTER AUSTRALASIA AUSTRALASIA and subcontractors engaged for this project are up to date by insertion of all amendments. He shall also ensure that a copy of these Standards is available on the site during construction.
2. PURCHASED MATERIALS (see QP 5)
The Site Supervisor is responsible for receipt of incoming goods. This involves checking that supply orders are complete, identified and undamaged, and also that any required documentation such as certificates of compliance and test results are submitted by the supplier.
Any nonconforming products shall be clearly labeled by the Site Supervisor and kept separate from conforming products pending a decision on their disposal. The Site Supervisor shall keep records of such actions.
If conformance certificates are to be supplied with any product but have not been received by the time the product is to be installed, the Site Supervisor is to check with the Site Manager if it

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
is OK to use the product. If OK’d record exactly where the product is located in the job, for future traceability on daily inspection sheet YFA-021.
3. COMMENCEMENT OF WORK
As contractor, YORK FORTER AUSTRALASIA is responsible for the following activities prior to commencement of work:
Arrange with Site Manager any clearance certificate required

Arrange with Site Manager for access permits, as required
Confirm with Site Manager that RL control marks are clearly identified for setting out the work.
4. CONTROLLING CONSTRUCTION PROCESSES (see QP12)
Inspection/Test Plans (ITPs) and Construction Checklists are provided to direct project staff on the “right” way to carry out and check work so that the specified product quality is obtained. Items to be checked may include receiving, in-process and final inspections, Details for test methods, frequency and acceptance criteria for final testing are referenced to YORK FORTER AUSTRALASIA procedures in the Checklists. If a process is complex, unusual or where safety is a major concern, a detailed Work Instruction is also prepared as a guideline for the Site Supervisor (e.g. working in confined spaces).
ITPs and Construction Checklists for the project are listed on the PQP Summary form and attached behind it. The Site Supervisor should fill out each Checklist as each activity or check is completed. If a check does not pass, the Site Supervisor must rectify the problem (treating it as a nonconformance if necessary) before proceeding to the next construction activity.
Testing organisations are listed on the PQP Summary form.

After signing off all items on the Construction Checklist for each construction process, the Site Supervisor makes a final check that all work required have been satisfactorily completed and all testing has passed. Record that this check has been done and is OK by initialing the item in the YORK FORTER AUSTRALASIA column on the ITP.
The Project Manager is responsible for signing off Hold and Witness Points in the YORK FORTER AUSTRALASIA column on the ITP.
Project staff are encouraged to look out for and suggest opportunities for construction processes. If and difficulty is experienced in following an ITP, Construction Checklist or work instruction, notify the Site Manager.

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
5. IDENTIFICATION AND TRACEABILITY (see QP6)
Under QA, we are required to provide written evidence that each part of the finished construction work has passed all inspections and tests. This means that we have to break up the project into discrete work areas or lots. The work area of lot number must be written on each construction Checklist and Test Report so that any problems can be identified back to their physical location.
6. MONITORING SUBCONTRACTORS (see QP4)
The Site Manager will advise what surveillance is needed for each subcontractor. This generally comprises inspecting work then signing off either the subcontractor’s checklist or our own checklists. Surveillance personnel are to maintain daily records of surveillance activities and notify the Site Supervisor of Site Manager of any nonconformance. Subcontracted activities which will require surveillance by YORK FORTER AUSTRALASIA are indicated on the PQP Summary form.
7. CONTROL OF NONCONFORMING PRODUCT (see QP13)
Employees are required to carry out their work in such a manner as to prevent nonconformance. However, the Company recognises that nonconformance may occur from time to time within its own work and that of its subcontractors.
Site Supervisor Responsibility — evaluating nonconformance and deciding how to rectify them in the absence of the Site Manager, but subject to review by the Site Manager. Responsible for restricting further processing of nonconforming work until a rectification method has been finalised. Detection and rectification of minor defects.
Minor Defects — work acceptable for Practical Completion but needing minor finishing off prior to full acceptance.
Nonconformance — a deficiency in the work which makes the product unacceptable in terms of YORK FORTER AUSTRALASIA design and construction requirements.
Minor Defects
Minor defects which are a normal part of construction and which get rectified in the normal course of events need not be documented as nonconformance. The Site Supervisor shall keep a

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
minor defects list (e.g. In Defects Notebook or Daily Diary). Rule out, initial and date each listed defect after that defect has been satisfactorily rectified.
Nonconformance in Construction
When nonconforming work is detected by Company personnel, the nonconformance shall be notified promptly to the Site Supervisor. The Site Supervisor shall also be advised if the Site Manager or YORK FORTER AUSTRALASIA identifies a nonconformance. Actions to be taken are:
a)	Immediately arrange for the nonconforming work to be suitably identified by labels, flags, markers or other appropriate means to distinguish it from conforming work or materials. Wherever possible, physically isolate the nonconforming work.

b)	Immediately record the nature of the nonconformance on a Nonconformance Report NCR 001.

c)	Assess whether the construction process is likely to produce more nonconforming work and whether further output should be restricted. Consider the significance of the nonconformance and the progress of the project. Where appropriate, restrict production until a rectification for the nonconformance has been resolved and note this on the Nonconformance Report.

d)	Immediately examine the nature of the nonconformance and determine the appropriate method for rectifying the problem. This may be by rework, repair, replacement or use-as-is. Record the rectification method and when you intend to undertake it, on the Nonconformance Report.

e)	Where the proposed rectification involves a change from the design plans or YORK FORTER AUSTRALASIA Standards, submit a copy of the Nonconformance Report to the Site Manager for concurrence to the rectification. Do not commence rectifying the nonconformance without the concurrence of the Site Manager (and from YORK FORTER AUSTRALASIA; if applicable).

f)	Where the Site Supervisor has determined the rectification in the absence of the Site Manager, the Site Manager shall review the Nonconformance Report to determine if any further action is needed.

g)	The rework, repair or replacement shall be inspected or tested in accordance with the Inspection and Test Plan or as otherwise agreed with the Site Manager to ensure that the required qualify has been achieved. This shall be confirmed on the Nonconformance Report.

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
h)	If required by YORK FORTER AUSTRALASIA, a HOLD POINT shall apply prior to covering up rectification work. In such cases notify the Site Manager when the rectification work has achieved conformance.
Subcontractor Non conformances
For subcontractors working under YORK FORTER AUSTRALASIA quality system, subcontractor nonconformance shall be resolved as described above.
Where a subcontractor is working under its own quality system, non conformances may be recorded on the subcontractor’s Nonconformance Report forms. The subcontractor shall notify YORK FORTER AUSTRALASIA Site Manager or Site Supervisor if the nonconformance rectification involves a change from YORK FORTER AUSTRALASIA Standards. The subcontractor’s proposed rectification shall be submitted to the Site Manager for acceptance by YORK FORTER AUSTRALASIA.
File a copy of the subcontractor’s Nonconformance Report where YORK FORTER AUSTRALASIA has been involved in resolving the nonconformance, but do not fill out a YORK FORTER AUSTRALASIA Nonconformance Report.
8. CORRECTIVE AND PREVENTIVE ACTION (see QP13)
Where nonconforming work occurs or where the potential for nonconforming work becomes apparent, a review will be carried out to investigate the cause and determine appropriate actions, which will prevent future occurrence of the nonconformance. Any customer complaints will be reviewed in the same way. Employees should be encouraged to suggest opportunities for improving the quality system.
The Site Supervisor is to notify the Site Manager or Managing Director of any deficiencies with procedures or suggestions for improvement.
9. QUALITY RECORDS (see QP15)
The site Supervisor shall promptly file quality records at the site in lever-arch folders, grouped as follows:
•	Construction Processes — For each process, include ITP Checklists, test results and daily inspections separately for each lot or work area.

•	Supplied goods and Materials-For each supplier, include delivery dockets, receiving inspection records, certificates etc.

•	Nonconformance Records

•	Site Safety Records

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
Keep your lever arch files in a secure weatherproof location, Transfer records to the Site Manager when sections of work are ready for final review.
10. VARIATIONS
Any variations necessary during construction must be referred back to the Designer to amend the design and submission for client approval before work proceeds. The Site Manager shall keep records of all such variations.
11. PROJECT QUALITY AUDITS (see QP11)
To ensure that our QA is operating effectively, quality audits are done on some jobs. If Project Audit is marked YES on the PQP Summary form, the Quality Manager will arrange a QA audit.
12. INDUCTION AND TRAINING (see QP16)
Employees are not to perform construction tasks unless competent for them. Certificates required for the project are listed on the PQP Summary form.
The project / safety manager is responsible for briefing employees on their specific roles and responsibilities at appropriate stages of each project and explaining how to follow the ITPs and Checklists.
13. HEALTH AND SAFETY MANAGEMENT
The Company is committed to ensuring that the working environment and conditions are conducive to safe, productive operations.
It is the responsibility of all Company personnel to prevent accidents, and to take proper precautions such as wearing appropriate protective boots, safety helmets, clothing, etc, which will be supplied by the Company. Faulty equipment, unsafe work practices or sites must be reported promptly to site management.
A Subcontractor Safety Pack (S Pack) has been prepared by YORK FORTER AUSTRALASIA, to highlight specific safety measures to be implemented on the site by the Project / Safety Manager.
14. ENVIRONMENTAL MANAGEMENT
The Company undertakes an environmental assessment when required, to determine appropriate measures to minimise adverse environmental impacts from project activities.
Environmental issues that have been identified at the __________ are as follows;
SPILLS/LEAKAGE TO GROUND, DUST, NOISE, WASTE DISPOSAL.
Spills or leakage from equipment is to be cleaned up immediately and reported to the Site Safety and Environmental officer.

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S.Speers
Bricksaw’s are to be placed on water drip trays with water pumps fitted as part of YORK FORTER AUSTRALASIA procedures to control water usage and contaminated water from leaching into the soil.
Bricksaw’s will be enclosed in a cutting room and the use of silenced blades for wet cutting will be required to reduce noise and dust from contaminating surrounding areas. Dry cutting of refractory materials is also required to be carried out in an enclosed cutting room with dust extraction systems used for dust collection.
Washing down of Acid Proof refractory equipment and / or tools is to be carried out in the designated wash down area as instructed by the Principal Contractor.
All refractory waste is to be disposed of in YORK FORTER AUSTRALASIA’s designated bins for removal from site by our nominated waste disposal provider.

York Forter Australasia Pty Ltd	Project Quality Plan YFA-039 Rev. 1 | 16/06/08 S. Speers
PROJECT QUALITY ASSURANCE DOCUMENTATION
SECTION 4
DOCUMENTATION SPECIFIC TO THIS PROJECT WILL BE PRODUCED AND COMPLETED ACCORDING TO THE REQUIREMENTS OF THE CONTRACT. STANDARD FORMS USED ON PROJECTS OF THIS TYPE ARE LISTED BELOW:

* CONSTRUCTION SCHEDULE (TO BE ISSUED ON A WEEKLY BASIS)	☑
* VESSEL TAKE OVER CERTIFICATE	☑
* VESSEL RELEASE CERTIFICATE	☑
* SITE MANNING SHEET	☑
* EMPLOYEE TIME SHEET	☑
* CHANGE IN SPECIFICATION	☑
* CONTACT RECORD SHEET	☑
* INSPECTION and TEST PLANS	☑
* EQUIPMENT HIRE REGISTER	☑
* ENTRY PERMIT CONFINED SPACE	☑
* CONFINED SPACE RECORD SHEET	☑
* CHECKLIST PRIOR TO STARTING WORK	☑
* DAILY INSPECTION SHEET — REFRACTORIES	☑
* DOCUMENT REGISTER	☑
* CASTING SHEET	☑
* NON — CONFORMANCE REPORT	☑
* INCOMING INSPECTION REPORT	☑
* SITE PROGRESS REPORT — DAILY	☑
* YFA DRUG AND ALCOHOL POLICY	☑
* YFA ENVIRONMENTAL POLICY	☑
* ACCIDENT LOG	☑
* RISK ASSESSMENT	☑
* ENVIRONMENTAL PLAN	☑
* SITE SAFETY PLAN	☑
* EMPLOYEE INDUCTION HANDBOOK	☑

ATTACHMENTS

York Forter Australasia Pty Ltd

LEGEND:
W=Witness R=Review H=Hold
								STP No.	CONTRACT	CONTRACT	SU=Survellance I=In House
			CONTRACTOR CONTACT		CONTRACTOR			REV No.	No.	ITEM No.	S=Subcontractor
		LOCATION	QUALITY	CONTROLLING	APPROVAL	DESCRIPTION OF ITEM OR SERVICE						VESSEL. No.
TASK	task	CODE	CONTROL	PROCEDURE OR	ACCEPTANCE	VERIFYING	INSP. REQ. - W/H/R/SU/S				SIGNATURES
No.	DESCRIPTION	(1 or 5)	ACTIVITY	INSTRUCTION	CRITERIA	DOCUMENTS	CONTR (YFA)	INSPECT.			SUPT.	CONTRACTOR
(YFA)
1
2
3
4

York Forter Australasia Pty Ltd	Casting Record Sheet YFA-020 Rev. 1 | 12/06/08 A. Richmond
CASTING RECORD SHEET

CLIENT:

CONTRACT DESCRIPTION:

YFA JOB REF No:	CLIENT JOB REF No:

DATE:	/	/	AREA:

POSITION:

MIXING			MATERIAL	WATER
START	FINISH	DURATION	WEIGHT	VOL	TEMP	BATCH No.

Material Type:	Weather Conditions:

Material Manufacturer:	Total Material Placed:

Material Date of Manufacture:	Sample Required?	YES / NO

Material Temperature:	Sample Number:

Ambient Temperature:	(If yes, record batch number on sample)

Completed By:

Supervisors Signature:

York Forter Australasia Pty Ltd	Daily Inspection – All Types YFA-021 Rev. 1 | 12/06/08 A. Richmond
DAILY INSPECTION SHEET – REFRACTORIES

CLIENT:

CONTRACT DESCRIPTION:

YFA JOB REF No:	CLIENT JOB REF No:

SECTION OF PLANT BEING WORKED ON:

INSPECTED BY:	SIGNATURE:

INSPECTION DATE:	/	/

CERAMIC
CHECK LIST	BRICKWORK	CASTING	GUNNING	RAMMING	FIBRE
Manufacturer:
Material Type:
Batch Number:
Identification Mark:
Installation Surface Clean:
Anchor Condition:
Joint Condition:
Expansion Joint Condition:
Type of Mortar being Used:		N/A	N/A	N/A	N/A
Mortar Batch No:		N/A	N/A	N/A	N/A
Formwork Condition:	N/A				N/A
Ambient Temperature:					N/A
Water Temperature:					N/A
Water Quality:					N/A
Final Inspection: (Initials).

York Forter Australasia Pty Ltd	Document Register Form YFA-022 Rev. 1 | 12/06/08 A. Richmond

DOCUMENT REGISTER

Job Description	YLI No.

DOCUMENT
DOCUMENT NAME	REF No.	STATUS
		C	U

C = Controlled

U = Uncontrolled

York Forter Australasia Pty Ltd	Incoming Inspection Report YFA-027 Rev. 1 | 12/06/08 A. Richmond
INCOMING INSPECTION REPORT

CLIENT:

CONTRACT DESCRIPTION:

YFA JOB REF No:	CLIENT JOB REF No:

DATE:	TIME:

MATERIAL / ITEM

PURCHASE ORDER NUMBER:

DESCRIPTION:

PROJECT:
TEST CERTIFICATES RECEIVED      YES/NO
INSPECTION REPORT

VISUAL INSPECTION:

DIMENSIONAL CONFORMANCE:

AS PER PURCHASE ORDER          YES/NO
NON CONFORMANCE REPORT ISSUED

YES:

NO: NOT REQUIRED

INSPECTED BY:	DATE:

York Forter Australasia Pty Ltd	Non Conforrmance Report YFA-034 Rev.1 | 12/06/08 A. Richmond
NON CONFORMING PRODUCT / CORRECTIVE ACTION REPORT

a. Product / Work Identification	Job No. :
Client :

Project :

Supplier:	Serial/Part No. :

Purchase Order No. :	Product Description :

Drawing No. :

Quantity:

Date:

Originator :

b. Cause and Description of	c. Corrective Action to Resolve
Non-Conformance	Root Cause

The above requires your prompt attention for correction or resolution

DISPOSITION:	REJECT:

Please Initial required disposition.	REPLACE:

REPAIR :

ACCEPT AS IS:

CLIENT INSP REQ’D :

RE-INSPECT AFTER REPAIR:

d. Corrective Action Detail	e . Corrective Action Acceptance

Action Required To Prevent Recurrence	Completion Date :

Client rep :

Date :
YFA rep :

Date :

Corrective Action Implemented :	YES / NO

Q.A Final Review NCR Closed :	YES / NO	Date :

York Forter Australasia Pty Ltd	Site Shift Report (Internal) YFA-044 Rev. 1 | 12/06/08 A. Richmond
SITE PROGRESS REPORT — PER SHIFT (Internal Only)

CLIENT:

CONTRACT DESCRIPTION:

YFA JOB REF No:	CLIENT JOB REF No:

ORIGINATOR:	SIGNATURE:

SHIFT:	DATE:___/ ___/ ___

Qty Removed or Installed
Item	Description	(or % Done) for Shift
1
2
3
4
5
6
7
8
9
10
11
12
Major Issues — Manning/ Contractual /Site Conditions etc. (attach additional pages if necessary)
Special Remarks or Comments (attach additional pages if necessary)

SIGNATURE (YFA):	DATE:___/ ___/ ___

York Forter Australasia Pty Ltd	Vessel Release Certificate YFA-047 Rev. 1 | 12/06/08 A. Richmond

COMPLETION OF WORKS
VESSEL RELEASE CERTIFICATE

CLIENT:	CLIENT KEF No:

CONTRACT:

YFA REF No:

SECTION OF PLANT WORKED ON:

Please acknowledge the acceptance and approval that the above company has completed the installation of refractories and associated materials to the satisfaction of the above client as per the scope of works and material specifications deemed necessary to undertake the above project.

CLIENT:

APPROVED BY:	Name:

Position:

Signature:

Date:
___/ ___/ ___

INSTALLED BY:		YORK FORTER AUSTRALASIA.

WITNESSED BY:	Name:

Position:

Signature:

Date:
___/ ___/ ___

COMMENTS:

York Forter Australasia Pty Ltd	Vessel Take Over Certificate YFA-048 Rev. 1 | 12/06/08 A. Richmond

COMMENCEMENT OF WORKS
VESSEL TAKE OVER CERTIFICATE

CLIENT:	CLIENT KEF No:

CONTRACT:

YLI REF No:

SECTION OF PLANT TO BE WORKED ON:

Please acknowledge the acceptance and approval that YORK PORTER AUSTRALASIA has taken possession of the above nominated section of plant, so as to carry out the Installation of Refractories to satisfy the requirements of the above mentioned contract.

CLIENT:

APPROVED BY:	Name:

Position:

Signature:

Date:
___/ ___/ ___

INSTALLED BY:		YORK FORTER AUSTRALASIA.

WITNESSED BY:	Name:

Position:

Signature:

Date:
___/ ___/ ___

COMMENTS:

York Forter Australasia Pty Ltd	Work Method Statement YFA-1124 Rev.1 | 23/02/09 S. Speers
WORK METHOD STATEMENT
TASK:
DESCRIPTION:
DATE:

Item	Work Procedure	Major Hazards
1
2
3
4
5
6

CERTIFICATE OF REGISTRATION
York Forter Australasia Pty Limited
ABN 11 280 836 918
Unit 303 1B George Street MAYFIELD EAST NSW 2304 AUSTRALIA
complies with the raquirements of
AS/NZS ISO 9001:2000
Quality management systems — Requirements
for the following capability
The registration covers the Quality Management System for the provision of services including: contract demolition, supply installation and maintenance of refractory and acid lining for manufacturing, raw material production and waste destruction industries.
Registered by:
SAI Global Certification Services Pty Ltd (ACN 108 718 669) 288 Sussex Street Sydney NSW 2000 Australasia with SAI Global Limited
(“SAl Global”) and subject to the SAI Global Terms and Conditions for Certification. While all due care and skill was exercised In carrying out the assessment SAl Global accepts responsibility only for proven negligence. This certificate remains the property of SAI Global and must be returned to SAI Global upon its request.

Certificate No.:	QEC21609	Certified Date:	14 March 2005
Issue Date:	16 May 2008	Expiry Date:	13 March 2011

Alex Ezrakhovich General Manager Certification for and on behalf of SAI Global Limited	Authorised Local Signatory, SAI Global

that this certificate is current please refer to the SAI Global On-Line Certification Register: http://register.sai.global.com

Koch’s Proposal

LIHIR SERVICES AUSTRALIA PTY LTD
PROPOSAL FOR
MOPU-0035, MOPU-0063, AND MOPU-1010
AUTOCLAVE #4
Supply Autoclave Lining System & Installation Services
Revision 4.1
Koch Australia, Koch Knight Division
Proposal 692 08 5893 A4
16 June 2009
Koch Australia, Koch Knight Division
Perth, Western Australia Office

A Division of Koch Australia Pty Ltd.
16 June 2009
  , Contracts Engineer
Lihir Services Australia Pty Ltd
Lvl 9, 500 Queen Street, Brisbane, QLD, 4000
GPO Box 905, Brisbane, QLD, 4001. Australia
Phone
          +61 7 3318 3300 (Switch)
Fax:      +61 7 3318 9203
Email:
Web:      www.lglgold.com
Subject: MOPU-0035, MOPU-0063, and MOPU-1010, Knight ###-##-####, Autoclave Lining
Dear Mr.  ,
Thank you and for your communications concerning the #4 Autoclave Project. We are pleased to update our proposal for the PNG Work Package (0035), the Malaysia Work Package (0063) and Internal Materials (1010) for the new #4 autoclave. Technical details concerning these offers are brought forward as attachments, from earlier letters.
OFFER SUMMARY
•	Under MOPU 1010, all lining materials including titanium compartment walls and nozzle liners will be provided.

•	Under MOPU0063, the PYROFLEX® RESIBOND® DuPly Membrane System will be installed at the fabricator shop in Malaysia before the autoclave shell ships.

•	Under MOPU0035, the brick lining will be installed after the shell is in place at the Lihir PNG site.
LINING DESIGN AND SUPPLY, MOPU1010
The lining system as covered by MOPU1010 is as shown on the attached autoclave proposal drawing. Note that the cost of all membrane and brick lining materials is in the MOPU-1010 contract price. Freight to Brisbane for bricks and to Malaysia Port for the membrane system is offered as an optional item.
INSTALLATlON AND FIELD SERVICES
IN MALAYSIA, MOPU0063
PYROFLEX® 500 RESIBOND® DuPly™ Membrane System will be installed and spark tested by Koch Knight personnel and local labour working at the steel fabricator’s Malaysian shop. Tools and equipment including scaffolding will be rented from local suppliers. PYROFLEX Tool kits and any remaining materials at Malaysia will be shipped by LGL on to Lihir Island along with the autoclave shell. At the completion of the membrane installation, the crew will leave the area for the 16 weeks of transit and building erection time needed to complete the autoclave and its building. LGL requested that living costs for this crew be added, since no LGL accommodations are available in Malaysia. The costs of visas, work permits, accommodations and travel expense within Malaysia are shown as line items in the pricing tabulations.
IN LIHIR ISLAND, MOPU0035
Koch Knight personnel will provide quality control and the full time Koch Knight presence at the site. For the installation, Knight has included the services of York-Forter Australasia as our brick
Registered Office: Suite 6 Level 1186-190 Church Street • P.O. Box 1451 • Parramatta, NSW 2124 • A.B.N.70 080 357 366
Perth Office, Phone     ; Fax 61-8-9368-4074,     ; www.kochknight.com

LGL MOPU-0035, MOPU0063, MOPU-1010 Knight ###-##-#### A4 Rev 4.1	16 June 2009 Page 3 of 7
installation subcontractor. The installation price from York-Forter is firm for work complete through 30 September 2011.
Note that the cost for 16 hours per worker of site safety training is now included in the York price. Knight will absorb this cost for our supervisors.
The recently (April 2009) released “Information for Foreign Companies Operating in Papua New Guinea” details commercial requirements for foreign company registration, visas and work permits, professional registration and insurance specifics. These items have been covered during the MOPU0035 Negotiation Table discussions with the resulting agreements covered in the meeting notes. Per those discussions our bids are now in compliance with these requirements. These agreements are also applicable for the MOPU0063 Malaysian work. These costs of meeting these requirements are given as additional items in this proposal.
Limited nonworking time (for example, during the Easter holiday 2011) is included for the YFA crew to remain continuously onsite during the course of the project. If the final schedule includes the Christmas holiday or another event that requires a site shutdown for a longer (3 days or more) time, a limited demob/remob (secure the site, travel out and back, open the site after the break) will be needed. A cost for this demob/remob is offered, and may be used if required by the schedule as updated by LGL from time to time.

PRICES	USD, AUD As Noted

MOPU-1010: MATERIALS SUPPLY
• Autoclave Lining Materials, Firm Price FOB Rail Point Cleveland Ohio	$
• Titanium Baffles, Compartment Walls, and Nozzle Parts, Price Firm, Validity date for ordering metal 30 June 2009, FOB Brisbane	$

MPOU-1010: Materials Supply Total	$

• Additional Item: Estimated Freight CIF Brisbane and Kuala Lumpur (for Membrane only)	$

MOPU-0035: Labour & Services for Brick Lining Installation at Lihir Island
• Koch Knight Services, Firm Price to 30 September 2011	$
• York-Forter Subcontract, Firm price to 30 September 2011, in Australian Dollars	$
• Registration, visas, work permits for YFA and Koch, locally sourced insurance coverage in PNG	$
• Travel for Crew to Cairns instead of Brisbane to Meet LGL Transport	$
• One Lot Lead Abatement PPE	$
• One Internal Scaffolding	$
Prices good for orders placed before September 2010
MOPU-0035: Lining Installation in PNG, AUD Currency Total	$
USD Currency Total	$

LGL MOPU-0035, MOPU0063, MOPU-1010 Knight ###-##-#### A4 Rev 4.1	16 June 2009 Page 4 of 7

PRICES	USD, AUD As Noted

• Optional Item: Site Holiday Shutdown ( Secure Tools and Materials, Travel in/out of Cairns, Reset Tools and Materials)	$

• Optional Major Tools, Shipment Before 1 September 2010:
o One Mobile Dust Collector (Negative Air Unit), Each	$
o Three Environmental Control-AC Units, Each	$

MOPU-0063: Services, Labour, Expenses, Equipment for PYROFLEX Membrane Installation in Malaysia
• Koch Knight Installation Services	$
• Visas, work permits, registration in Malaysia	$
• Lodging, Food, In Country Travel by Koch Knight Personnel	$
MOPU-0063: Membrane Installation in Malaysia Total	$
All materials are offered FOB Cleveland and Brisbane. Optional extra charges for CIF Brisbane Port and/or Malaysian Port (for PYROFLEX only) is also offered. Freight in effect at time of shipment shall apply. All equipment items include delivery to FOB Brisbane.
The titanium material pricing is valid for an order placed by 30 June 2009. An order for raw materials placed by that time will lock in the price of the parts for delivery in mid 2010. For orders after 30 June, titanium parts prices will be adjusted when ordered.
Installation and Services prices are firm for work completed through 30 September, 2011 with a single mob/demob to each site, and include travel to/from Brisbane (option to/from Cairns) offered and Kuala Lumpur for the respective crews. Normal crew rotations are included in the prices given.
Standard Delivery, Manufacturing and Installation Program
The following activities are the major components of the program to manufacture and install these systems. Delivery time for manufactured materials is subject to prior order. Lining installation is based upon a single mobilization/demobilization at the site, working 12 hours per day, 13 days per fortnight at the Lihir site.

Activity	Approximate Duration
Lining Drawings and Calculations
Approval by client
Titanium component submittal drawings
Autoclave brick, membrane manufacture
Titanium component fabrication
Shipping Time to Brisbane or Malaysia, All Materials
Autoclave Membrane Installation at the Fabricator
Shipping Time, Vessel Shell to LGL, and Erect Building
Autoclave Brick, Compartment Walls Installation Onsite
Total time to complete lining, Standard Delivery
Please see the attached schedule showing this information. Knight commits to adjusting the shipping schedule of the lining materials in order to have the bricks begin to arrive at Lihir Island after the autoclave has been set, in order to minimize onsite storage requirements.

LGL MOPU-0035, MOPU0063, MOPU-1010 Knight ###-##-#### A4 Rev 4.1	16 June 2009 Page 5 of 7
Considerations Regarding Installation of the Membrane and Brick Lining Components
1.	Membrane installation in Malaysia will be in the fabricator’s shop, with the shell in a closed area on its saddles, stationary, surface prep complete and primed, with full utilities including gas fuel supply, site facilities, humidity control, and access to the vessel all provided by others

2.	Brick installation into the vessel will begin after the vessel is set in the permanent building at the site

3.	Hole watch personnel and vessel entry controls and documentation will be by LGL.

4.	LGL shall provide priority access to the overhead crane for several hours daily, and a forklift plus other materials handling services for stocking lining materials from the laydown area to the work site. This includes moving contractor equipment needed during the installation.

5.	Crews will have free and clear access to the man-ways and agitator openings of the vessels via the permanent building structure, must be adequate for materials staging and access to the vessel entry points.

6.	Lead monitoring and control protocols needed while installing the GLYSIL 90 litharge mortar are included. This includes disposable coveralls for use during the GLYSIL 90 Mortar Installation.

7.	The autoclave work area must include area fan cooling, protection from the weather, and shielding the shell from direct sunlight.

8.	LGL to provide for a four desk site office trailer and crib room, all air conditioned and secured. A tool crib/container by York is included, delivered to Brisbane and set on site by LGL.

9.	All work, storage and crib areas must be vehicle accessible in all site weather conditions. Accessible covered storage space, nominal 12 m by 6 m, adjacent to the construction site (maximum 50 metres away) shall be made available for storage of materials and equipment.

10.	The York-Forter crew will work 12 hour days, 13 day fortnights, off every other Sunday. R&R rotation on a 28 day schedule. A similar schedule will apply to the membrane installation in the fabrication shop.

11.	The owner shall provide and maintain utilities, including an ablution block with potable water and sewerage hookups, construction water, electricity 220 and 440v including hookups, and transport for personnel, materials and equipment to/from the work area and generally within the LGL site.

12.	Removal and replacement of all covers, process piping and connections, process gaskets, and other items required for access will be by others.

13.	Emergency Medical Facilities will be available to our crews on a 24hr/day basis, provided at no cost by others.

14.	The owner will furnish protection from process fumes and other plant conditions which may interfere with our crew performing work.

15.	We have not included services for any extended acid-cure. Detailed start-up and cool-down process condition requirements will be included as part of the documentation with the order.

16.	Construction debris including GLYSIL 90 lead oxide mortar waste is to be placed in owner provided containers for disposal by owner.
Commercial Considerations
This proposal is based on the details discussed during the Terms and Conditions negotiations that have taken place. Details from those discussions and notes are reviewed in this letter, the Knight attachments here, and the Knight technical attachments. This offer is in effect for issue of a Letter of Acceptance before 30 June 2009. Any orders placed for this work are to be constructed and billed complete before 30 September 2011. An order resulting from this offer will be placed with and administered by Koch Australia Pty. Ltd., ABN 70-080-357-366.
Applicable import taxes and duties, Australian GST if any is applicable, VAT including PNG VAT charges if any apply, shall be the responsibility of the purchaser.
Payment terms offered are per agreement reached during commercial negotiations. Payments will be invoiced in accordance with these milestones and per the Appendicies and instructions such as

LGL MOPU-0035, MOPU0063, MOPU-1010	16 June 2009
Knight ###-##-#### A4 Rev 4.1	Page 6 of 7
MOPU-0035 and MOPU-0063 Appendix 5. Payments will be due within 30 days of each electronic invoice submittal date, payable via EFT to the named Koch Australia bank account.
Payment Terms. MOPU-1010:
Payment Terms, MOPU-0035:
Payment Terms, MOPU-0063:
Prices are given in a mix of US Dollars and Australian Dollars to remove exchange risks. The York-Forter subcontract labour and the additional equipment items should be ordered in Australian Dollars.
Additional Items to Follow
These items will be provided by Knight as part of the order deliverables, at no charge to LGL.
•	Recommended commissioning procedure, allows taking unit direct to operation without acid curing.

•	Startup and shutdown operating procedures recommendations.

•	Executed copies of the contract documents to be prepared by LGL.
Extra items that can be offered for the applicable additional cost:
•	An extended firm price commitment for the York-Forter installation services past 30 September 2011.

•	A maintenance agreement for subsequent inspections of this vessel, the other autoclave trains, and other lined equipment.

•	Prices for additional vessels, lined piping, etc. that are part of this system.

•	Prices for spare parts.

•	Knight can offer to purchase the required shipping containers for the lining materials as an extra item. Purchased containers will not risk demurrage charge assessments at loading or delivery to port, and can be held fully packed in Brisbane until Lihir Island is ready to take delivery. Some of these containers can be outfitted for temperature control to extend the life of the chemical mortars during transit, while awaiting onward shipment, and while at site.

•	Other items that are of value to Lihir can be offered on request.

LGL MOPU-0035, MOPU0063, MOPU-1010	16 June 2009
Knight ###-##-#### A4 Rev 4.1	Page 7 of 7
Thank you for your continued interest in our products and services. For discussion of this offer or questions and clarifications, please feel free to contact any of the following:
We appreciate the work and time LGL personnel have committed as this project has moved forward. We hope this begins a long term, mutually beneficial relationship between our companies. We look forward to working for LGL.
Very truly yours,
KOCH AUSTRALIA PTY
KOCH KNIGHT DIVISION
Business Director, Australian Operations
MWM/s
CC:
Attachments: Provided with previous Quote version Rev 4
Lihir Attachments: Revised Forms provided separately

Minutes of Post Tender Meetings

Minutes of Meeting 19th February, 2009
Minutes of Meeting 1st April, 2009
Minutes of Meeting 3rd June, 2009
Minutes of Meeting 9th and 10th June, 2009

MINUTES OF POST TENDER MEETING #4	PAGE 1
WORK PACKAGE MOPU-1010 & MOPU-0035	9th and 10th June, 2009
MINUTES OF MEETING

MEETING TYPE:	POST TENDER MEETING #4 WORK PACKAGE	MOPU-1010 & MOPU-0035

TENDERER:	Koch Australia Pty Limited

DATE:	9th June 2009 and 10th June 2009.

VENUE:	LSA Corporate Office, Brisbane

ATTENDEES:	LGL	Contractor (Koch)
Meeting opened 1:00 pm on both days.
Unless otherwise stated, Koch Australia Pty Limited shall mean Koch.
MOPU-1010:
Clause 5
LGL accepts 30 days in lieu of 14 days to organise B/G’s.
Performance based B/G is to be one B/G covering all three contracts. This B/G is to be in place prior to final payment under MOPU-1010. Three other separate B/G’s to be issued for the Delivery obligations for each contract.
Koch advised 12 months of operation or 18 months from practical completion of MOPU-0035, whichever comes first, for the Defects Liability period, for all contracts.
Koch agreed to add an extra 30 days to the expiry date of the B/G, to allow for notices issued within 30 days of the proposed expiry date.
LGL agreed that the B/G’s be raised in NSW, in lieu of QLD.
Koch also discussed the opportunity to change delivery timing of the materials to better match LGL’s on site installation requirements, and minimise storage issues.
Koch requested LGL to clarify / define the point in time for “operation”. LGL to propose a suitable definition, for agreement between both parties.
LGL to approve layout of Autoclave as shown on Koch’s drawings. LGL will not approve lining design. Delivery of drawings to be included in Deliverables of MOPU-1010, along with the materials. Final deliverable for MOPU-0063 is completion of Pyroflex membrane. Final deliverable for MOPU-0035 is completion of brick lining installation.
Clause 10
New Clause “Payment default” — LGL requested that it be modified such that Koch could only suspend performance of the contract after 7 days of written notice of LGL’s default in payment. Koch agreed.
New clause “Credit Terms” — LGL requested this be deleted. Koch agreed to retract this clause.
Clause 13
Koch and LGL agreed that the DLP is 12 months of operation or 18 months from practical completion of MOPU-0035, whichever comes first, for all contracts.

MINUTES OF POST TENDER MEETING #4	PAGE 2
WORK PACKAGE MOPU-1010 & MOPU-0035	9th and 10th June, 2009
Clause 15 and 16
LGL requested Koch to advise if the “Comprehensive General Liability Insurance” includes product liability cover, Koch confirmed that it does.
Koch indicated that the PI Insurance is in place for a 12 month period, and will be renewed annually for a period of 6 years. The value will be to the PO Value of MOPU-1010.
The value of the Comprehensive General Liability Insurance is to be the value of each of the contracts.
Koch agreed to the reinstatement of the balance of clause 16.1. Koch to advise with respect to clause 16.2 to provide evidence of insurances in effect. Koch agreed that they will provide a letter from the insurance company evidencing payment of insurance premiums.
Clause 19
Agreed as per Koch response dated 5 June 09.
Clause 23
LGL agrees to 8 years time limit on the confidential information.
Clause 26
Agreed as per Koch’s response 5 June 09. LGL agrees to amend the LD’s requirement at per week, capped a. Koch agrees to retract statement regarding certified drawings and delay events (2nd sentence of 5 June 09 statement).
Clause 27
To be presented Wednesday 10th June, 09. Koch to provide wording. Koch provided hardcopy note, for LGL acceptance by 12 noon, Thursday 11th June.
Clause 31
Agreed, however, LGL requests the addition of “which shall not be unreasonably withheld” to the words. Koch accepted this addition.
Previously agreed that Service order terms and conditions not required, as this work is under MOPU-0035 and MOPU-0063 packages.
Proforma Bank guarantee proposed by Koch on 1 June 09:
Koch to discuss and advise proposed path forward. Koch agree in principle, with wording to be provided.
MOPU-0035 and MOPU-0063:
Clause 4.1.7.3—Agreed
Clause 4.1.7.5—Agreed
Clause 4.1.6.1 —Koch agree to the reinstatement of 2nd sentence. 3rd sentence will be amended to reflect position agreed between both parties on B/G’s.
Clause 4.1.6.2 — LGL agrees to 30 days.
Clause 4.2.6.1 — Agree to the addition proposed by LGL on 3/4/09 (referenced in clause 4.2.6.7).
Clause 4.2.6.7 — Agreed to retain (i). Agreed to deletion of (ii). Agreed to deletion of (iii). Agreed to retain (iv).
Clause 4.2.6.8 — Koch agrees to accept clause as originally written.
Clause 4.2.6.10 — Agreed.
Clause 4.2.7.7 — LGL agrees with Koch’s 5 June response.
Clause 4.2.10 — Agreed.

MINUTES OF POST TENDER MEETING #4	PAGE 3
WORK PACKAGE MOPU-1010 & MOPU-0035	9th and 10th June, 2009
Clause 4.2.13 — Koch has suggested that an amendment to the Appendix 5/O Deed of release is required. Koch handed over hard copy version. LGL marked up this copy with requested deletion. LGL requested Koch to provide revised version, via email.
Clause 4.3.2.5 — Amend by adding after 5 days “(prior to issue of certificate of practical completion), or within 30 days (within DLP)”. Deletion of last sentence is agreed.
Clause 4.3.2.6 — Agreed
Clause 4.3.6.4 — Reinstatement of preamble agreed by Koch. Agreed by both parties on the deletion of the word “solely” from sub-clause g).
Clause 4.3.6.6 — Agreed
Clause 4.3.7.1 — Agreed
Clause 4.3.8.1 — Agreed with Koch’s statement dated 5 June, 09
Clause 4.3.8.2 — Agreed to amendments made in red on 3/4/09. Agreed to retract the requirement to strikeout “materials”.
Clause 4.3.8.3 — Add new subclause (iv), except with deletion of proposed last sentence as noted by LGL on 3/4/09. Koch agreed.
Clause 4.3.10.5 — Agreed
Clause 4.3.11.1 — Agreed to clause, with subclause 5 (C) as per LGL’s suggested clause dated 3/4/09.
Clause 4.4.1.3 — Agreed
Clause 4.4.1.4 — Agreed, timing as per 4.3.2.5 agreement.
Clause 4.4.1.5 — Refer to discussions held under clause 4.7 below
Clause 4.4.1.6 — Agreed
Clause 4.4.2.1 — Agreed
Clause 4.4.2.2 — Koch agree to the reinstatement of balance of proposed deleted words. Koch retracted statement requesting mutual indemnity. Balance agreed. Insertion of words “without prior agreement of the contractor” at the end of subclause (ii).
Clause 4.4.2.3 — Agreed
Clause 4.4.3 — Agreed
Clause 4.4.4 — Agreed
Clause 4.5.1.5 — Agreed to deletion of the words “whether” and “or otherwise”.
Clause 4.5.2.1 — Agreed
Clause 4.5.2.5 — Agreed
Clause 4.5.3.5 — Agreed
Clause 4.5.5.1 — Agreed
Clause 4.5.6.3 — Agreed
Clause 4.5.9.1 — Agreed with latest statement from Koch dated 5-Jun 09. Add part proposed by Koch to end of definition of “standards”.
Clause 4.6 — Agreed
Clause 4.7 — Commencement of Autoclave Operation is defined as introduction of Oxygen into the Autoclave, Whilst at Operating temperature and pressure. Koch handed over revised proposed clause for review. Agreed to incorporate agreed addition from MOPU-1010 Clause 13, 5 June 09 comment, “Should the Seller...”. Change 14 days to 30 days. LGL proposed that a “rolling DLP”

MINUTES OF POST TENDER MEETING #4	PAGE 4
WORK PACKAGE MOPU-1010 & MOPU-0035	9th and 10th June, 2009
apply to areas that have undergone a “re-design”. Koch has in principle agreed to this, and will respond to LGL’s proposed mark up on the hand written note.
Clause 4.8 — Agreed
Clause 4.10 — Limitation of Liability — Koch provided a revised clause by hard copy note. LGL reviewed and advised that LGL will advise as to its position by 12 noon Thursday 11th June.
Section 5 Appendices —
Form 5/B — Bank Guarantee — Koch provided a revised B/G by hard copy note. LGL marked up the proposed form, and Koch advised that they will have to get advice from head office.
LGL requested Koch to advise which forms they take exception with?
Form 5/O — Deed of release — refer clause 4.2.13 as discussed above. Koch advised that the deletion as requested by LGL remains.
Clause 6.5.1 — Include cost of travel of Brisbane to Cairns as previously requested. LGL noted that travel time is to be included to Lihir, and must have been included in proposal to date. Koch confirmed that travel time was included. LGL to cover costs of air fares to site only, over and above lump sum prices offered by Koch.
Clause 6.7 — New special condition to be created in accordance with requirements outlined by Koch on 5 June response.
Clause 6.8 — New special condition to be created in accordance with requirements outlined by Koch on 5 June response.
Clause 6.9 — New special condition to be created in accordance with requirements outlined by Koch on 5 June response. Koch to supply containers and to ensure that containers are filled with ice and potable water prior to leaving the camp each day.
Clause 6.10 — New special condition to be created in accordance with requirements outlined by Koch on 5 June response.
Clause 6.17.1.1 — Agree to delete
Clause 6.17.1.2 — Agreed to value of insurance to be equivalent to the value of each Contract.
Clause 6.17.1.3 — for MOPU-0063, change sub-clause (b) to reflect Malaysian base. LGL requested Koch to confirm that all the requirements of the Workers Compensation clause are covered. Koch to advise.
Clause 6.17.1.4 — Koch confirmed that they have allowed to insure their own plant.
Clause 6.17.1.5 — PI Insurance not applicable under contracts MOPU-0035 and MOPU-0063, but will be applicable to MOPU-1010 as discussed earlier in this meeting.
Tender Forms
LGL handed over marked up copies of Koch’s MOPU-0035 and MOPU-0063 tender forms. LGL requested Koch to reinstate “progress claims ...” statement on form 10/A. Milestone payment information can remain. LGL requested Koch to remove the information currently on 10/B sheet 1, and insert the option pricing as per their offer. LGL requested Koch to strikethrough supervisory statement on 10/B Sheet 2. LGL noted that most of the items listed should be classified as small tools, Koch to review this form (10/B sheet 3). LGL requested Koch to align the 10/D form with scheduling, and comment regarding other contracts to be removed. LGL requested clarification of roster/rotation.
LGL to clarify medical facilities at the workshop in Melaka facility.
Koch to complete Appendix 3 forms as marked up by LGL. Essentially same comments for MOPU-0063 as notes handed over for MOPU-0035.
Commercial considerations as noted in 30th April proposal, and response to LGL’s question 5 in email dated 24th May, 09. “Applicable taxes” to be clarified by koch.

MINUTES OF POST TENDER MEETING #4	PAGE 5
WORK PACKAGE MOPU-1010 & MOPU-0035	9th and 10th June, 2009
Closing
Submission of all information from Koch by Wednesday 5pm 17th June, 2009.
LGL can accept the provided Koch schedule as an interim schedule, until further advice from LGL, for the purposes of the Contracts. Adjustments will be made based on LGL’s refined schedule taking cognisance of Koch’s advice that the completed brick lining should not be left too long before the autoclave is put into operation.
LGL advised Koch to submit final version of all forms, and final proposal.
LGL indicated that all should progress with award documentation, subject to receipt of all outstanding correctly completed information, within 2 weeks.
The meeting closed at: 4:30PM on 9th June, and 4:00pm on 10th June.

Minutes Recorded	Minutes accepted
for and On Behalf of	For and On Behalf of
LGL	Koch

Date: 10/06/09	Date:

MINUTES OF POST TENDER MEETING #3	PAGE 1
WORK PACKAGE MOPU-1010 & MOPU-0035	03/06/2009
MINUTES OF MEETING

MEETING TYPE:	POST TENDER MEETING #3
WORK PACKAGE MOPU-1010 & MOPU-0035

TENDERER:	Koch Australia Pty Limited

DATE:	3rdJune 2009

VENUE:	LSA Corporate Office, Brisbane

ATTENDEES:	LGL	Contractor (Koch)
Meeting opened 08:00 am.
Unless otherwise stated, Koch Australia Pty Limited shall mean Koch.
MOPU-1010:
3 — Agreed
5 — Agreed to 2 off B/G’s. LGL accepts 30 days in lieu of 14 days to organise B/G’s. Koch to advise if they accept 12mths or 18mths, whichever is longer, for the Defects Liability period.
First B/G submitted at start of this contract for delivery, the second B/G (for DLP) to be submitted prior to final payment for this contract. This will be applicable to the B/G’s required for each of the contracts.
7 — Agreed
10 — Previously agreed, however, Koch added two new terms.
New Clause “Payment default” — LGL requested Koch to define clearly the words “properly due and owing”. LGL requested that Koch strikeout the last sentence.
New clause “Credit Terms” — LGL also requested this be deleted. The words “in Contractor’s judgement” are not acceptable to LGL.
11 — Agreed
12 — Agreed
13 — 12mths from startup, or 18 months from practical completion, whichever is the longer. Koch suggests that it needs to be whichever comes first. Koch to ask the question. Also LGL to consider and advise. Koch advised that they do not accept “...Seller accepts...” clause. LGL requires this clause as the clause proposed by Koch does not have any stipulations on what occurs if Koch does not attend within 30 days. LGL accepts that 14 days can be changed to 30 days.
14 — Agreed
15 and 16 — LGL requested Koch to advise if the “Comprehensive General Liability Insurance” includes product liability cover. LGL suggested that the value of the Product and Public liability insurance coverage be at least the value of the PO, and also with the PI Insurance. The period of insurance cover for PI Insurance cover should be six years in line with the statute of limitation. Please confirm LGL note with respect to clause 15.4, dated 13 May 09. LGL’s non acceptance of clause 16.1 and 16.2 changes proposed by Koch was noted, with Koch to clarify. Clarifications from Koch regarding MOPU-0035 and MOPU-0063 insurances are noted.

MINUTES OF POST TENDER MEETING #3	PAGE 2
WORK PACKAGE MOPU-1010 & MOPU-0035	03/06/2009
19 — Koch’s insertion of the word “reasonable” is not acceptable to LGL. Koch to advise if the deletion of this word is acceptable to them, as required by LGL. LGL requested the words “or in any other country” be reinstated.
22 — Agreed
23 — LGL agrees to 8 years time limit on the confidential information.
26 — LGL accepts Koch’s statement in paragraph one of Koch’s 1 June 09 response. LGL accepts that the certified drawings being tied to LD’s requirements can be waived, subject to the milestone payment for drawings being on submission of final certified drawings, i.e. having been through the review process. LGL will endeavour to return reviewed drawings to Koch within 14 days.
27 — The Koch / Baker Mckenzie meeting described by Koch as taking place on 2nd June did not take place. Koch requested this be deferred, with response by Tuesday 9th June.
28 — Agreed
31 — Agreed, however, LGL requests the addition of “which shall not be unreasonably withheld” to the words. Koch accepted this addition.
32 — Agreed
34 — Agreed
Previously agreed that Service order terms and conditions not required, as this work is under MOPU-0035 and MOPU-0063 packages.
Proforma Bank guarantee proposed by Koch on 1 June 09:
The proposed amendments to the B/G are not acceptable to LGL. Koch to discuss and advise proposed path forward.
MOPU-0035 and MOPU-0063:
LGL asked how things are progressing with respect of these items. It was acknowledged that these two packages would be addressed by COB Friday 5th June, 2009.
Koch advised that the validity period on the offer has been extended. Date TBA. LGL queried the price for the titanium components. Kock indicated that indications from its potential suppliers was that the quoted prices would stand. LGL noted that it had heard that there had been a drop in the metal supply cost.
The meeting closed at: 11:00am

Minutes Recorded	Minutes accepted
for and On Behalf of	For and On Behalf of
LGL	Koch

Date: 03/06/09	Date:
Next meeting: Tuesday 9 June 2009 at 1:00 p.m. Kock advised that Ahmed Zamin, Vice President Sales would be in attendance at this meeting and any required subsequent meetings next week progress the negotiations.

MINUTES OF POST TENDER MEETING #2	PAGE 1
WORK PACKAGE MOPU-0035 & MOPU-1010	01/04/2009
MINUTES OF MEETING

MEETING TYPE:	POST TENDER MEETING #2
WORK PACKAGE MOPU-0035 & MOPU-1010

TENDERER:	Koch Australia Pty Limited

DATE:	1st April 2009

VENUE:	LSA Corporate Office, Brisbane

ATTENDEES:	LGL	Contractor (Koch)
Meeting opened 07:00 am.
Unless otherwise stated, Koch Australia Pty Limited shall mean Koch: Koch subcontractor, York Forter, is referenced in these minutes by YF.
1.	Price Basis Discussion:

Price basis for below prices includes Lining system, ex works, with installation, no freight.

for March; made up of the following components: 1.2, 1.7, 0.4, 3.6 for January, difference — Koch advised that the January proposal made incorrect statement with regard to End date of September 2011, compared with 2010. Koch reported that YF quote was to 2010, not 2011 as erroneously stated. YF reported that the cost increase between March offer and Jan number relates to labour cost differences.

LGL stated that it did not accept this statement, as 2011 date was included in the November submission (York Forter attachment to Koch’s tender). Koch to confirm the price basis is to September 2011, with pricing to compare with January submission, not increased cost as proposed within the March proposal.

Koch informed the meeting that the Brick lining installation is YF’s scope, Pyroflex is Koch’s installation. figure includes Koch’s installation, utilising light gauge scaffold and utilisation of local labour, with W.E. Smiths assistance in sourcing this labour. Pyroflex installation is now included within MOPU-1010.

LGL requested that Kock resubmit their quotation to clearly reflect the above noted pricing structure.

2.	Visa / Work Permits Proposal:

Koch reported that it would be around per person. Proposal will be sent to LGL. Approximately 40 persons will require visa’s. This will include Malaysia component as well. Approx 5 – 6 for Malaysia, balance for PNG.

LGL informed Koch that it would be required to have PNG Foreign company registration and certification. Details of the government website were provided to Koch for their information and consideration. (I can’t find the e-mail with the web address -we should insert the address here for completeness)

MINUTES OF POST TENDER MEETING #2	PAGE 2
WORK PACKAGE MOPU-0035 & MOPU-1010	01/04/2009
3.	Titanium:

Koch informed the meeting that five vendors provided pricing for Koch’s proposal, and they all stated that pricing offered had been on the down swing at the time of the original quote, and could not be reduced any further. The validity period can be extended, Koch to confirm new validity period.

Koch offered for LGL to purchase Ti directly. LGL advised Koch that at this point in time, the Ti would remain in Koch’s scope.

4.	Payment Milestones:

MOPU-1010:

LGL agreed to the proposed amendment to the MOPU-1010 payment milestone schedule, as noted in red above.

MOPU-0035

Koch advised that the proposed schedule for MOPU-0035 is acceptable.

5.	Drawings:

Autoclave building elevation drawings to be issued to Koch for information purposes.

MINUTES OF POST TENDER MEETING #2	PAGE 3
WORK PACKAGE MOPU-0035 & MOPU-1010	01/04/2009
6.	Email 26/3/09 (further questions / clarifications) Discussion:
1.	Single mob / demob
•	Price includes allowance for personnel mob / demob

•	It is LGL’s intention for the work to carry on through Easter, should the schedule of works fall at this time. Kock to confirm this is included in their price

•	LGL may include Christmas break

•	Kock advised that a Christmas break is not included in their price as reflected in their proposed schedule. However a Christmas break would not include a full mob / demob, only personnel

•	Key dates from LGL’s schedule will be provided to Koch, once available
2.	Pyroflex installation- utilisation of rollers
•	No benefit to be had by utilising rollers

•	Koch will not utilise rollers
3.	Tender Validity
•	Koch to advise revised validity period
4.	Contract start / documents
•	LoA taking 0035 as an example, creates contract b/w parties, represented by everything we have done collectively to come to that point, LoA wording mirrors that of that in the documents.

•	Instrument of Agreement is the covering note for contract. The contract will include the LoA.

•	Koch advised that their legal review had not been complete, and suggested a “wholesale” review of the documentation. LGL advised that this was not acceptable and would take an extended period of time to sort through.

•	Koch requested that some form of commitment be made between LGL and Koch such as a Letter of Intent. LGL advised that it would not make a commitment.

•	LGL need to know exactly what Koch disagree with in terms of the commercial terms and conditions prior to advancing any further. LGL requested Koch to continue with the contract negotiations, in order to be further considered in this process, as LGL consider the commercial aspects of Koch’s offer to be equally important as the technical aspects and that until LGL know the full extent of Koch’s requested changes to the terms and conditions they will be unable to progress towards any potential award. LGL advised that they will respond to Kock’s latest version of the departures matrix for both MOPU-0035 and MOPU-1010 within a couple of days and requested that Koch expedite their further response to this.
5.	Sheet 10/B Sheet 1, Agreed that this form was not applicable now.

6.	Sheet 10/B Sheet 2, typo with hourly rates, should be daily rates.

7.	Schedule to be revised

8.	Malaysian installation will be a third contract; LGL consider the form of contract will be as per MOPU-0035, with some variation to allow for Malaysian basis, in lieu of PNG basis. Koch to provide breakout pricing for the Pyroflex supply and installation, for LGL’s consideration. Koch to re-submit pricing for correct split between proposed contracts
7.	Email 25/3/09 (post tender meeting deliverables) Discussion:
1.	Insurances must comply with the requirements of the PNG insurance act, with risks based in PNG, to be insured by PNG based insurer, unless an exemption is obtained.

2.	Pyroflex pricing breakdown to be provided by Koch.

3.	Ti Price confirmed as CIF Brisbane.

4.	Price basis from YF to be reviewed by Koch.
8.	Post Meeting Note
LGL has recently been advised that for work carried out in PNG (MOPU-0035), LGL is obligated to make the payment in PNG Kina, regardless of the currency of the contract.

MINUTES OF POST TENDER MEETING #2	PAGE 4
WORK PACKAGE MOPU-0035 & MOPU-1010	01/04/2009
The meeting closed at: 09:05am

Minutes Recorded	Minutes accepted
for and On Behalf of	For and On Behalf of
LGL	Koch

Date: 01/04/09	Date:

MINUTES OF POST TENDER MEETING	PAGE 1
WORK PACKAGE MOPU-0035	19/2/2009
MINUTES OF MEETING

MEETING TYPE:	POST TENDER MEETING
WORK PACKAGE MOPU-0035

TENDERER:	Koch Australia Pty Limited

DATE:	19th February 2009

VENUE:	Lihir Island Operations

ATTENDEES:	LGL	Contractor (Koch)
Meeting opened 10:20am.
Unless otherwise stated, Koch Australia Pty Limited shall mean Koch. Koch also had a major sub-contractor in attendance, York Forter, referenced in these minutes by YF.
LGL confirmed that the post tender meeting would generally follow the draft agenda as outlined in Appendix 3/M of Volume 3A of the Tender Documents.
1.	Safety and Environment

Discuss the Koch’s submission in accordance with clause 2.5.4 (m) of the Tender document.
o	To be submitted by Koch (for both Koch & YF)
2.	Tender Form 3/A — Notices of Explanation: LGL advised that there were three Notices of Explanation issued during the Tender period.
o	MOPU-0035-L Invitation to Tender — Autoclave Internal Equipment — Installation — Notice to Tenderer’s #1 (Issued 8/11/08)

o	MOPU-0035-L Invitation to Tender - Autoclave Internal Equipment Installation — Notice to Tenderer’s #2 (Issued 13/11/08)

o	MOPU-0035-L Invitation to Tender - Autoclave Internal Equipment Installation — Notice to Tenderer’s #3 (Issued 26/11/08)
Koch confirmed that it had included all of these Notices.
3.	Tender form 3/B — Addendum: LGL advised that there were no Addendum (a) issued during the Tender period.

4.	Tender Form 3/C — Tender Form: LGL asked if this form had been submitted in accordance with Clause 2.5.2 of the Conditions of Tendering. Koch to submit the form, with appropriate signatory.

MINUTES OF POST TENDER MEETING	PAGE 2
WORK PACKAGE MOPU-0035	19/2/2009
Koch confirmed that their Tender Price as , and needs to have the installation of the Pyroflex removed and added to the supply contract MOPU-1010. The Tender Price has a mjor component of at an exchange rate of to

Koch confirmed that their Tender Price was based upon an Award date of 31st March, 2009 and a latest practical completion date of 30th September, 2011 and complied with LGL’s nominated key dates. YF noted that their annual wage increases occur at the end of September each year.

5.	Tender Form 3/D — Interrelationship of Corporations:

LGL advised that the form as submitted was acceptable as submitted, but needs to be signed and resubmitted.

6.	Tender Form 3/E — Deed of Guarantee, Undertaking and Substitution: LGL advised that if Koch were awarded this Contract that a Deed of Guarantee, Undertaking and Substitution would be required. Koch to sign and resubmit this form.

7.	Tender Form 3/F — Departures From Specifications and Tender Documents: LGL requested Koch to confirm that there were no other departures from Specifications and Tender Documents than as detailed on this form.

Koch confirmed that there were no other departures, apart from those noted within the submission. Koch to sign and resubmit this form.
o	Hole watch personnel and vessel entry control by LGL — noted

o	Dedicated materials handling equipment by LGL — noted. YF noted that a crane may not be required full time, if works scheduled well. Driver allocated for the forklift by YF.

o	Crews will have free and clear access to vessel, etc — Agreed

o	Monitoring included by Koch — agreed

o	Weatherproof or roofed structure required to be in place -Agreed

o	Fan cooling to autoclave required by Koch, supplied by LGL -Agreed. Koch noted that this is both internal and external cooling.

o	Office trailer / crib room / tool crib not provided by Koch (contrary to written submission) — noted
o	YF stipulated requirement of space for 4 office staff, 1 phone line, fax line

o	Crib room space for 20 personnel — air con, fridge

o	Tool crib included in YF scope, supplied to Brisbane.

o	Covered storage space — YF noted will require a 12 x 6m space.
o	YF working hours — 12 hours days, 13 day fortnight. Every second Sunday noted included. RDO’s banked by YF, so that no days off apart from every second Sunday. Rotation of every 28 days — noted

MINUTES OF POST TENDER MEETING	PAGE 3
WORK PACKAGE MOPU-0035	19/2/2009
o	Owner shall maintain utilities, ablutions, etc -Agreed.

o	Water usage — equipment washdown (not potable), drinking water (potable). Agreed

o	415 and 240V supplied by LGL — Agreed

o	Removal and replacement of covers — by others — Agreed

o	No piping to be connected to Autoclave — agreed

o	Access to Emergency crews 24 hrs per day to be provided by LGL — agreed

o	Protection from process fumes — agreed

o	Disposal of lead mortar — by LGL — agreed

o	YF letter 22nd Nov — Page 2
o	Additional line items costs — noted

o	Koch includes Ti wall installation (although excluded by YF)

o	Installation of scaffold is included in both cases

o	Laundering facility - decontamination area required by YF — noted

o	YF get workers compensation whilst in PNG

o	Koch also requires this PNG workers compensation

o	Only allowed 2 hrs for inductions. LGL clarified post meeting, that up to 3 inductions may be required, taking 2 days in total.

o	Clause 37 — LGL takes issue with this clause (specifically “should company be divested, order would be immediately terminated”) — noted

o	Clause 38 — needs to be mutual determination, not YF determination.
8.	Tender Form 3/G — Key Personnel:

Koch confirmed that those personnel nominated on this Tender form would be fully available for this Work Package, however was unable to nominate specific XX and XX personnel at this time.

Koch would assign a project manager (probably), who would be primary point of contact would report to KB. Mason superintendent on site (4/5 available with 20+ years experience).

Koch designated Project Manager would be authorised to accept documents or notices from LGL, price extra work, and correspond with LGL in relation to financial and confidential matters.

Koch to sign and resubmit this form.

9.	Tender Form 3/H — List of Current Projects:

LGL noted that Koch had several current projects in progress, and asked how this would affect this Work Package if awarded to Koch. Koch advised that most projects turn over in 6 -12 months, and that there is only one project that may overlap with the LGL projects. YF advised that they have no issues with placement of personnel on site.

LGL noted these statements.

Koch to sign and resubmit this form.

MINUTES OF POST TENDER MEETING	PAGE 4
WORK PACKAGE MOPU-0035	19/2/2009
10.	Tender Form 3/I — Wages, Allowances and Employment Conditions:

LGL confirmed that the site working hours were 24 per day. Koch confirmed that its price was based upon working 12 hrs / day, 13 days per fortnight.

Koch confirmed it had allowed an R&R roster of 28 days on, 7 days off (including travel).

LGL stated that rostered time off site for personnel must be staggered to ensure a smooth continuity of work on site. Koch agreed to do this.

Koch confirmed that it had not allowed to provide crib huts in accordance with all relevant requirements.

LGL advised that toilet facilities would be provided for the use by the Contractor.

Koch confirmed that it had not allowed to transport all personnel from the camp to and from the site on a daily basis as this is to be provided by LGL. LGL agreed. Koch confirmed it had allowed to mobilise and demobilise all personnel from their point of hire accordingly in its Tender price.

Koch confirmed that suitable vehicles would not be provided for transportation of site personnel. LGL to supply bus service.

Koch to sign and resubmit this form.

11.	Tender Form 3/J Sheets 1 and 2 — Tenderer’s Plant and Equipment:

LGL asked Koch to advise the meeting what items of plant it would mobilise to site if awarded this work package.

Koch advised that they had allowed the plant as detailed in its Tender form 10/B sheet 3 of 3. Provide details of relevant equipment to be supplied Koch, utilising sheet Appendix 3/J.

Koch confirmed they had made all allowances in its Tender Price to transport all necessary equipment and materials to and from Brisbane.

LGL advised that all Contractors on site will be required to be self sufficient and that no small tools or consumables would be available from LGL’s warehouse. Koch confirmed their understanding of this.

Koch to sign and resubmit these forms.

12.	Tender Form 3/K — Work to be Subcontracted:

LGL requested Koch to advise the meeting if they intended to subcontract any portion of the work.

Koch advised that York Forter would be sub contracted for the lining installation, and Koch Knight LLC for the supply of the bricks.

Titanium supplier to be determined — noted.

Koch to sign and resubmit this form.

13.	Tender Form 3/L — Cash Flow Programme:

LGL advised the meeting that a revised cash flow programme shall be submitted [signed] once agreement on milestone payment schedule has been reached.

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WORK PACKAGE MOPU-0035	19/2/2009
14.	Tender Form 10/A — Components of Tender Price:

LGL advised that this form was acceptable as submitted.

LGL advised that this form would have to be resubmitted [signed] to reflect any changes in Koch’s price arising out of this meeting (including the removal of the installation of the Pyroflex from this contract).

15.	Tender Form 10/B: Rates for Dayworks and Variation:

Sheet 1 of 3: LGL advised that the sheet was incomplete. Koch to submit completed form.

Sheet 2 of 3: LGL advised the rates were unacceptable. Rates to be provided.

Sheet 3 of 3: LGL asked Koch if the rates included operators where applicable? Koch advised rates are not applicable to these equipment items.

LGL advised the rates were unacceptable. Koch to resubmit form. Koch to resubmit all three forms as above and signed.

16.	Tender Form 10/C — Tender Schedule:

Koch confirmed that their Tender Schedule was based upon an award date of 31st March, 2009 and with the latest practical completion of 30th September 2011, and complied with all other nominated key dates within the documents.

LGL reiterated it intent to review progress and any possible claims only under the auspices of Clause 4.2.4 “Progress and Programming of the Works”. LGL further stated that any claims that were not presented within the procedures laid down in this Clause would be rejected by LGL. Koch confirmed their understanding and agreement with this.

Kock to resubmit their signed schedule once LGL advised their schedule.

17.	Tender Form 10/D — Projected Weekly Manpower:

LGL advised the form was unacceptable as submitted. LGL requested Koch to update from from meeting discussions and resubmit a signed form.

18.	Quality Control Procedures:

LGL requested details of the quality control procedures that Koch would implement if they were awarded this Work Package:

Koch advised: Koch to submit Quality program for LGL’s consideration, including York Forter works and Koch’s works. These are to be submitted by date in point 26 below.

19.	Confirmation of Site Inspection:

Koch confirmed that it had not inspected the site.

Koch to confirm post meeting that it had fully informed itself in accordance with Clause 2.3 “Tenderer to Inform Itself”.

20.	Insurances:

Not discussed, as it is currently under negotaiton as part of the terms and conditions negotations.

21.	Financial Considerations:

Not discussed, as it is currently under negotaiton as part of the terms and conditions negotations.

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WORK PACKAGE MOPU-0035	19/2/2009
22.	Tender Letter:

The following items from Koch covering letter submitted with the Tender require clarification:

Clarification of tender letter points undertaken elsewhere in minutes.

23.	Specification / Scope of Work:

Specification and Scope of Work deviations were discussed elsewhere in meeting.

Tender schedule to be changed, in accordance with discussions.

Koch confirmed that it understood and had allowed for all Work required by the Tender Scope of Work, as amended today.

24.	Alternative Tender Submission:

Koch confirmed that it had not submitted any alternative tender submissions other than discussed herein.

25.	Other

LGL sent an email to dated 12th February for action by 17th February. Koch to confirm receipt of email, and to now respond by 4pm (Brisbane time), Thursday 26th February, 2009.

26.	Date for Resubmission of Information:

LGL requested that the following outstanding information be submitted by Thursday 26th February, 2009. Koch advised that it would do so.

Items for action are referenced in points 1, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, and 18.
The meeting closed at: 11.55am

Minutes Recorded	Minutes accepted
for and On Behalf of	For and On Behalf of
LGL	Koch

Date: 19/2/09	Date:

Proposed Project Schedule

Koch’s Drawing
Q-1270-C REV1 Revised